Exhibit 10.1

Execution Copy

SPROTT PRIVATE RESOURCE STREAMING AND ROYALTY (US COLLECTOR), L.P.

as Purchaser

and

SILVER VALLEY METALS CORP.

as Seller

and

BUNKER HILL MINING CORP.

as Parent Company

METALS PURCHASE AGREEMENT

Dated as of June 23, 2023

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

ARTICLE 2

PURCHASE AND SALE

ARTICLE 3

DEPOSIT

Section 3.1	Deposit	32
Section 3.2	Closing Date Deliveries	32
Section 3.3	Use of Deposit	34
Section 3.4	Buy Back Option	34

ARTICLE 4

TERM

Section 4.1	Term	35
Section 4.2	Uncredited Deposit	35
Section 4.3	Conversion to Royalty	35

ARTICLE 5

REPORTING; BOOKS AND RECORDS

ARTICLE 6

COVENANTS

Section 6.1	Conduct of Operations	42
Section 6.2	Processing/Commingling	43
Section 6.3	Preservation of Corporate Existence	44
Section 6.4	Insurance	44

( i )

ARTICLE 7

GUARANTEES AND SECURITY

Section 7.1	Guarantee	48
Section 7.2	Security.	51

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Section 8.1	Representations and Warranties of Seller MPA Entities	52
Section 8.2	Representations and Warranties of Purchaser	52
Section 8.3	Survival of Representations and Warranties	52
Section 8.4	Knowledge	52

ARTICLE 9

DEFAULTS AND DISPUTES

ARTICLE 10

ADDITIONAL PAYMENT TERMS

( ii )

ARTICLE 11

GENERAL

ADDENDA

Schedule A MAPS AND LEGAL DESCRIPTION OF MINE
Schedule B DESCRIPTION OF MINING RIGHTS
Schedule C REPRESENTATIONS AND WARRANTIES OF THE SELLER MPA ENTITIES
Schedule D REPRESENTATIONS AND WARRANTIES OF PURCHASER
Schedule E STREAM NPV PRINCIPLES AND ASSUMPTIONS
Schedule F PERMITTED ENCUMBRANCES
Schedule G USES

( iii )

METALS PURCHASE AGREEMENT

THIS METALS PURCHASE AGREEMENT dated as of June 23, 2023 (the “Effective Date”) between Sprott Private Resource Streaming and Royalty (US Collector) LP. a limited partnership formed and existing under the laws of Delaware, as agent for the Sprott Stream Parties, as purchaser, SILVER VALLEY METALS CORP., a corporation incorporated and existing under the laws of Idaho, as seller, and BUNKER HILL MINING CORP., a corporation incorporated and existing under the laws of Nevada, as parent company.

RECITALS:

A.	Seller is a wholly-owned subsidiary of BHMC;

B.	Seller is the legal and beneficial owner of the Mining Properties and the other Project Assets;

C.	Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, an amount of Refined Silver equal to the Silver Equivalent of Payable Metals, subject to and in accordance with the terms and conditions of this Agreement;

D.	BHMC has agreed to guarantee the payment and performance of all of the covenants and obligations of Seller under this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1	Definitions

In this Agreement including the recitals hereto:

“Acquiror” has the meaning set out in the definition of “Change of Control”.

“Additional Amounts” has the meaning set out in Section 10.2(1).

“Affiliate” means, in relation to any Person, any other Person controlling, controlled by, or under common control with such first mentioned Person.

“Agreement” means this metals purchase agreement and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Applicable Law” means any federal, provincial, state, local or municipal statute, law (including the common law), ordinance, rule having the force of law, regulation, by-law (zoning or otherwise) or order of any Governmental Authority or rule of any stock exchange or securities commission, applicable to a Person or any of its properties, assets, business or operations.

“Arbitration Rules” means the International Arbitration Rules of the International Centre for Dispute Resolution.

“Auditor’s Report” means a written report prepared by a national accounting firm in Canada or the US that is independent of the BHMC Group Entities and Purchaser, is mutually agreeable to the Parties and has experience and expertise in determining the quantity of silver, lead and zinc mined, produced, extracted or otherwise recovered from mining projects, which report determines at a minimum the number of Units of Payable Metals that Purchaser was entitled to have received pursuant to this Agreement in respect of any period in dispute.

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters.

“Base Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the United States. Each change in the Base Rate shall be effective from and including the date such change is publicly announced or quoted as being effective and shall be calculated on the basis of a 360 day year, as the case may be.

“BHMC” means Bunker Hill Mining Corp., a corporation incorporated under the laws of Nevada, and its successors and assigns.

“BHMC Guarantee” has the meaning set out in Section 7.1.

“BHMC Group Entities” means the Seller MPA Entities, and any successor to any of them, and each of their respective Affiliates and “BHMC Group Entity” means any one of them.

“BHMC Group Guarantees” has the meaning set out in Section 7.2(2).

“BHMC Group Guarantors” has the meaning set out in Section 7.2(2).

“Books and Records” means all books, records, invoices, data, documentation, weight, moisture and assay certificates, scientific and technical information, samples and other information relating to operations and activities with respect to the Mine, the Mining Properties, the Mineral Processing Facilities, and the mining, treatment, processing, milling, leaching, gravity, refining, concentrating and transportation of Minerals.

“Business Day” means any day, other than a Saturday, a Sunday, a statutory holiday or any day on which major banks are closed for business in Kellogg, Idaho or Toronto, Ontario.

“Buy Back Closing” has the meaning set out in Section 3.4(1).

“Buy Back Option” has the meaning set out in Section 3.4(1).

“CFADS” means, with respect to any period, an amount equal to:

(a)	revenue generated from the sale of production from the Mine during such period, less

(b)	the aggregate amount of all deliveries, payments and other obligations of Seller and BHMC under any stream, royalty or similar transaction with respect to production from the Mine due or owing in respect of such period including deliveries of Refined Silver under this Agreement and royalty payments under the Royalty, less

(c)	all operating expenditures of Seller and BHMC incurred during such period, less

(d)	all sustaining capital expenditures of Seller and BHMC incurred during such period, less

(e)	cash Taxes of Seller and BHMC owing during such period, less

(f)	all cash reclamation expenses of Seller and BHMC incurred during such period,

all calculated on a consolidated basis provided, however, that any operating expenditures, sustaining capital expenditures, cash Taxes or cash reclamation expenses of BHMC which do not relate to the Mine or the operations of Seller and which are or will be paid for out of revenues generated during such period from sources other than the Mine or operations of Seller, will be excluded from the calculation of CFADS.

“Change of Control” of a Person means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, Transfer or acquisition of voting shares, the result of which is that any other Person or group of other Persons acting jointly or in concert for purposes of such transaction (any such Person or group of Persons being referred to as the “Acquiror”): (i) becomes the beneficial owner, directly or indirectly, of 50% or more of the voting shares of such Person, measured by voting power rather than number of shares; or (ii)acquires control of such Person.

“Closing Date” has the meaning set out in Section 3.2.

“Collateral” means all property and assets (whether real, personal or other and including Equity Securities) of the Seller MPA Entities in which charges, mortgages or security interests are granted or purported to be granted pursuant to the Security Documents.

“Committed Financing” means the Financial Indebtedness referred to below:

(a)	any one of:

(i)	prior to the Target IRR Date, subordinated Financial Indebtedness of up to US$13,000,000, which is to be used solely for the purpose of funding cost overruns in relation to the development and construction of the Mine provided that (i) the terms, and identity of the provider(s), of such Financial Indebtedness are approved by Purchaser, acting reasonably and (ii) any such provider(s) shall have entered into a subordination agreement in favour of Purchaser on terms satisfactory to Purchaser; or

(ii)	subject to the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, offtake financing on terms and conditions satisfactory to Purchaser, acting reasonably; or

(iii)	the Debt Facility; and

(b)	other Financial Indebtedness consented to by Purchaser for the purpose of the Cost to Complete Test,

in each case, that is committed to be provided to Seller on terms and conditions that are not reasonably expected to result in a Material Adverse Effect and under which all conditions precedent necessary to draw down on such Financial Indebtedness have been satisfied or waived, other than (if then applicable) the advance of the Deposit.

“Completion” means, after such time as the Mine is operating, the achievement of positive operating cash flow (net of sustaining capital expenditures) of the Seller MPA Entities over a Fiscal Quarter, calculated on a consolidated basis and as at the end of such Fiscal Quarter in accordance with US GAAP and as recorded in the quarterly cash flow statement of the Seller MPA Entities.

“Consensus Pricing” means, with respect to the value of the Stream NPV or Forecast CFADS, as applicable, the forecasted metal prices for silver, lead and zinc and any other applicable metals (as of the date the value of the Stream NPV or Forecast CFADS is required to be determined in accordance with this Agreement):

(a)	those forecasted prices included in the most recent monthly “Consensus Commodity Price Estimates and Trading Comps” report prepared by or on behalf of Canadian Imperial Bank of Commerce, with an assumption that the furthest future price available at the time of the calculation continues indefinitely; and

(b)	if Canadian Imperial Bank of Commerce is no longer preparing the report referred to in above paragraph (a), the published Selected Commodity Analyst’s consensus annual future prices for silver, lead and zinc (with an assumption that the furthest future price available at the time of the calculation continues indefinitely) and where:

(i)	“Selected Commodity Analyst” means the division, group or entity of any of the following which is responsible for forecasting metal prices for silver, lead and zinc and any other applicable metals: Bank of America Merrill Lynch, BMO Capital Markets, Credit Suisse, Stifel GMP, Morgan Stanley, RBC Capital Markets, TD Securities and UBS Securities, provided that any of the foregoing that has not published forecasts for the applicable metal(s) prior to end of the last Fiscal Quarter shall be excluded with respect to such metal(s); and

(ii)	the reference to consensus prices shall be determined based on the most recent forecast published by such Persons.

“control” means the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a Person, whether by ownership of securities, by contract or otherwise (including by way of entitlement to nominate a majority of the directors of such entity); and “controls”, “controlling”, “controlled by” and “under common control with” have corresponding meanings.

“Converted Royalty” means the definitive agreement for a gross revenue royalty in respect of the sale of Minerals equal to the Converted Royalty Percentage of Gross Revenues (as defined in the Royalty) to be entered into by the Parties on substantially the same terms and conditions as the Royalty with necessary changes in detail.

“Converted Royalty Percentage” means an amount expressed as a percentage equal to the then applicable Stream Percentage multiplied by 0.8.

“Convertible Debentures” means, collectively, (i) the secured convertible debentures in the initial aggregate principal amount of US$6,000,000 issued on January 28, 2022 by BHMC and Seller to the holders thereof and convertible at the option of the holder into common shares in the capital of BHMC; as amended by the second omnibus amendment agreement dated as of June 17, 2022 and as the same may be further amended, amended and restated, modified, supplemented or replaced from time to time, and (ii) the series 2 secured convertible debentures in the aggregate principal amount of US$15,000,000 issued by BHMC and Seller on June 17, 2022 to the holders thereof and convertible at the option of the holder into common shares in the capital of BHMC, as the same may be amended, amended and restated, modified, supplemented or replaced from time to time.

“Cost to Complete” means, as at any date, the sum at such date of (i) Project Costs remaining to be paid by the Seller MPA Entities to construct and develop the Mine in accordance with the Project Financial Plan and for the Seller MPA Entities to achieve positive cash flow; plus (ii) all interest and principal repayments under Financial Indebtedness of the Seller MPA Entities (on a consolidated basis) due on or prior to completion of such construction and development and achievement.

“Cost to Complete Test” means, as of any date, the determination that as of such date

(a)	the Cost to Complete shall not exceed

(b)	the sum of (i) net working capital; plus (ii) reasonably projected operating cash flow of the Seller MPA Entities (on a consolidated basis) after deducting sustaining capital costs and taking into account the delivery obligations under this Agreement and payment obligations under the Royalty; plus (iii) the aggregate unpaid balance of the Deposit; plus (iv) the amount of any Committed Financing that remains available to be drawn down by the Seller MPA Entities;

and where the amounts in above paragraphs (a) and (b) are calculated with respect to the Seller MPA Entities on a consolidated and a pro forma basis.

“Debt Facility” means the credit facility in the principal amount of up to US$21,000,000 made available to BHMC, as borrower, by the Sprott Lenders pursuant to the Sprott Loan Agreement.

“Debtor Relief Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Bankruptcy Code of the United States, each as now and hereafter in effect, and any proceeding under applicable corporate law seeking a compromise or arrangement of any debts of the corporation, or a stay of proceedings to enforce any of the claims of the corporation’s creditors, and all other liquidation, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of Canada, the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deposit” has the meaning set out in Section 3.1, as such amount may be adjusted pursuant to Section 3.4.

“Disclosure Letter” means the letter of disclosure (including the schedules thereto) dated on the date hereof, executed by the Seller MPA Entities and delivered to Purchaser concurrently with this Agreement

“Dispute” means any and all questions, claims, controversies, or disputes arising out of or relating to the validity, construction, interpretation, meaning, performance, effect or breach of any one or more of this Agreement, or the rights and liabilities arising hereunder.

“Dispute Notice” has the meaning set out in Section 9.6(1).

“Distribution” means, with reference to a Seller MPA Entity, any of the following:

(a)	the retirement, redemption, retraction, purchase or other acquisition by such Person of any securities of such Person;

(b)	the declaration or payment by such Person of any dividend, return of capital or other distribution (in cash, securities or other property or otherwise) of, on or in respect of, any securities of such Person;

(c)	any other payment or distribution (in cash, securities or other property, or otherwise) by such Person of, on or in respect of, its securities or otherwise to its direct or indirect securityholders or their Affiliates;

(d)	any loan to, guarantee of obligations of, other credit support for, or investment in, its direct or indirect securityholders or their Affiliates;

(e)	any payment, directly or indirectly, by a Seller MPA Entity of any management fee paid or comparable payment to any Affiliate of any Seller MPA Entity or to any director or officer of any Seller MPA Entity or Affiliate of any Seller MPA Entity, or to any Person not dealing at arm’s length with any Seller MPA Entity or any Affiliate thereof, director or officer of any Seller MPA Entity, other than director fees or salary paid in the ordinary course to any director or officer;

(f)	any payment, directly or indirectly, by any Seller MPA Entity of indebtedness owing by the Seller MPA Entity to an Affiliate of the Seller MPA Entity by way of intercompany debt or otherwise; or

(g)	any payment, directly or indirectly, by any Seller MPA Entity of an amount which thereby becomes indebtedness owing by the recipient to any Seller MPA Entity.

“Effective Date” has the meaning set out in the preamble to this Agreement.

“Encumbrances” means any and all mortgages, charges, assignments, hypothecs, deeds of trust, pledges, security interests, royalty interests, liens, rights of reservation, right of reclamation and other encumbrances and adverse claims of every nature and kind that, in each case, secures payment of any Financial Indebtedness, liability, performance or obligation of any Person, whether registered or unregistered and whether arising under law or otherwise and whether perfected or otherwise.

“EPA Settlement Agreement” means the Consent Decree between the United States of America and Placer Mining Company, Inc., filed with the United States District Court District of Idaho on March 3, 2018 and approved on June 19, 2018 and the Settlement Agreement And Order On Consent For Response Action By Bunker Hill Mining Corp. between the EPA and Bunker Hill Mining Corp., dated as effective May 15, 2018 (EPA Region 10 CERCLA Docket No. 10-2017-0123), as amended by the First Amendment To The Settlement Agreement And Order On Consent For Response Action By Bunker Hill Mining Corp. between the EPA and Bunker Hill Mining Corp., dated as effective December 19, 2021, and any other amendments thereto.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Excluded Taxes” means, (a) with respect to Purchaser, income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by the jurisdiction under the Applicable Law of which such recipient is organized or in which its principal office is located, or (b) any Additional Amounts that would not be payable under Section 10.2(1) by virtue of the proviso at the end of that Section.

“Financial Assurances” has the same meaning as in the EPA Settlement Agreement.

“Financial Indebtedness” means:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, bills or other similar instruments;

(b)	all obligations, contingent or otherwise, relative to the face amount of all letters of credit or letters of guarantee, whether or not drawn, and banker’s acceptances issued for such Person’s account;

(c)	all obligations of such Person under any lease that is required to be classified and accounted for as a capital or finance lease for financial accounting purposes or under any synthetic lease, tax retention, operating lease or other lease that, in each case, has substantially the same economic effect as a conditional sale, title retention agreement or similar arrangement;

(d)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business);

(e)	all indebtedness of another Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, upon or in property owned by such Person, even if such Person has not assumed or become liable for the payment of such obligations or such obligations are limited in recourse;

(f)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(g)	all guarantees, indemnities and other obligations (contingent or otherwise) of such Person in respect of any responsibility or obligation of another Person; and

(h)	the net amount of all obligations of such Person (determined on a mark-to-market basis) under any Hedging Contracts.

“Financial Year” means, in relation to BHMC and Seller, its financial year commencing on January 1 of each calendar year and ending on December 31 of such calendar year.

“Fiscal Quarter” means a period of 3 consecutive months in each Financial Year of BHMC ending on March 31, June 30, September 30 and December 31 of such year.

“Forecast CFADS” means, with respect to any future period, an amount equal to:

(a)	projected revenue (based on Consensus Pricing) reasonably expected to be generated from the sale of production from the Mine during such period, less

(b)	the aggregate amount of all projected deliveries, payments and other obligations of Seller and BHMC under any stream, royalty or similar transaction with respect to production from the Mine due or owing in respect of such period including projected deliveries of Refined Silver under this Agreement and royalty payments under the Royalty, less

(c)	all projected operating expenditures of Seller and BHMC to be incurred during such period, less

(d)	all sustaining capital expenditures of Seller and BHMC to be incurred during such period; less

(e)	cash Taxes of Seller and BHMC to be incurred during such period, less

(f)	all cash reclamation expenses of Seller and BHMC to be incurred during such period,

all calculated on a consolidated basis and based on assumptions set forth in Schedule “E”, provided, however, that any operating expenditures, sustaining capital expenditures, cash Taxes or cash reclamation expenses of BHMC which do not relate to the Mine or the operations of Seller and which are or will be paid for out of revenues generated during such period from sources other than the Mine or operations of Seller, will be excluded from the calculation of Forecast CFADS.

“GGS Claims” means, collectively:

(a)	the Mining Rights and other rights and interests identified in Schedule “B” under the heading “GGS Claims” and any other Mining Rights, rights or interests forming part thereof from time to time; and

(b)	any present or future renewals, extensions, modifications, divisions, substitutions, amalgamations, successions, derivations, severances, conversions, demise to lease, renaming or variation of any of the Mining Rights or other rights and interests referenced in paragraph (a) of this definition.

“Good Practice Standards” means, in relation to the business of mining (including all relevant disciplines pertaining thereto, such as metallurgy, processing, engineering, environmental and governance matters, relations with community and indigenous peoples and other social matters), those policies, practices, methods and acts engaged in or approved by a Person which, in the conduct of such business, exercises that degree of safe and efficient practice, diligence, prudence, and foresight reasonably and ordinarily exercised and most commonly accepted by reputable, skilled and experienced operators engaged in the mining industry in the United States.

“Governmental Authority” means any international, state, provincial, federal, regional, territorial, municipal or local government, agency, department, ministry, authority, board, tribunal, commission, or official, including any such entity with power to tax, or exercise regulatory or administrative functions, or any court, arbitrator (public or private), stock exchange or securities commission or any rule-making entity having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing.

“Guarantees” means, collectively, the BHMC Guarantee and any and all BHMC Group Guarantees.

“Hedging Contracts” means any agreement relating to a transaction of a type commonly considered to be a derivative or hedging transaction or any combination of such transactions, in each case, whether relating to one or more commodities, currencies, interest, securities or other matters, including commodity futures trading, forward sale and/or purchase contracts, spot-deferred contracts, option contracts or trading, metals trading, precious metal loans, fixed price offtake agreements or other exchange, swap, forward, cap, collar, floor, option or other hedging or similar agreement or any combination thereof, or any other similar transactions.

“Hedging Obligations” means all liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by a Seller MPA Entity under, in connection with or pursuant to any and all Hedging Contracts.

“Indebtedness Currency” has the meaning set out in Section 10.6.

“Initial Term” has the meaning set out in Section 4.1.

“Insolvency Event” means, in respect of any Person, any one or more of the following events or circumstances whereby such Person (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, administration, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Debtor Relief Law, or (z) the entry of an order for relief or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) days, such Person fails to diligently and actively oppose such proceeding, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its properties and assets) occurs, (iv) passes a resolution or takes any other corporate action to authorize any of the above actions, or (v) suffers anything analogous or having a similar effect to an event or circumstance described in (i) to (iv) above.

“Judgment Currency” has the meaning set out in Section 10.6.

“LBMA” means the London Bullion Market Association or a successor market satisfactory to Purchaser.

“Lead Market Price” means, with respect to any day and with respect to each pound of Payable Lead, an amount equal to (i) the per tonne cash settlement price as quoted in US dollars by the LME for lead on such day or the immediately preceding trading day if such day is not a trading day; provided that, if for any reason the LME is no longer in operation or if the per tonne price of lead is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LME, the Lead Market Price shall be determined in the manner endorsed by the LME, failing which the Lead Market Price will be determined by reference to the per tonne price of lead on another commodity exchange satisfactory to Purchaser, acting reasonably; divided by (ii) 2,204.62.

“LME” means the London Metal Exchange or any successor exchange satisfactory to Purchaser.

“LME Warrants” means, in respect of Refined Lead, Refined Zinc or other refined metal, a bearer document of title recognized by the LME and representing Refined Lead, Refined Zinc or such other refined metal, as the case may be, held in a LME approved warehouse.

“Loan Life Coverage Ratio” means, with respect to the incurrence by any Seller MPA Entity of any proposed Financial Indebtedness, the ratio of A to B, where:

(a)	“A” is the net present value of Forecast CFADS over the term to maturity of the proposed Financial Indebtedness (calculated using a discount rate equal to the interest rate payable on such proposed Financial Indebtedness); and

(b)	“B” is the sum of (i) the aggregate principal amount of the proposed Financial Indebtedness, plus (ii) the aggregate principal amount of any outstanding Financial Indebtedness payable by, assumed by or guaranteed by any Seller MPA Entity during the term of the proposed Financial Indebtedness, on a consolidated basis that is not being refinanced by the proposed Financial Indebtedness. For greater certainty “B” shall exclude the projected deliveries of Refined Silver under this Agreement and royalty payments under the Royalty.

“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise), including any Taxes payable in respect thereof, including the value or change in value of past, current or future required or expected deliveries of silver, lead and zinc hereunder (including any decline in value of any silver, lead or zinc that is not delivered when due, net of any increase in value of any silver, lead or zinc during the same period), in connection with or in respect of any breach or default by the other Party.

“Material Adverse Effect” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects:

(a)	materially limits, restricts or impairs, or is reasonably likely to materially limit, restrict or impair (A) the condition, financial or otherwise, earnings, operations, assets, business affairs or business prospects of a Seller MPA Entity; (B) the ability of a Seller MPA Entity to perform its payment or other obligations under the Transaction Documents; (C) the development or operation of the Project substantially in accordance with the mine or development plan then in effect immediately prior to the occurrence of such event, occurrence, change or effect, (D) the legality, validity or enforceability of the Transaction Documents, or the rights and remedies available to Purchaser hereunder and thereunder;

(b)	causes or is reasonably likely to cause any significant decrease to expected silver, lead or zinc production from the Mining Properties based on the mine or development plan then in effect immediately prior to the occurrence of such event, occurrence, change or effect;

provided that (x) changes to commodity prices and (y) events, occurrences, changes or effects affecting operators of mining and processing facilities in the US similar to those related to the Project generally, which do not have a disproportionate effect on the Seller MPA Entities, shall not be a Material Adverse Effect or be taken into account in determining whether there has been or will be a Material Adverse Effect.

“Material Contracts” means any contract or agreement entered into by a BHMC Group Entity and that is material to the construction, development, operation or ownership of the Mine or that would have a Material Adverse Effect if it was terminated or suspended or any party thereto failed to perform its obligations thereunder, including: (i) any engineering, procurement and construction management agreement; (ii) the EPA Settlement Agreement; and (iii) the Teck Purchase Agreement or any other agreement for the purchase or lease of major mill and process components having an individual value of $1,000,000 or more.

“Materials” means any and all tailings, residues, waste rock, spoiled leach materials, bulk samples, and other materials.

“Maximum Hedging Exposure” means, with respect to any date and the proposed incurrence by any Seller MPA Entity of any Hedging Obligations to be secured by an Encumbrance over any Project Asset, secured Hedging Obligations in an amount not to exceed at any time:

(a)	50% of Total Security Exposure, less

(b)	the sum of (i) an amount equal to the Uncredited Deposit multiplied by 1.5; plus (ii) the aggregate principal amount of any outstanding Financial Indebtedness secured by an Encumbrance over any Project Asset; plus (iii) the amount of any Hedging Obligations under any existing Hedging Contract secured by an Encumbrance over any Project Asset;

where the amounts in paragraphs (a) and (b) are determined as of the date of incurrence of the proposed secured Hedging Obligation and provided that if the amount in (a) less the amount in (b) is negative, then the Maximum Hedging Exposure shall be deemed to be zero.

“Mine” means the Bunker Hill Mine located in Coeur D’Alene Mining District, in the cities of Kellogg and Wardner and in Shoshone County, Idaho USA, which is comprised of and covers, inter alia, the Mining Properties and the other Project Assets.

“Mineral Processing Facilities” means any crusher, mill, ore concentrator, processing plant, smelter, refinery or other processing facility to be developed, constructed, owned or operated by any BHMC Group Entity located on or near the Mining Properties and at which Minerals are processed.

“Minerals” means any and all metals, minerals and products or by-products thereof, including the Materials, of whatever kind and nature and in whatever form or state, in, under or upon the surface or subsurface of the Mining Properties (including ore, metals, precious metals, base metals, uranium, industrial minerals, concentrates, gems, diamonds, commercially valuable rock, and other minerals that are mined, excavated, extracted, recovered or otherwise produced from the Mining Properties and any ore, concentrates and other products resulting from the milling, processing or other beneficiation of such metals, minerals, products and by-products).

“Minimum Quantities” means, with respect to Payable Metals calculated by reference to Recovered Metals in each Offtaker Delivery and delivered to Purchaser in the form of Refined Silver equivalents hereunder:

(a)	Recovered Silver, 1.155 million ounces of Payable Silver;

(b)	Recovered Lead, 40.425 million pounds of Payable Lead, and

(c)	Recovered Zinc, 63.525 million pounds of Payable Zinc;

provided, however that upon the closing of the Buy Back Option, the Minimum Quantities thereafter shall equal (i) the Minimum Quantities otherwise calculated hereunder less any Payable Metals delivered to Purchaser in the form of Refined Silver equivalents hereunder on or before the closing of the Buy Back Option; multiplied by (ii) 50%. For greater certainty, the Minimum Quantities shall be determined for each Payable Metal individually.

“Mining Properties” means, collectively:

(a)	the Mining Rights and other rights and interests described in Schedule “B” under the heading “Description of Mining Rights” and any other Mining Rights, rights or interests forming part thereof from time to time whether now owned or hereafter acquired; and;

(b)	any present or future renewals, extensions, modifications, divisions, substitutions, amalgamations, successions, derivations, severances, conversions, demise to lease, renaming or variation of any of the Mining Rights or other rights and interests referenced in paragraph (a) of this definition.

“Mining Rights” means any mining claims, mining leases, mineral claims, mining concessions, mineral concessions, exploration permits or licenses, mining licenses, forms of mineral tenure or other rights to Minerals or to access and work upon lands, such as ownership and ancillary rights, surface rights, leasing agreements, lands temporal occupation agreements or otherwise, for the purpose of exploring, exploiting or benefiting Minerals, under the terms of Applicable Laws, whether contractual, statutory or otherwise, or any interest therein whether now owned or hereafter acquired. “Mining Rights” includes any amendments, relocations, adjustments, resurvey, additional locations, consolidation, derived rights or conversions of, or any renewal, replacement, amendment or other modification or extensions of any of the foregoing.

“Monthly Construction Report” means a written report in relation to each calendar month with respect to the Project to be prepared by or on behalf of Seller for each month until Completion is achieved, which shall include all of the information contained in the monthly reports prepared and provided to the board of directors of BHMC with respect to the Project and, to the extent not contained in such reports, will also contain for such month a full description of the activity and capital spend at the Project including but not limited to:

(a)	S curves;

(b)	a breakdown of actual Project Costs incurred compared to budgeted Project Costs;

(c)	Project Costs remaining to be spent, actual Project Costs incurred but not yet paid, capital remaining to cover Project Costs incurred and not yet paid and an estimate of Project Costs remaining to be incurred;

(d)	the percentage completion (both on a funding and time basis) compared to the Project Financial Plan of the critical path milestones of construction with details and explanations of any delays;

(e)	the then anticipated date of Completion;

(f)	a listing of all contracts entered into and values and timeframes compared to budget;

(g)	status of Authorizations required to operate the Mine;

(h)	details of personnel including number of people hired, number of employees and contractors on site, in each case, compared to budget;

(i)	material violations of Seller’s obligations under the Authorizations or the EPA Settlement Agreement or any other associated environmental or community-related commitments;

(j)	a report on occupational health and safety status and issues including the occurrence and outcome of Mine Safety and Health Administration (Idaho) inspections;

(k)	a report on any Encumbrances, other than Permitted Encumbrances, placed on the Collateral and having an individual value of greater than US$500,000.

“Monthly Report” means a written report in relation to each calendar month with respect to the Mine to be prepared by or on behalf of Seller for each month following the first shipment of Minerals to a Processor, which shall include all of the information contained in the monthly reports prepared and provided to the board of directors of BHMC with respect to the Mine (except to the extent that such information is contained in the Monthly Construction Report being provided to Purchaser for the month in question) and, to the extent not contained in such reports, will also contain for such month and the ensuing months forecasted until the end of the fiscal year for the Mine:

(a)	estimated tonnes of mined ore (including ore, low-grade ore and waste), and estimated mined silver, zinc and lead grades;

(b)	estimated tonnes of stockpiled ore and estimated silver, zinc and lead grades and waste;

(c)	tonnes of Minerals processed and all other minerals processed, and resulting dry concentrates from the Mineral Processing Facilities or other processing facilities together with corresponding recovery percentages for silver, zinc and lead and silver, zinc and lead grades and, if applicable, doré weight (and, with respect to doré, estimated silver content);

(d)	if applicable, estimated tonnes of concentrates produced during such month, but not delivered to a Processor by the end of such month, and inventory of concentrates at the end of such month;

(e)	the aggregate number of ounces of Refined Silver and the aggregate number of tonnes of Refined Lead and Refined Zinc delivered to Purchaser under this Agreement up to the end of such month;

(f)	realized prices of the Recovered Metals and other revenues generated from the production of Minerals;

(g)	subject to confidentiality restrictions contained in any applicable Offtake Agreement, such other information regarding the calculation of the amount of Payable Metals delivered to Purchaser in the form of Refined Silver equivalents hereunder as Purchaser may reasonably request; and

(h)	with respect to (a)-(e), above, a forecast for the remainder of the calendar year as well as estimated deliveries for the same period.

“Mortgage” means the mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated as of January 28, 2022 between Seller and the Security Agent, as the amended by the first amendment to mortgage, assignment of production, assignment of leases and rents, security agreement, financing statement and fixture filing dated June 17, 2022 and as the same may be further amended, amended and restated, modified, supplemented or replaced from time to time.

“Net Proceeds” means, with respect to receipt of proceeds of insurance or offtake settlement payment arising in connection with a total or partial loss of Recovered Metals under Section 2.6, the aggregate amount received for such lost Recovered Metals by the BHMC Group Entities, less the fees, costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to Purchaser upon request) incurred or paid to a third party by such BHMC Group Entity in connection with the claim giving rise to such proceeds, without deduction for any insurance premiums or similar payments (other than deductibles).

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy.

“Offtake Agreement” means any agreement entered into by Seller (or any other BHMC Group Entity) with any Processor (including spot sales) (i) for the Sale of Minerals to such Person, or (ii) for the smelting, refining or other beneficiation of Minerals by such Person for the benefit of Seller.

“Offtaker Charges” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, weight franchise charges, financing charges or price participation charges, or other charges, penalties or deductions that may be charged or levied by a Processor, regardless of whether such charges, penalties or deductions are expressed as a specific metal deduction, a percentage or otherwise, but excluding the recovery or payability rate payable to the Processor on customary arm’s length terms pursuant to the terms of the applicable Offtake Agreement.

“Offtaker Delivery” means the delivery of Minerals to a Processor or the transfer of the entitlement to or benefit of Minerals to a Processor, which for greater certainty shall not include any deliveries of Minerals to Persons subsequent to the first Processor acquiring such Minerals.

“Offtaker Payment” means (i) with respect to (A) Minerals purchased by a Processor from a BHMC Group Entity, or (B) Minerals the entitlement to, or benefit of which, is received by a Processor from a BHMC Group Entity, the receipt from and after the Effective Date by a BHMC Group Entity of payment or other consideration (including any silver credits or LME Warrants) from the Processor in respect of any Minerals, or if no such consideration is applicable, the delivery of the Minerals (or ownership of the Minerals) to such Processor (or to the direction of such Processor); and (ii) with respect to Minerals refined, smelted or otherwise beneficiated by a Processor on behalf of a BHMC Group Entity, the receipt from and after the Effective Date by a BHMC Group Entity of any Refined Metals in accordance with the applicable Offtake Agreement.

“Offtake Sales Documents” means such documents as are prepared or produced in connection with sale or transfer of Minerals to a Processor, including the provisional and final settlement sheets, provisional and final invoices, metals return statements, credit notes, bills of lading, and any and all certificates and other documentation prepared or produced for or by the relevant Processor, including certificates for final shipped moisture content and final analyses and assays evidencing the amount of Minerals, including the quantity of silver, lead, zinc and any other metal contained therein, delivered to the Processor.

“Operating Costs” means, for any period, the aggregate of all operating costs of the Seller MPA Entities during such period including the costs of developing, operating, maintaining or protecting the Project (including the Project Assets), the costs of mining, milling, processing, loading, transporting, refining or delivering minerals recovered from the Mine, general administration costs and expenses of the Seller MPA Entities, maintenance and reclamation costs of the Project, amounts payable to the EPA or any other Governmental Authority (including all profit, income, property and other Taxes), maintenance of Mining Rights and Authorizations costs and royalty payments.

“Other Minerals” means ores or other minerals mined, produced, extracted or otherwise recovered from properties that are not one of or do not constitute part of the Mining Properties, whether such properties are owned by BHMC Group Entities or otherwise.

“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises held by the BHMC Group Entities or required to be obtained from any Person (other than a Governmental Authority), for the construction, development and operation of the Mine, as such construction, development and operation is contemplated by the current or then applicable development or mine plan, as the case may be.

“Parties” means Purchaser, Seller, BMHC and their respective successors and permitted assigns, and “Party” means any of them.

“Payability Rate” means, with respect to any Recovered Metals in an Offtaker Delivery, the outturn, expressed as a percentage, of Refined Metals processed by the Processor from Minerals in such Offtaker Delivery (before any deduction in respect of any Offtaker Charges) in accordance with the settlement sheets (or other Offtake Sales Documents reasonably acceptable to Purchaser) provided by the Processor in connection with such Offtaker Delivery.

“Payable Lead” means an amount of Refined Lead equal to (i) the Stream Percentage, multiplied by (ii) the Payability Rate, multiplied by (iii) the Recovered Lead contained in any Offtaker Delivery.

“Payable Lead Silver Equivalent” means, with respect to Recovered Lead contained in each Offtaker Delivery, the aggregate number of Refined Silver ounces equal to (i) the amount of Payable Lead calculated by reference to such Recovered Lead, multiplied by the Lead Market Price on the applicable Pricing Date, divided by (ii) the Silver Market Price on such Pricing Date.

“Payable Metals” means Payable Lead, Payable Silver and Payable Zinc, collectively, or as the context may require.

“Payable Silver” means an amount of Refined Silver equal to (i) the Stream Percentage, multiplied by (ii) the Payability Rate, multiplied by (iii) the Recovered Silver contained in any Offtaker Delivery.

“Payable Zinc” means an amount of Refined Zinc equal to (i) the Stream Percentage, multiplied by (ii) the Payability Rate, multiplied by (iii) the Recovered Zinc contained in any Offtaker Delivery.

“Payable Zinc Silver Equivalent” means, with respect to Recovered Zinc contained in each Offtaker Delivery, the aggregate number of Refined Silver ounces equal to (i) the amount of Payable Zinc calculated by reference to such Recovered Zinc, multiplied by the Zinc Market Price on the applicable Pricing Date, divided by (ii) the Silver Market Price on such Pricing Date.

“Permitted Encumbrances” means:

(a)	any Encumbrance imposed by law that was incurred in the ordinary course of business, including, without limitation, construction, builders’, materialmen’s, warehousemen’s and mechanics’ liens and other similar Encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with US GAAP have been established to the extent required by US GAAP;

(b)	any Encumbrance arising by operation of Applicable Law securing Taxes, assessments, royalties, rents and other governmental charges, the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with US GAAP have been established to the extent required by US GAAP;

(c)	deemed liens and trusts arising by operation of law in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations the payment of which are not yet due or are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with US GAAP have been established to the extent required by US GAAP;

(d)	any reservations, or exceptions contained in the original grants of land or by applicable statute or the terms of any lease in respect of any Real Property, or comprising the Real Property which do not materially detract from the value of, or materially impair the use of, the Real Property for the purpose of conducting and carrying out mining operations thereon;

(e)	liens as a result of any judgment or order rendered or claim filed against a Seller MPA Entity which is being contested in good faith by proper legal proceedings (and as to which any enforcement proceedings shall have been suspended by operation of law or stayed pending an appeal or other proceeding) and for which appropriate reserves in accordance with US GAAP have been established to the extent required by US GAAP;

(f)	minor discrepancies in the legal description or acreage of or associated with the Real Property or any adjoining properties which would be disclosed in an up to date survey and any pre-existing registered easements and pre-existing registered restrictions or pre-existing covenants that run with the land, in either case which do not materially detract from the value of, or materially impair the use of, the Real Property for the purpose of conducting and carrying out mining operations thereon;

(g)	rights of way for, or reservations of rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances, surface access rights or other restrictions as to the use of the mining licenses comprising the Project Assets, which do not in the aggregate materially detract from the use of such mining licenses for the purpose of conducting and carrying out mining operations thereon;

(h)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by a Seller MPA Entity or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(i)	any Encumbrance on cash deposits or term deposits in favour of issuers of surety or performance bonds and/or letters of credit referred to in paragraph (d) of the definition of Permitted Secured Debt;

(j)	Encumbrances securing capital or finance leases or purchase money Encumbrances relating solely to the acquisition of equipment necessary for the development, construction or operation of the Project, provided that such Encumbrances extend only to the property clearly and individually identified as acquired or financed thereby (including the proceeds of such property) and do not extend to any other assets of a Seller MPA Entity;

(k)	security given by a Seller MPA Entity to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of such Seller MPA Entity, all in the ordinary course of its business;

(l)	applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the subject property for the purpose for which it is held;

(m)	any Encumbrance on Project Assets granted to a provider of Permitted Secured Debt, provided that any such provider shall have entered into an intercreditor agreement or subordination agreement with Purchaser satisfactory to Purchaser;

(n)	the Encumbrances on Project Assets granted to secure the PF Obligations;

(o)	any Encumbrances set forth in Schedule “F”; and

(p)	any Encumbrance created with Purchaser’s prior written consent.

“Permitted Secured Debt” means any of the following Financial Indebtedness or other obligations which in each case is secured by Encumbrances on certain Project Assets:

(a)	prior to the Target IRR Date, subordinated Financial Indebtedness of up to US$13,000,000, which is to be used solely for the purpose of funding cost overruns in relation to the development and construction of the Mine provided that (i) the terms, and identity of the provider(s), of such Financial Indebtedness are approved by Purchaser, acting reasonably and (ii) any such provider(s) shall have entered into a subordination agreement in favour of Purchaser on terms satisfactory to Purchaser;

(b)	prior to the Target IRR Date, any Financial Indebtedness in the amount required to exercise the Buy Back Option provided that (i) the proceeds thereof are used to fund the exercise of the Buy Back Option, (ii) the terms, and identity of the provider(s) of such Financial Indebtedness are approved by Purchaser, acting reasonably and (iii) if such Financial Indebtedness is secured, such Financial Indebtedness will rank pari passu with the PF Obligations and such security will rank pari passu with the Security Documents and any such provider(s) shall have entered into an intercreditor agreement with the Security Agent reflecting such pari passu ranking and otherwise be in form and substance satisfactory to Purchaser and the Security Agent;

(c)	prior to the Target IRR Date, Financial Indebtedness in any amount, provided that (i) the Positive CFADS Test is satisfied as of the last day of the most recent Fiscal Quarter; (ii) as of the date of the incurrence of any such Financial Indebtedness and after giving effect to the incurrence thereof, the Loan Life Coverage Ratio is at least 1.35:1;(iii) as of the date of the incurrence of any such Financial Indebtedness and after giving effect to the incurrence thereof, the Total Secured Debt to Total Security Percentage is no more than 50%, (iv) Seller has delivered to Purchaser a certificate of a director or senior officer of Seller, in form and substance satisfactory to Purchaser, acting reasonably, certifying detailed calculations of the Positive CFADS Test, the Loan Life Coverage Ratio and the Total Secured Debt to Total Security Percentage; (v) the terms, and identity of the provider(s), of such Financial Indebtedness are approved by Purchaser, acting reasonably, (vi) the proceeds of such Financial Indebtedness are used only for the exploration or exploitation of the Project Assets or for general corporate purposes of the Seller MPA Entities, and (vii) any such provider(s) shall have entered into an intercreditor agreement with Purchaser in form and substance satisfactory to Purchaser;

(d)	obligations in respect of surety or performance bonds and/or letters of credit required to be provided to the United States Environmental Protection Agency (the “EPA”) in respect of Financial Assurances (under and as defined in the EPA Settlement Agreement) of up to US$17,000,000, which obligations, in the case of surety or performance bonds, are permitted to be partially secured by letters of credit (in amounts satisfactory to Purchaser) and otherwise secured by security ranking subordinate to the Security Documents and subject to a subordination agreement with the Security Agent, in form and substance satisfactory to Purchaser and the Security Agent, and which obligations, in the case of letters of credit, are permitted to be fully secured by cash collateral that is not subject to the Security Documents (and the Security Agent will execute and deliver a no interest letter in respect of the Security Documents with respect to such cash collateral, in form and substance satisfactory to the Security Agent, acting reasonably);

(e)	Financial Indebtedness in respect of capital or finance leases or purchase money Encumbrances permitted under paragraph (j) of the definition of “Permitted Encumbrances”;

(f)	subject to the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed:

(i)	any reclamation bonds relating to the Mine required in connection with the construction, development or operation of the Mine;

(ii)	offtake financing on terms and conditions satisfactory to Purchaser, acting reasonably;

(g)	after the Target IRR Date, Financial Indebtedness incurred on commercially reasonable terms for the purpose of financing (i) the exploration or exploitation of the Project Assets or (ii) the business and operations of the Seller MPA Entities (or any of them), provided however that Seller has given prior written notice to Purchaser of such secured Financial Indebtedness and provides reasonable details of any such Financial Indebtedness upon request of Purchaser; and

(h)	the Convertible Debentures and the Debt Facility;

(i)	and any other secured Financial Indebtedness consented to by Purchaser from time to time.

“Person” means and includes a Party, individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Authority or any other type of organization, whether or not a legal entity.

“PF Obligations” means, collectively, all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by a Seller MPA Entity to the Sprott Entities, or any of them, under, in connection with or pursuant to the Project Finance Documents (including the Stream Obligations and all such indebtedness, liabilities and obligations that accrue after the commencing by or against any Seller MPA Entity of any insolvency or similar proceeding).

“Pledge Agreement” means the pledge agreement dated as of January 7, 2022 made between BHMC and the Security Agent, as amended by the omnibus amendment agreement dated as of January 28, 2022 and the second omnibus amendment agreement dated as of June 17, 2022, in each case, by and among the Seller MPA Entities and Sprott Private Resource Streaming and Royalty (Collector), LP, and as the same may be further amended, amended and restated, modified, supplemented or replaced from time to time.

“Positive CFADS Test” means, as of the last day of any Fiscal Quarter, the achievement by the Seller MPA Entities on a consolidated basis of positive cumulative CFADS for the period comprised of that Fiscal Quarter and each of the preceding three Fiscal Quarters.

“Pricing Date” means, with respect to each Offtaker Delivery, the second Business Day immediately prior to the Time of Delivery of Refined Silver delivered to Purchaser in respect of such Offtaker Delivery.

“Primary Claims” means, collectively:

(a)	the Mining Rights and other rights and interests identified in Schedule “B” under the heading “Primary Claims” and any other Mining Rights, rights or interests forming part thereof from time to time; and

(b)	any present or future renewals, extensions, modifications, divisions, substitutions, amalgamations, successions, derivations, severances, conversions, demise to lease, renaming or variation of any of the Mining Rights or other rights and interests referenced in paragraph (a) of this definition.

“Processor” means (i) any Person that is not a BHMC Group Entity that purchases Minerals from a BHMC Group Entity or is the recipient of the entitlement to, or benefit of, Minerals from a BHMC Group Entity (including where a Governmental Authority levies a Tax payable by way of delivery of Minerals or otherwise obtains Minerals from a BHMC Group Entity); or (ii) any Person that takes delivery of Minerals for the purpose of smelting, refining or other beneficiation of such Minerals for the benefit of a BHMC Group Entity.

“Project” means the construction and development of the Mine in accordance with the Project Financial Plan.

“Project Assets” means, collectively:

(a)	the Mining Properties and all other Real Property;

(b)	the Minerals and the Other Rights;

(c)	the mining, processing, development, production, maintenance, administration, water, electrical and conveyor facilities, (including the Mineral Processing Facilities), railway infrastructure and rolling stock, storage facilities, stockpiling facilities, shipping infrastructure, utilities, and related ancillary infrastructure, other buildings, structures, improvements, fixtures and other real and personal property, including equipment, re-commissioned, constructed, operated or otherwise used by or on behalf of Seller to extract, beneficiate, market, transport and sell Minerals derived from the Mining Properties or to develop, operate or administer the Mine, whether or not located within the physical boundaries of the Real Property;

(d)	any rights (including Authorizations, surface, access and water rights), privileges, concessions or franchises owned, controlled, leased or operated by or on behalf of Seller at any time and not included within the definition of “Real Property” which are required for the development and construction of the Mine and operation thereof;

(e)	all right, title and interest of the Seller MPA Entities in, to and under Material Contracts; and

(f)	any other present and after-acquired real or personal property used or acquired for use by any BHMC Group Entity in connection with the Mine.

“Project Costs” means all costs and expenses that are or are expected to be incurred by the BHMC Group Entities for the construction and development of the Mine in accordance with the Project Financial Plan in order to achieve Completion.

“Project Finance Documents” means this Agreement, the Convertible Debentures, the ROFR Agreement (as defined in the Convertible Debentures), the Royalty Put Option Agreement, the Security Documents, the Sprott Loan Agreement and all other agreements, instruments and documents from time to time (both before and after the date of this Agreement) delivered to or in favour of any Sprott Entity in connection with any of the foregoing agreements and includes without limitation any agreement designated from time to time by the Seller , BHMC and the Security Agent as a “Project Finance Document” for purposes of the Security Documents.

“Project Financial Plan” means, collectively, the financial model dated April 4, 2023 for the Project, BHMC and its Subsidiaries, for the life of Mine that includes all costs expected to be incurred in the construction and development of the Mine, including a detailed breakdown of the capital expenditures relating to the Project and the cost to acquire, demobilize and re-assemble the processing plant at the Mine site, all of the Seller MPA Entities’ administration and management costs, all costs payable by each Seller MPA Entity for legal, technical, financial and other advisers, all EPA settlement costs including the costs of providing the Financial Assurances and a financing plan including finance and insurance costs and Taxes, as such financial model may be amended or supplemented from time to time with the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

“Purchaser” means Sprott Private Resource Streaming and Royalty (US Collector), LP, a limited partnership formed and existing under the laws of Delaware, as agent for the Sprott Stream Parties, and any successor agent therefor that becomes party to this Agreement, and its successors and permitted assigns.

“Quarterly Report” means a written report in relation to each quarter with respect to the development, operation and maintenance of the Mine to be prepared by or on behalf of Seller for each quarter following the first shipment of Minerals to a Processor, which shall include all of the information contained in the quarterly reports prepared and provided to the board of directors of BHMC with respect to the operation of the Mine (except to the extent that such information is contained in the Monthly Report provided to Purchaser for the last month of the Fiscal Quarter in question) and, to the extent not contained in such reports, will also contain for such quarter and quarters forecasted until the end of the fiscal year for the Mine:

(a)	actual Operating Costs by category, capital expenditures by category and finance costs (including debt service costs and monetary obligations under any capital or financing leases) as against the operating budget for the quarter and on a cumulative basis since the beginning of the fiscal year;

(b)	realized prices of the Recovered Metals and other revenues generated from the production of Minerals;

(c)	any Authorizations required in connection with the operation of the Mine that expire within the next 12 months;

(d)	forecasted monthly cash flow model for the remainder of the year and quarterly forecasts for the following two years;

(e)	a report on occupational health and safety status and issues including the occurrence and outcome of any Mine Safety and Health Administration (Idaho) inspections;

(f)	copies of any notices received from any Governmental Authority related to environmental, social or governance matters;

(g)	any material deviations from the then current life of mine plan;

(h)	material violations of Seller’s obligations under the Authorizations or the EPA Settlement Agreement or any other associated environmental or community-related commitments; and

(i)	a report on any Encumbrances, other than Permitted Encumbrances, placed on the Collateral and having an individual value of greater than US$500,000.

“Rate of Exchange” has the meaning set out in Section 10.6.

“Real Property” means, collectively, the Mining Properties and all other interest in and rights to property described in Schedule “A” under the heading “Legal Description of Mine”.

“Recovered Lead” means any and all lead in whatever form or state that is mined, produced, extracted or otherwise recovered from the Mining Properties, including any lead derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including lead contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates.

“Recovered Metals” means, collectively, Recovered Silver, Recovered Lead and Recovered Zinc.

“Recovered Silver” means any and all silver in whatever form or state that is mined, produced, extracted or otherwise recovered from the Mining Properties, including any silver derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including silver contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates and doré bars.

“Recovered Zinc” means any and all zinc in whatever form or state that is mined, produced, extracted or otherwise recovered from the Mining Properties, including any zinc derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mining Properties, and including zinc contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates.

“Refined Lead” means marketable metal bearing material of lead in the form of refined lead outturn from an accredited refinery to standards conforming to the specifications for good delivery of the LME.

“Refined Metals” means, collectively, Refined Silver, Refined Lead and Refined Zinc.

“Refined Silver” means marketable metal bearing material in the form of silver that is refined by an accredited refiner that is on the LBMA’s Good Delivery List to a minimum 999 parts per 1,000 fine silver and that otherwise meets the LBMA’s Good Delivery Rules

“Refined Zinc” means marketable metal bearing material of zinc in the form of refined zinc outturn from an accredited refinery to standards conforming to the specifications for good delivery of the LME.

“Related Party Transaction” means any transaction or agreement (whether by written agreement or otherwise) between a Seller MPA Entity and one or more BHMC Group Entities, including any Financial Indebtedness, service agreement or management agreement.

“Relevant Jurisdictions” has the meaning set out in Section 3.2(1)(j).

“Reserves” means proven and probable reserves as defined and incorporated under NI 43-101.

“Residual Claims” means, collectively:

(a)	the Mining Rights and other rights and interests identified in Schedule “B” under the heading “Residual Claims” and any other Mining Rights, rights or interests forming part thereof from time to time whether now owned or hereafter acquired; and

(b)	any present or future renewals, extensions, modifications, divisions, substitutions, amalgamations, successions, derivations, severances, conversions, demise to lease, renaming or variation of any of the Mining Rights or other rights and interests referenced in paragraph (a) of this definition.

but for greater certainty excludes any Primary Claims or GGS Claims.

“Resources” means measured, indicated and inferred resources as defined and incorporated under NI 43-101.

“Restricted Person” means any Person that:

(a)	is named, identified, described in or on or included in or on any of (i) the lists maintained by the Office of the Superintendent of Financial Institutions (Canada) with respect to terrorism financing, including the lists made under subsection 83.05(1) of the Criminal Code, under the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and under the United Nations Al-Qaida and Taliban Regulations; (ii) the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce; (iii) the List of Statutorily Debarred Parties compiled by the U.S. Department of State; (iv) the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control; (v) the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or (vi) any publicly available lists maintained under Applicable Laws relating to anti-terrorism or anti-money laundering matters;

(b)	is subject to (i) the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Freezing of Assets of Corrupt Foreign Officials Act (Canada); (ii) the International Emergency Economic Powers Act, 50 U.S.C.; (iii) the Trading with the Enemy Act, 50 U.S.C. App. 1.1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56; or (iv) trade restrictions under any Applicable Laws; or

(c)	is a Person or entity who is an Affiliate of a Person or entity listed above in paragraphs (a) or (b).

“Royalty” means the gross revenue royalty on all minerals produced and sold from the Mining Properties granted by the Seller MPA Entities to Sprott Private Resource Streaming and Royalty (US Collector), LP pursuant to the Royalty Convertible Debenture on the date hereof.

“Royalty Convertible Debenture” means the royalty convertible debenture in the principal amount of US$8,000,000 dated January 7, 2022, as amended by the omnibus amendment agreement dated as of January 28, 2022 and the second omnibus amendment agreement dated as of June 17, 2022, the third omnibus amendment agreement dated as of December 5, 2022 in each case, by and among the Seller MPA Entities and Sprott Private Resource Streaming and Royalty (US Collector), LP, and as the same may be further amended, amended and restated, modified, supplemented or replaced from time to time

“Royalty Put Option Agreement” means the put option agreement dated as of July 22, 2022 between the holder of the Royalty and BHMC and Seller pursuant to which upon the occurrence of an event of default under any Convertible Debenture, the holder may require BHMC and Seller to purchase the Royalty for US$8 million.

“Security Agent” means Sprott Private Resource Streaming and Royalty (Collector), LP, an Ontario limited partnership, in its capacity as security agent for the benefit of the Sprott Entities under the Security Documents, and any successor agent appointed pursuant to the Security Sharing Agreement, and their successors and permitted assigns.

“Security Agreement” means the security agreement dated January 28, 2022 and made by BHMC and Seller in favour of the Security Agent, as amended by the second omnibus amendment agreement dated as of June 17, 2022 and as the same may be further amended, amended and restated, modified, supplemented or replaced from time to time.

“Security Documents” means, collectively, all assignments, deeds of trust, mortgages, account control agreements, pledges and other security agreements pursuant to which a BHMC Group Entity grants to the Security Agent for the benefit of the Sprott Entities mortgages, charges, pledges and/or security interests in all or some of its present and after acquired property as security for the PF Obligations, and includes the Pledge Agreement; the Security Agreement and the Mortgage and “Security Document” means any of the Security Documents.

“Security Sharing Agreement” means the security sharing agreement dated as of January 28, 2022 between the Security Agent, Purchaser, the parties to the Project Finance Documents (other than the Seller MPA Entities) and other Sprott Entities party thereto from time to time, as creditors, and acknowledged and agreed by the Seller MPA Entities, as amended by the second omnibus amendment agreement dated as of June 17, 2022 and as the same may be further amended, amended and restated, modified, supplemented or replaced from time to time.

“Seller” means Silver Valley Metals Corp., a corporation incorporated under the law of Idaho, and its successors and permitted assigns.

“Seller Event of Default” has the meaning set out in Section 9.1.

“Seller MPA Entities” means Seller, BHMC and each BHMC Group Guarantor.

“Silver Cash Price” means, with respect to the Silver Equivalent of Payable Metals, 20% of the Silver Market Price.

“Silver Equivalent” means, with respect to the Payable Metals contained in each Offtaker Delivery, the aggregate amount Refined Silver equal to the sum of (i) Payable Silver, (ii) Payable Zinc Silver Equivalent, and (iii) Payable Lead Silver Equivalent.

“Silver Market Price” means, with respect to any day, the per ounce LBMA Silver Price as quoted in US dollars by the LBMA for Refined Silver on such day or the immediately preceding trading day if such day is not a trading day; provided that, if for any reason the LBMA is no longer in operation or if the price of Refined Silver is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LBMA, the Silver Market Price shall be determined in the manner endorsed by the LBMA, failing which the Silver Market Price will be determined by reference to the price of Refined Silver on another commodity exchange satisfactory to Purchaser, acting reasonably.

“Sprott Entities” means, collectively, the administrative agent party to any Convertible Debenture, the Security Agent, the holders of the Convertible Debentures, the Sprott Lenders, Purchaser, the Sprott Stream Parties, any Affiliate of Sprott Inc. and any fund managed or sub-managed by an Affiliate of Sprott Inc., which in each case is party to a Project Finance Document together with any successor, assign or transferee thereof that is party from time to time to any Project Finance Document and “Sprott Entity” means any one of them.

“Sprott Lenders” means, collectively, Sprott Private Resource Streaming and Royalty (US Collector), LP, a limited partnership formed and existing under the laws of Delaware, in its capacity as agent and lender under the Sprott Loan Agreement and Sprott Private Resource Streaming and Royalty Annex (US Collector), LP, a limited partnership formed and existing under the laws of Delaware, as a lender under the Sprott Loan Agreement, and in each case their respective successors and permitted assigns.

“Sprott Loan Agreement” means the loan agreement dated as of the date hereof between BHMC, as borrower, Seller, as guarantor, and the Sprott Lenders.

“Sprott Stream Parties” means, collectively, Sprott Private Resource Streaming and Royalty (US Collector), LP, a limited partnership formed and existing under the laws of Delaware, and Sprott Private Resource Streaming and Royalty Annex (US Collector), LP, a limited partnership formed and existing under the laws of Delaware, and, in each case, their respective successors and assigns.

“Stream NPV” has the meaning set out in Section 9.5(4).

“Stream Obligations” means, collectively, all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by each Seller MPA Entity to Purchaser under, in connection with or pursuant to the Transaction Documents.

“Stream Percentage” means 10% until the Payable Metals in the Minimum Quantities have been delivered to Purchaser in the form of Refined Silver equivalents hereunder; and thereafter 2%, provided however upon the closing of the Buy Back Option, the Stream Percentage shall be reduced to 5% until the reduced Minimum Quantities have been delivered to Purchaser in the form of Refined Silver equivalents hereunder and thereafter 1% of Payable Metals.

“Subsidiary” means each Person directly or indirectly controlled by BHMC.

“Target IRR Amount” means, with respect to any date and after taking into account all deliveries of the Silver Equivalent of Payable Metals (valued at the applicable Silver Market Price) made by Seller to Purchaser hereunder and all payments of Silver Cash Price made by Purchaser to Seller hereunder as of such date, an amount which would be required to be received by Purchaser to be repaid 100% of the Deposit (as adjusted, if applicable, pursuant to Section 3.4; provided that, in the event of the exercise of the Buy Back Option, the Target IRR Amount will also take into account the amount by which the Buy Back Option payment exceeds the portion of the Deposit amount repurchased pursuant to the Buy Back Option and the timing of such payment) and to yield, as of such date, an internal rate of return thereon (after taking into account the timing of all such payments (including, as applicable, the amount and timing of the Buy Back Option payment) and deliveries made by such date) equal to 14% on the amount of the Deposit.

“Target IRR Date” means, after taking into account all deliveries of the Silver Equivalent of Payable Metals (valued at the applicable Silver Market Price) made by Seller to Purchaser hereunder and all payments of Silver Cash Price made by Purchaser to Seller hereunder, the date upon which Purchaser has received the Target IRR Amount.

“Taxes” means all present or future taxes, rates, levies, royalties, imposts, duties, deductions, assessments, withholdings, dues, fees and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Authority (of any jurisdiction), and whether disputed or not, including sales or value-added taxes, goods and services taxes, stamp taxes and royalties.

“Teck Purchase Agreement” means the asset sale and purchase agreement between Teck Washington Incorporated and Seller and BHMC dated March 1, 2022, as amended by Addendum No. 1 dated March 15, 2022 and Addendum No. 2 dated March 30, 2022; as further amended, restated, modified or supplemented from time to time.

“Time of Delivery” has the meaning set out in Section 2.3(1).

“Total Secured Debt” means, with respect to any date and the incurrence by any Seller MPA Entity of any proposed Financial Indebtedness, the sum of (i) an amount equal to the Uncredited Deposit multiplied by 1.5; plus (ii) the aggregate principal amount of the proposed Financial Indebtedness to be secured by an Encumbrance over any Project Asset, if any, plus (iii) the aggregate principal amount of any outstanding Financial Indebtedness secured by an Encumbrance over any Project Asset and payable by, assumed by or guaranteed by any Seller MPA Entity that is not being refinanced by the proposed Financial Indebtedness; plus (iv) the amount of any Hedging Obligations secured by an Encumbrance over any Project Asset.

“Total Secured Debt to Total Security Percentage” means, with respect to any date and the incurrence by any Seller MPA Entity of any proposed Financial Indebtedness on such date, the ratio of Total Secured Debt to Total Security Exposure where (i) current liabilities included in the calculation of Total Security Exposure excludes any liabilities included in the calculation of Total Secured Debt, and (ii) all such calculations of Total Secured Debt and Total Security Exposure are made with respect to any Seller MPA Entity on a consolidated basis.

“Total Security Exposure” means the sum of:

(a)	the net present value (calculated using a discount rate of 8%) of (i) Forecast CFADS, plus (ii) the Stream Delivery Costs, plus (iii) without duplication, any other cash flow streams of the Seller MPA Entities; plus

(b)	BHMC’s current assets less current liabilities (net working capital) determined on a consolidated basis as of the date of incurrence of any such proposed Financial Indebtedness, but excluding any current liabilities included in the calculation of Total Secured Debt;

where “Stream Delivery Costs” equals the Refined Silver delivery obligations of the Seller hereunder during the Initial Term.

“Transaction Documents” means this Agreement, including the Guarantee, the BHMC Group Guarantees, the Security Documents and each other document to be executed and delivered to Purchaser in connection with this Agreement.

“Transfer” means to sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including a joint venture interest or an expropriation or other Transfer required or imposed by law or any Governmental Authority, whether voluntary or involuntary), or to abandon, surrender or otherwise relinquish a right, title or interest.

“Trigger Event” means any Seller Event of Default, or any event or circumstance which, with notice, the passage of time or both, would constitute a Seller Event of Default or a material default under the terms of any Material Contract or agreement relating to any Financial Indebtedness.

“Uncredited Deposit” means, at any time, the Deposit, less the aggregate amount (if any) that has been credited against the Uncredited Deposit in accordance with Section 2.5; provided that in no event will the Uncredited Deposit be less than nil.

“Units” means with respect to silver, ounces and with respect to lead and zinc, tonnes.

“Unpaid Deposit” has the meaning set out in Section 9.3(a).

“US GAAP” means in relation to any Person at any time, accounting principles generally accepted in the United States applied on a basis consistent with the most recent audited financial statements of such Person and, if applicable, its consolidated affiliates (except for changes disclosed in the notes to financial statements issued by such Person subsequent to the date hereof).

“Zinc Market Price” means, with respect to any day and with respect to each pound of Payable Zinc, an amount equal to (i) the per tonne cash settlement price as quoted in US dollars by the LME for zinc on such day or the immediately preceding trading day if such day is not a trading day; provided that, if for any reason the LME is no longer in operation or if the per tonne price of zinc is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LME, the Zinc Market Price shall be determined in the manner endorsed by the LME, failing which the Zinc Market Price will be determined by reference to the per tonne price of zinc on another commodity exchange satisfactory to Purchaser, acting reasonably; divided by (ii) 2,204.62.

Section 1.2	Interpretation

A Party is strictly liable under any obligation to (i) ensure an action, event or circumstance occurs or exists, or does not occur or exist; or (ii) cause an action, event or circumstance to occur, exist, not occur or not exist. For greater certainty, such obligation shall not be reduced or limited in any manner even if such Party cannot control such action, event or circumstance, or cannot control a Person who is able to control such action, event or circumstance.

Section 1.3	Statutory References

Any reference in this Agreement to a statute or a regulation or rule promulgated under a statute or to any provision contained therein shall be a reference to the statute, regulation, rule or provision as may be amended, restated, re-enacted or replaced from time to time.

Section 1.4	Headings

Headings of Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 1.5	Construction

The Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

Section 1.6	General Interpretation Matters

Words importing the singular number include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All forms of “include” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall have the same meaning and effect as “shall”. Unless the context requires otherwise (i) reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended, amended and restated, modified or supplemented (subject to any restrictions on such amendment set forth herein); (ii) reference to any Person shall be construed to include such Person’s successors and assigns; (iii) “herein”, “hereof” and “hereunder”, and similar words shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (iv) all references to sections, schedules and exhibits shall be construed to refer to sections of, schedules to and exhibits to this Agreement, and all such schedules and exhibits shall form part of this Agreement.

Section 1.7	Days

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern Time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Eastern Time) on the next Business Day.

Section 1.8	Dollar Amounts

Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to U.S. dollars.

Section 1.9	Schedules

The following schedules are attached to and form part of this Agreement:

Schedule A – Maps and Legal Description of Mine

Schedule B – Description of Mining Rights

Schedule C – Representations and Warranties of the Seller MPA Entities

Schedule D – Representations and Warranties of Purchaser

Schedule E – Stream NPV Principles and Assumptions

Schedule F – Permitted Encumbrances

Schedule G – Uses

ARTICLE 2
PURCHASE AND SALE

Section 2.1	Purchase and Sale

(1)	Subject to and in accordance with the terms of this Agreement, from and after the Effective Date, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, an amount of Refined Silver equal to the Silver Equivalent of the Payable Metals, free and clear of all Encumbrances. For greater certainty, Recovered Metals shall not be reduced for, and Purchaser shall not be responsible for any Offtaker Charges, all of which shall be for the account of Seller.

(2)	Seller shall not sell to Purchaser any Refined Silver that has been directly or indirectly purchased on a commodities exchange provided however that the foregoing will in no way prohibit Seller from selling and delivering to Purchaser Refined Silver that Seller has purchased from a bullion bank where such bullion bank is acting as principal and not as an agent of Seller or any of its Affiliates. Seller may but need not sell and deliver to Purchaser the physical Refined Silver resulting from Recovered Silver.

Section 2.2	Delivery Obligations

Within 10 Business Days of each Offtaker Payment, Seller shall sell and deliver to Purchaser Refined Silver in an amount equal to the Silver Equivalent of the Payable Metals calculated by reference to the Recovered Metals in the Offtaker Delivery to which such Offtaker Payment relates, whether such Offtaker Payment relates to all or any portion of the Recovered Metals contained in such Offtaker Delivery; provided that if an Offtaker Payment consists of a provisional payment that may be adjusted upon final settlement of an Offtaker Delivery, then:

(a)	Seller shall sell and deliver to Purchaser, within 10 Business Days of any provisional Offtaker Payment, Refined Silver in an amount equal to: (A) the percentage paid on a provisional basis, such percentage being equal to the total value of the payment or other consideration received by any BHMC Group Entity in respect of the Recovered Metals contained in such Offtaker Delivery divided by the total value of the Recovered Metals determined on a provisional basis (determined in accordance with the applicable Offtake Agreement) as being contained in such Offtaker Delivery; multiplied by (B) the Silver Equivalent of the Payable Metals calculated by reference to the Recovered Metals contained in such Offtaker Delivery; as supported by the documentation provided pursuant to Section 2.4 and in the applicable monthly or quarterly report; and

(b)	within 10 Business Days of the final settlement of the Offtaker Delivery with the Processor, Seller shall sell and deliver to Purchaser Refined Silver in an amount, if positive, equal to the Silver Equivalent of an amount of Payable Metals equal to the difference between (i) the Payable Metals calculated by reference to the Recovered Metals determined pursuant to the final settlement, less the number of Units of Payable Metals in respect of which Refined Silver was previously delivered to Purchaser in respect of such Offtaker Delivery pursuant to Section 2.2(a), as supported by the documentation provided pursuant to Section 2.4 and the applicable monthly or quarterly report. If such difference is negative, then Seller shall be entitled to set off and deduct such excess amount of Refined Silver from the next required delivery of Refined Silver by Seller to Purchaser under this Agreement or if no such further deliveries are to be made, Purchaser shall within twenty (20) days of the end of the following calendar month pay the applicable Silver Market Price in respect of any excess ounces of Refined Silver delivered to the extent not already paid.

Section 2.3	Delivery of Silver Credits

(1)	Seller shall sell and deliver to Purchaser all Refined Silver to be sold and delivered under this Agreement by way of credit or physical allocation (which in either case will represent the sale of physical silver) to the metal account located in London, UK or such other location designated by Purchaser from time to time.

(2)	All deliveries of Refined Silver to Purchaser shall be deemed to have been made at such time and on such date such Refined Silver is credited or physically allocated to the applicable designated metal account of Purchaser (the “Time of Delivery” on the “Date of Delivery”). Title to, and risk of loss of, Refined Silver shall pass from Seller to Purchaser at the place of delivery and the Time of Delivery. All costs and expenses pertaining to each delivery of Refined Silver shall be borne by Seller.

(3)	Seller represents, warrants and covenants that, at each Time of Delivery:

(a)	it is the legal and beneficial owner of the Refined Silver delivered and credited to the designated metal account of Purchaser;

(b)	it has good, valid and marketable title to such Refined Silver; and

(c)	such Refined Silver is free and clear of all Encumbrances.

Section 2.4	Invoicing

(1)	Seller shall notify Purchaser in writing at least two Business Days before any delivery of Refined Silver and any credit or transfer to the designated metal account of Purchaser of:

(a)	the number of ounces of Refined Silver to be credited with respect to the applicable Offtaker Delivery;

(b)	the number of Units of Recovered Metals contained in the applicable Offtaker Delivery and the number of Units of Payable Metals calculated by reference to such Recovered Metals;

(c)	the applicable Lead Market Price, Zinc Market Price and Silver Market Price used in the calculation of Payable Lead Silver Equivalent and Payable Zinc Silver Equivalent for all Recovered Metals in such Offtaker Delivery; and

(d)	the estimated Date of Delivery and expected Time of Delivery.

(2)	At the Time of Delivery, Seller shall deliver to Purchaser an invoice setting out with respect to each applicable Offtaker Payment and Offtaker Delivery:

(a)	the number of ounces of Refined Silver credited to the designated metal account of Purchaser;

(b)	the number of Units of Payable Metals calculated by reference to Recovered Metals in such Offtaker Delivery;

(c)	the applicable Lead Market Price, Zinc Market Price and Silver Market Price used in the calculation of Payable Lead Silver Equivalent and Payable Zinc Silver Equivalent for all Recovered Metals in such Offtaker Delivery;

(d)	the Refined Silver Purchase Price and amount (if any) being credited against the Uncredited Deposit and the remaining balance of the Uncredited Deposit (if any);

(e)	the accounting shipment summary of the Offtake Sales Documents prepared by Seller applicable to such delivery; and

(f)	the aggregate number of Units of Payable Metals calculated by reference to Recovered Metals in all Offtaker Deliveries and delivered to Purchaser in the form of Refined Silver equivalents under this Agreement up to the Time of Delivery (including, the Payable Metals subject to the invoice); and

shall attach to such invoice the Offtake Sales Documents for each such delivery.

Section 2.5	Purchase Price

(1)	From and after the Effective Date, Purchaser shall pay to Seller a purchase price for each ounce of Refined Silver sold and delivered by Seller to Purchaser under this Agreement (the “Refined Silver Purchase Price”) equal to:

(a)	until the Deposit has been reduced to nil, the Silver Market Price on the second Business Day immediately prior to the Time of Delivery with an amount equal to the Silver Cash Price being payable in cash and the difference between the Silver Market Price and the Silver Cash Price being payable by crediting such amount against the Uncredited Deposit in order to reduce the Uncredited Deposit until the Uncredited Deposit has been reduced to nil; and

(b)	after the Deposit has been reduced to nil, the Silver Cash Price, such amount being payable in cash,

(2)	Payment by Purchaser for each delivery of Refined Silver shall be made promptly and in any event not later than five Business Days after the Time of Delivery and receipt of the documents set forth in Section 2.4(2).

Section 2.6	Loss of Recovered Metals or Offtaker Delivery

In the event of any total or partial loss of any Recovered Metals prior to the delivery to Purchaser of Refined Silver equal to the Silver Equivalent of Payable Metals calculated by reference to such Recovered Metals, Seller shall use the Net Proceeds of any insurance payments or offtake settlement payment received in respect of such loss to purchase and deliver to Purchaser the Silver Equivalent of applicable Payable Metals in an amount equal to (i) Purchaser’s pro rata interest in the lost Recovered Metals (net of purchase price obligations hereunder), multiplied by (ii) such Net Proceeds.

ARTICLE 3
DEPOSIT

Section 3.1	Deposit

In consideration for the sale and delivery of Refined Silver equal to the Silver Equivalent of Payable Metals under and pursuant to the terms of this Agreement, Purchaser hereby agrees to pay to Seller a deposit in cash against the purchase price for such Refined Silver in the amount of $46,000,000.00 (the “Deposit”), payable in accordance with Section 3.2.

Section 3.2	Closing Date Deliveries

(1)	Purchaser shall pay to Seller the Deposit on the Business Day (the “Closing Date”) on which all of the following conditions are satisfied and fulfilled (or waived by Purchaser):

(a)	the maturity date of the Convertible Debentures has been extended to March 31, 2026 and the Royalty Put Option Agreement has been amended to provide that it terminates upon the later of (i) repayment in full of all amounts owing under the Convertible Debentures and any outstanding amounts under the Royalty Put Option Agreement; and (ii) March 31, 2026, pursuant to a fourth omnibus amendment agreement in form and substance satisfactory to Purchaser;

(b)	the Seller MPA Entities and the Sprott Lenders enter into the Sprott Loan Agreement;

(c)	Purchaser, the Sprott Stream Parties and the Sprott Lenders enter into a joinder agreement with the Security Agent whereby Purchaser, the Sprott Stream Parties and the Sprott Lenders become a “creditor” for purposes of the Security Sharing Agreement and a “Sprott Entity” for purposes of the Security Documents;

(d)	the Seller MPA Entities acknowledge and confirm in favour of Purchaser and other Sprott Entities that, among other things, the Stream Obligations and the Debt Facility constitute PF Obligations and are secured by the Security Documents, in form and substance satisfactory to Purchaser;

(e)	the holder of the Royalty Convertible Debenture has elected to receive the Royalty in lieu of cash payment of the outstanding principal amount under the Royalty Convertible Debenture and all other amounts owing under the Royalty Convertible Debenture have been indefeasibly paid in full;

(f)	all amounts owing by BHMC under the bridge loan facility made available by certain Sprott Entities pursuant to the bridge loan agreement dated as of December 2, 2022 have been paid in full and the bridge loan facility has terminated;

(g)	each Seller MPA Entity shall have delivered to Purchaser a current (dated no earlier than two Business Days prior to the Closing Date) certificate of status, good standing or compliance (or equivalent) for each such Seller MPA Entity, each issued by the relevant Governmental Authority;

(h)	on the Closing Date, each Seller MPA Entity shall have executed and delivered to Purchaser a certificate of a director or senior officer, in form and substance satisfactory to Purchaser, acting reasonably, certifying the constating documents of such entity, the resolutions of the board of directors, shareholders or the relevant corporate body of such entity as applicable in accordance with Applicable Law authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated thereby, the names, positions and true signatures of the Persons authorized to sign the Transaction Documents to which it is a party;

(i)	on or prior to the Closing Date, the Seller MPA Entities shall have delivered to Purchaser a copy of the Project Financial Plan, satisfactory to Purchaser and certified to be true and complete by a director or senior officer of Seller and BHMC;

(j)	on or prior to the Closing Date, each Seller MPA Entity shall have executed and delivered to Purchaser the Guarantees and the Security Documents to which it is a party and shall have made, or arranged for, all such registrations, filings and recordings of Security Documents in all appropriate jurisdictions (collectively, the “Relevant Jurisdictions”), and shall have done all such other acts and things as may be necessary or advisable to create, perfect or preserve the Security Documents in accordance with Section 7.2, and the security created under the Security Documents shall constitute a valid and enforceable charge over the Collateral, and Purchaser shall have received evidence satisfactory to it of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(k)	on the Closing Date, each Seller MPA Entity shall have delivered to Purchaser opinions, in form and substance satisfactory to Purchaser, acting reasonably, from external legal counsel to the Seller MPA Entities as to, among other things: (i) the legal status of each Seller MPA Entity and the authorized and issued capital of each Seller MPA Entity; (ii) the power, capacity and authority of each Seller MPA Entity to execute, deliver and perform the Transaction Documents to which it is a party; (iii) the execution and delivery by each Seller MPA Entity of the Transaction Documents to which it is a party and the enforceability thereof against it; (iv) the registrations, filings and recordings made in all Relevant Jurisdictions to create, perfect and otherwise preserve the Security Documents and attaching the results of the usual searches that would be conducted in each of the Relevant Jurisdictions in connection with the Security Documents; (v) that the Security Documents create valid and enforceable security interests in favour of Purchaser in the Collateral, and that no Encumbrances are registered other than Permitted Encumbrances; (vi) title with respect to the Mining Properties, including that the title is valid, clean and marketable; and (vii) no documentary or stamp tax;

(l)	on the Closing Date, each Seller MPA Entity shall have executed and delivered to Purchaser a certificate of a director or senior officer of each such entity, in form and substance satisfactory to Purchaser, acting reasonably, certifying that, on and as of that date:

(i)	all of the representations and warranties made by each Seller MPA Entity pursuant to this Agreement and each Security Document to which it is a party are true and correct in all material respects as of such date;

(ii)	none of the Seller MPA Entities are in breach or default and there is no Seller Event of Default that has occurred and is continuing (or an event which with notice or lapse of time or both would become a breach, default or Seller Event of Default) under this Agreement or any Security Document to which it is a party; and

(iii)	no action or proceeding, at law or in equity, is pending or, to the knowledge of such Seller MPA Entity, threatened by any Person or Governmental Authority to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Transaction Documents.

(2)	Each of the conditions set forth in Section 3.2(1) is for the exclusive benefit of Purchaser and may only be waived by it in its sole discretion.

Section 3.3	Use of Deposit

The Seller MPA Entities shall ensure that the Deposit is used only for the construction and development of the Mine and servicing Permitted Secured Debt and other permitted Financial Indebtedness and for greater certainty will exclude (i) any general and administrative expenses relating to, or reasonably allocable to, any project or asset other than the Project and development of related infrastructure; and (ii) any expenditures, directly or indirectly, incurred in connection with any project or asset other than the Project and development of related infrastructure.

Section 3.4	Buy Back Option

(1)	During the period commencing on the 2nd anniversary of the Closing Date and ending the day before the 4th anniversary of the Closing Date, Seller shall have a one-time buy back option to effect the matters set out in the next following sentence (the “Buy Back Option”), exercisable by (i) delivering written notice to Purchaser, and (ii) making a payment in cash to Purchaser within 30 days after delivery of such written notice (the “Buy Back Closing”) of following amount:

(a)	if Seller exercises the Buy Back Option during the period commencing on the 2nd anniversary of the Closing Date and ending on the day before the 3rd anniversary of the Closing Date, an amount equal to (x) 50% of the Deposit as of the Buy Back Closing, multiplied by (y) 1.40; or

(b)	if Seller exercises the Buy Back Option during the period commencing on the 3rd anniversary of the Closing Date and ending on the day before the 4th anniversary of the Closing Date, an amount equal to (x) 50% of the Deposit as of the Buy Back Closing, multiplied by (y) 1.65;

(2)	As of the Buy Back Closing:

(a)	the Stream Percentage shall be reduced by 50%, as more particularly set forth in the definition of “Stream Percentage”;

(b)	the “Deposit” shall be adjusted to be equal to 50% of the Deposit as of the Buy Back Closing;

(c)	the “Uncredited Deposit” shall be equal to (i) 50% of the Deposit minus (ii) the Deposit minus the Uncredited Deposit immediately prior to the Buy Back Closing; and

(d)	the “Minimum Quantities” shall be adjusted to be equal to 50% of the Minimum Quantities immediately prior to the Buy Back Closing, as more particularly set forth in the definition of “Minimum Quantities”.

For greater certainty, the Deposit shall be reduced by 50% of the Deposit immediately prior to the Buy Back Closing and not by the aggregate amount paid pursuant to this Section 3.4.

ARTICLE 4
TERM

Section 4.1	Term

The term of this Agreement shall commence on the Effective Date and, subject to Section 9.2(1)(c), shall continue until the date that is 40 years after the Effective Date (the “Initial Term”). Purchaser may terminate this Agreement at the end of the Initial Term by providing Seller, prior to the expiry of the Initial Term, with written notice of its intention to terminate. If Purchaser has not provided such notice prior to the expiry of the Initial Term, then this Agreement shall continue in full force and effect for successive ten year periods unless and until Purchaser provides written notice to Seller terminating this Agreement prior to the end of the then current term.

Section 4.2	Uncredited Deposit

If, by the expiry of the term of this Agreement or upon any early termination of this Agreement pursuant to Section 9.2(1)(c) or otherwise, Seller has not sold and delivered to Purchaser an amount of Refined Silver sufficient to reduce the Uncredited Deposit to nil in accordance with this Agreement, then Seller shall pay such Uncredited Deposit to Purchaser within 60 days of demand therefor following the expiry of the term or the termination of this Agreement.

Section 4.3	Conversion to Royalty

On and after the later of the date on which (i) the Minimum Quantities for each individual Payable Metal have been delivered to Purchaser in the form of Refined Silver equivalents; and (ii) the Buy Back Option has been exercised or lapsed; Seller may elect by notice in writing to require Purchaser to convert the remaining delivery obligations under this Agreement into the Converted Royalty. As soon as reasonably practicable and in any event within 60 days of receipt by Purchaser of such notice and the draft Converted Royalty:

(a)	the Parties will execute a definitive Converted Royalty;

(b)	the Parties will register and record against the Real Property the Converted Royalty or a notice of the Converted Royalty (and any other similar document or documents as Purchaser may reasonably request that will have the effect of giving notice of the existence of the Converted Royalty to third Persons, protecting Purchaser’s right to receive the gross revenue royalty payable under the Converted Royalty, and securing payment of such gross revenue royalty and the covenants and obligations of Seller under the Converted Royalty) with the appropriate public registry;

(c)	Purchaser will execute such releases and discharges as may be reasonably requested by the Seller MPA Entities to terminate this Agreement (subject to Section 11.5) and release any Security Documents to the extent the Encumbrances thereunder secure the Stream Obligations; and

(d)	the Seller MPA Entities will deliver such opinions, certificates and resolutions as Purchaser may reasonably request to ensure the validity and enforceability of the Converted Royalty.

ARTICLE 5
REPORTING; BOOKS AND RECORDS

Section 5.1	Reporting Requirements

(1)	From and after the Closing Date, the Seller MPA Entities shall deliver to Purchaser:

(a)	until Completion is achieved, a Monthly Construction Report to be provided within 15 Business Days after the end of each calendar month;

(b)	commencing with the month in which Minerals are first shipped to a Processor, a Monthly Report to be provided within 15 Business Days after the end of each calendar month; provided that, for each month that is the last month of a Fiscal Quarter for which a Quarterly Report is required to be provided pursuant to Section 5.1(1)(d) below, the information required to be contained in the Monthly Report for such month may be included in such Quarterly Report;

(c)	until Completion is achieved, quarterly progress reports, in form and substance satisfactory to Purchaser, acting reasonably, as soon as reasonably practicable following the end of each quarter in no event later than 15 Business Days following the end of each quarter, which reports shall include a report on the financial status of the BHMC and status of the Project, including (i) detailed listing of actual costs incurred vs. budget for the most recent quarter and on a cumulative basis in respect of the Mine; (ii) financial forecast that presents the sources and uses of cash during the remainder of the expected construction and development period in respect of the Project and the first five years of expected production; (iii) listing of any Authorization required for the construction, development or operation of the Mine that will expire within the next 12 months; (iv) an update on the construction and development in respect of the Mine; (v) an updated estimate of the reasonably expected total capital required to achieve Completion; and (vi) the information contained in the Monthly Construction Report presented for the quarter;

(d)	commencing with the Fiscal Quarter in which Minerals are first shipped to a Processor, a Quarterly Report to be provided within 20 Business Days after the end of each Fiscal Quarter;

(e)	promptly upon preparation thereof, reasonably detailed environmental reports and reports on occupational health and safety and community matters;

(f)	annual Reserve and Resource reports prepared in accordance with NI 43-101 (as and when prepared);

(g)	annual reports detailing reconciliation of resource model, mine grade control and process facilities;

(h)	any other material engineering or economic studies (as and when prepared);

(i)	on an annual basis, the list of the Mining Rights underlying the Real Property or any changes from the prior year’s list;

(j)	copies of all reports prepared by management or advisers to any Seller MPA Entity that are given to the board of directors of BHMC within 5 days of sending any such report to the directors;

(k)	prior to the Target IRR Date, copies of all Material Contracts (and amendments thereto), studies or reports relating to the Real Property, the Mine or the Minerals that may be reasonably requested by Purchaser and promptly following the receipt thereof copies of any notice of default, termination or enforcement action under any such contract or occurrence of any other material event in respect of the Real Property or the Mine;

(l)	notice of any other material event concerning the Mine, the Project Assets, Seller or BHMC including any force majeure, labour or civil disruption, actual or threatened material legal action, actual or threatened withdrawal of any material permit or third-party approval, any material human rights, community, health and safety, other social, animal welfare, conservation, other environmental, or corporate governance controversies or initiatives or any change in law materially impacting the Real Property or the Mine;

(m)	prior to the Target IRR Date, within 45 days following the end of each quarter of each fiscal year and to the extent prepared by management, Seller shall provide Purchaser with a copy of the unaudited financial statements of Seller (on an unconsolidated basis) for such quarter;

(n)	prior to the Target IRR Date, (i) within 45 days following the end of each of the first three fiscal quarters of each fiscal year, BHMC shall provide Purchaser with a copy of its unaudited financial statements and management discussion and analysis thereof on a consolidated basis for that quarter, and (ii) within 60 days following the end of each fiscal year, BHMC shall provide Purchaser with a draft of its unaudited financial statements on a consolidated basis for that fiscal year;

(o)	prior to the Target IRR Date, within 90 days of the end of each fiscal year and to the extent prepared by management, Seller shall deliver to Purchaser its unaudited, unconsolidated financial statements and management discussion and analysis thereof for such year and to the extent prepared and delivered to any lender or other third party, its audited unconsolidated financial statements and management discussion and analysis thereof for such year; and

(p)	within 120 days following the end of each fiscal year, BHMC shall provide Purchaser with a copy of its audited financial statements and management discussion and analysis thereof on a consolidated basis for that year.

To the extent any of the foregoing information is published publicly on BHMC’s SEDAR profile or website, such publication shall constitute provision of such information to Purchaser.

(2)	Prior to the Target IRR Date, promptly after the annual operating budget for the Seller MPA Entities is presented to the board of directors of any BHMC Group Entity, and in any event at least 10 Business Days prior to the beginning of each fiscal year, Seller shall provide to Purchaser such annual operating budget approved by the board of directors for the upcoming fiscal year, including:

(a)	estimates of Operating Costs by category, capital expenditures by category and finance costs (including debt service costs and monetary obligations under any capital or financing leases) for the upcoming calendar year (to be set out on a monthly basis);

(b)	a revenue projection for the upcoming year; and

(c)	an updated 5 year business plan for the upcoming year and the four calendar year thereafter.

(3)	Promptly after the life of mine plan for the Mine is presented to the board of directors of any BHMC Group Entity, and in any event once every 12 months, and promptly whenever an update to any such life of mine plan is adopted by management of any BHMC Group Entity, Seller shall provide to Purchaser such life of mine plan or updated life of mine plan approved by the board of directors, as applicable, including

(a)	the annual production forecast for silver, lead and zinc from the Mining Properties during the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(b)	the amounts of Payable Metals as forecast for the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(c)	a list of assumptions used in developing the forecasts referred to in paragraphs (a) and (b), including the types, tonnages, metal grade and metal recoveries of ore from the Mining Properties and the operating costs and sustaining capital during the applicable forecast period in the case of the production forecast; and

(d)	a statement setting out the silver, lead and zinc Reserves and Resources for the Mine and the assumptions used.

(4)	Seller shall notify and consult with Purchaser regarding any matter concerning the Mining Properties that has or is reasonably likely to have a Material Adverse Effect. Seller shall seek to comply with this Section 5.1(4), to the extent reasonably practicable and subject to requirements of Applicable Law, prior to any public announcement regarding the matter.

(5)	Seller shall notify and consult with Purchaser regarding any changes or material communications with the EPA in connection with the EPA Settlement Agreement or with the surety bond or letter of credit providers of Financial Assurances required under the EPA Settlement Agreement.

(6)	Seller shall provide Purchaser with immediate written notice if:

(a)	it becomes aware that as of the most recently completed calendar month end, except for a shortfall not to exceed US$5,000,000, the Cost to Complete Test has not been satisfied or that the Cost to Complete has increased by more than 10% since the Closing Date or any time that the Cost to Complete has increased by more than 5% thereafter together with reasonably detailed explanation of the reasons therefor;

(b)	it suffers or incurs, or expects to suffer or incur, an Insolvency Event or any other Trigger Event; or

(c)	it becomes, or expects to become, unable to pay its debts, expenses and liabilities as they become due in the ordinary course of its business.

(7)	Each time Seller or BHMC establishes a mineral resource or a mineral reserve estimate on any part of the Mining Properties or establishes a new mineral resource or a new mineral reserve estimate which is a material change to the prior mineral resource or mineral reserve estimate, the Seller MPA Entities shall promptly provide Purchaser with such estimate.

Section 5.2	Books and Records

Seller and BHMC shall, and shall cause the other Seller MPA Entities to, keep true, complete and accurate Books and Records to enable Purchaser to confirm compliance with the terms and conditions of this Agreement, including the determination of the Payable Metals and whether Completion has been achieved. Seller and BHMC shall, and shall cause the other Seller MPA Entities to:

(a)	provide copies to Purchaser of; and

(b)	permit Purchaser and its authorized representatives and agents to perform audits, reviews and other examinations of,

such Books and Records from time to time, at such reasonable times as Purchaser may request upon reasonable notice. If any audit, review or examination conducted by Purchaser discloses that deliveries of Refined Silver received under this Agreement are short by more than five percent (5%) or there has been a material breach of any obligation, covenant, condition or agreement contained herein, the Seller MPA Entities shall reimburse Purchaser for its costs incurred in such audit, review or examination.

Section 5.3	Technical Reports

(1)	Seller and BHMC shall prepare technical reports on the Mining Properties in compliance with NI 43-101 as and when required by Applicable Law. Seller and BHMC shall provide to Purchaser an advance draft copy of any technical report on the Mining Properties prepared in compliance with NI 43-101 before it is filed on SEDAR or otherwise publicly announced, and in any event not less than five Business Days before it is so filed.

(2)	Upon the reasonable request of Purchaser, the Seller MPA Entities shall use commercially reasonable efforts to cause the author(s) of such report to provide, (i) a copy of such report to be addressed to Purchaser or any of its Affiliates, (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to Purchaser or any of its Affiliates, and (iii) such other consents in connection with the use of or reliance upon such report by Purchaser or any of its Affiliates from time to time in its public disclosure as may be required by Purchaser.

(3)	Notwithstanding the foregoing, if Purchaser or any of its Affiliates is required by applicable laws to prepare a technical report under NI 43-101 (or similar report) in respect of the Mining Properties and chooses to prepare its own technical report (or similar report), the Seller MPA Entities shall cooperate with and allow Purchaser and its authorized representatives to access technical information required to be reported under NI 43-101 pertaining to the Mining Properties and complete site visits at the Real Property so as to enable Purchaser or its Affiliates, as the case may be, to prepare the technical report (or similar report) in accordance with NI 43-101 (or any other applicable Canadian and/or US securities laws and/or stock exchange rules and policies governing the disclosure obligations of Purchaser or any of its Affiliates).

Section 5.4	Inspections

Subject at all times to the workplace rules and supervision of Seller, and provided any rights of access do not interfere with any exploration, development, mining or processing work conducted on the Mining Properties, the Seller MPA Entities hereby grant to Purchaser and its representatives and agents, at reasonable times and upon reasonable notice and at Purchaser’s sole risk and expense, the right to access and physically inspect the Books and Records, the Mining Properties and the Mineral Processing Facilities, in each case to monitor Seller’s mining and processing operations on the Mining Properties, to confirm compliance with the terms and conditions of this Agreement, confirm whether Completion has been achieved, or to otherwise monitor and review mining and processing operations. Purchaser shall avail itself of the rights in this Section 5.4 no more than once per calendar year.

Section 5.5	Construction, Development and Completion

Seller and BHMC shall use commercially reasonable efforts to cause construction and development in respect of the Mine to be carried out in accordance with the Project Financial Plan. Seller shall promptly notify Purchaser in writing of any departure from or proposed change to the Project Financial Plan that could result in a Material Adverse Effect.

Section 5.6	Confidentiality

(1)	Subject to Section 5.6(2), neither Purchaser nor the Seller MPA Entities shall, without the express written consent of the other (which consent shall not be unreasonably withheld), disclose any non-public information in respect of the terms of the Transaction Documents or otherwise received under or in conjunction with the Transaction Documents, and none of Purchaser and the Seller MPA Entities shall issue any press releases concerning the terms of any Transaction Document except in accordance with Section 11.7.

(2)	Notwithstanding the foregoing, Purchaser and the Seller MPA Entities may disclose non-public information in respect of the terms of the Transaction Documents or otherwise received under or in conjunction with the Transaction Documents in the following circumstances:

(a)	to

(i)	its limited partners, investors, auditor, legal counsel, lenders, underwriters, investment bankers and technical consultants, and

(ii)	Persons with which it is considering or intends to enter into a transaction which would be permitted hereunder without the consent of the other party under this Agreement (such Persons referred to in this Agreement, the “Proposed Transferees”) for which such non-public information would reasonably be relevant (and to advisors and representatives of any such Person), provided that such disclosure is made on a need to know basis and that such Persons are advised of the confidential nature of the non-public information, undertake to maintain the confidentiality of it and are strictly limited in their use of the non-public information to those purposes necessary for such Persons to perform the services for which they were, or are proposed to be, retained or to consider or effect the applicable transaction, or to monitor their investments in the case of limited partners or investors, as applicable;

(b)	where disclosure is necessary to comply with Applicable Laws, court order or regulatory request, provided that (x) such disclosure is limited to only that non-public information so required to be disclosed, and (y) the party required to disclose such information shall promptly notify the other party in writing to permit the other party, at its own expense, to have an opportunity to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such non-public information and, where applicable, that the party required to disclose such information has taken commercially reasonable efforts to avail itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;

(c)	for the purposes of the preparation and conduct of any legal proceeding commenced under Section 9.7 or any determination presided over by an independent national accounting firm in connection with the preparation of an Auditor’s Report referred to in Section 9.6;

(d)	where disclosure is required under Applicable Laws in connection with any initial public offering or subsequent public offering of securities of any Seller MPA Entity or of Purchaser or any Affiliate thereof;

(e)	with the express written consent of the other party, such approval not to be unreasonably withheld, conditioned or delayed; and

(f)	to its Affiliates and those of its and its Affiliates’ directors, officers, employees, advisors and representatives who need to have knowledge of the non-public information and each such Person to whom the non-public information is disclosed is directed to comply with these terms of confidentiality (or is bound by professional obligations to maintain confidentiality).

(3)	Each party shall ensure that its Affiliates who receive any non-public information pursuant to this Agreement and its and such Affiliates’ employees, directors, officers, advisors and representatives and those Persons listed in Section 5.6(2)(f) are made aware of this Section 5.6 and comply with the provisions of this Section 5.6. Each party shall be liable to the other party for any improper use or disclosure of such terms or information by such Persons.

(4)	For the purposes of this Section 5.6, the Seller MPA Entities are one party and Purchaser is the other party.

(5)	If a Party is required to file this Agreement in any public registry, filing system or depository, including SEDAR in order to comply with Applicable Law, it shall notify the other Parties of such requirement within two Business Days of the date of this Agreement, and the Parties shall consult with each other with respect to any proposed redactions to the Agreement in compliance with Applicable Law before it is filed in any such registry, filing system or depository.

ARTICLE 6
COVENANTS

Section 6.1	Conduct of Operations

(1)	Subject to Section 6.1(2), all decisions regarding the Mine, the Mining Properties and the Mineral Processing Facilities, including all decisions concerning the methods, extent, times, procedures and techniques of any: (i) exploration, development and mining related to the Mine, including spending on capital expenditures; (ii) leaching, milling, processing or extraction; (iii) materials to be introduced on or to the Mining Properties; and (iv) sales of Minerals and terms thereof; shall be made by Seller, in its sole discretion. Without limiting the generality of the foregoing, subject to Section 5.1(2), Seller shall be permitted to amend the mine plan for the Mine at any time and from time to time in its sole discretion.

(2)	Seller and BHMC shall, and shall cause each other applicable BHMC Group Entity to, carry out and perform all mining operations and activities pertaining to or in respect of the Mine, the Mining Properties and the Mineral Processing Facilities in a commercially prudent manner and in accordance with all Applicable Laws, the then current life of mine plan, the Authorizations and Good Practice Standards. In addition, Seller and BHMC shall, and shall cause the other applicable BHMC Group Entities to:

(a)	ensure that all cut-off grade, short term mine planning, long term mine planning and production decisions concerning the Mining Properties shall be based on silver, lead and zinc prices typical of normal industry practice and be made on the assumption that Seller is receiving payment for all silver, lead and zinc produced at the Mining Properties at Refined Metal Market Prices; and

(b)	assume silver, lead and zinc prices typical of normal industry practice and that Seller is receiving payment for all silver, lead and zinc produced at the Mining Properties at market prices, without any consideration of the financial impact of this Agreement: (A) in any resource or reserve determination, short term mine planning, long term mine planning and production decisions concerning the Mining Properties; (B) in any studies, analyses or decisions regarding the nature or location of the ore to be mined on, the sequence of mining operations or any related financing thereof; and (C) in any determination to operate, modify, suspend or terminate the Mineral Processing Facilities.

Section 6.2	Processing/Commingling

(1)	Seller and BHMC shall ensure that no BHMC Group Entity or other Person processes Other Minerals through the Mine’s processing plant, or commingles such Other Minerals with, Minerals mined, produced, extracted or otherwise recovered from the Mining Properties, unless (i) the applicable BHMC Group Entity has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purpose of determining the quantum of Minerals; (ii) Purchaser shall not be disadvantaged as a result of the processing of Other Minerals in priority to, or concurrently with, the Minerals, or Seller, acting reasonably, shall have entered into an agreement satisfactory to Purchaser, acting reasonably, to compensate Purchaser for any such disadvantage providing for a commensurate stream interest in such Other Minerals or another form of compensation (a “Compensation Agreement”); (iii) Purchaser has approved the Commingling Plan and, if applicable, the Compensation Agreement, such approval not to be unreasonably withheld; (iv) Seller and BHMC shall keep all books, records, data, information required by the Commingling Plan for the same period of time as is required by the applicable taxation authorities for the retention of financial records; and (v) Seller and BHMC shall keep all samples required by the Commingling Plan in accordance with Good Practice Standards. Seller and BHMC agree to revisit the Commingling Plan and the Compensation Agreement if Purchaser, acting reasonably, determines that circumstances have changed, in order to ensure that the Commingling Plan continues to provide for the accurate measurement of Minerals and the Compensation Agreement reasonably compensates Purchaser for any disadvantage. For greater certainty, the foregoing does not apply to the handling of Minerals by a Processor in accordance with its standard operating procedures and Good Practice Standards.

(2)	Seller shall have the right to mine and remove small amounts of ores, minerals and mineral resources constituting Minerals as is reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the minerals’ potential of the Mining Properties.

(3)	Seller shall not process or toll treat Minerals at any processing plant other than the Mine’s processing plant except

(a)	during such time as the Mine’s processing plant is being commissioned and provided that Purchaser shall not be disadvantaged as a result of such processing or toll treating or Seller, acting reasonably, shall have entered into an agreement to compensate Purchaser for any such disadvantage; and

(b)	so long as no minerals are commingled with the Minerals mined, produced, extracted or otherwise recovered from the Mining Properties, except in accordance with Section 6.2(1).

Seller and such other tolling processor shall enter into a toll mining contract with respect to such tolling and keep all books, records, data, information and samples, in each case, in accordance with Good Practice Standards. For greater certainty, deliveries shall be required hereunder in respect of all such toll treated Minerals, bulk samples and other production where Seller or any other BHMC Group Entity receives any proceeds from any Processor or other purchaser.

Section 6.3	Preservation of Corporate Existence

(1)	Each of Seller and BHMC shall do all things necessary or advisable to maintain its corporate existence and, in the case of Seller, remain a resident of the United States for tax purposes.

(2)	Without limiting Section 6.6 and Section 11.12, Seller and BHMC shall ensure that neither BHMC nor any holding company shall consolidate, amalgamate with, or merge with or into, or Transfer all or substantially all of its assets to, or reorganize, reincorporate or reconstitute into or as another entity, or continue to any other jurisdiction or consummate a similar corporate event unless at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, continuance or similar corporate event, the resulting, surviving or transferee entity assumes in favour of Purchaser all the obligations of BHMC or the relevant holding company, as the case may be, under each Transaction Document to which BHMC or such holding company, as the case may be, is a party.

(3)	Without limiting Section 6.6 and Section 11.12, Seller shall not consolidate, amalgamate with, or merge with or into, or Transfer all or substantially all of its assets to, or reorganize, reincorporate or reconstitute into or as another entity, or continue to any other jurisdiction or consummate a similar corporate event unless: (i) at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, continuance or similar corporate event, the resulting, surviving or transferee entity assumes in favour of Purchaser all the obligations of Seller under any Transaction Document to which Seller is a party; (ii) Purchaser has provided its prior written consent to such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, continuance or similar corporate event, such consent not to be unreasonably withheld; and (iii) each Seller MPA Entity acknowledges, confirms and agrees in favour of Purchaser that its obligations under each Transaction Document to which it is a party continue in full force and effect despite such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, continuance or similar corporate event.

Section 6.4	Insurance

(1)	Seller and BHMC shall ensure that the Seller MPA Entities cause to be maintained with reputable insurance companies, insurance with respect to the Project Assets and the operations of Seller conducted on and in respect of the Mine against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations in similar locations, which shall include insurance on each shipment of Minerals from the Mine to the extent such insurance is available to Seller and BHMC on reasonable commercial terms, until risk of loss for such shipment has been transferred to the Processor.

(2)	Seller shall, upon request of Purchaser, furnish to Purchaser a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Seller MPA Entities in accordance with Section 6.4(1). Seller shall, upon the request of Purchaser, provide Purchaser with copies of all insurance policies as in effect from time to time relating to the Project Assets.

(3)	All of the insurance policies relating to the Project Assets and the operations conducted thereon (and all policies of reinsurance issued in connection therewith) shall specify Purchaser as an additional insured and as a loss payee and contain such endorsements in favour of Purchaser as Purchaser shall reasonably require.

(4)	Seller and BHMC shall ensure that the Seller MPA Entities do not at any time do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be effected hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

Section 6.5	Project Assets

Seller and BHMC shall ensure that:

(a)	except pursuant to a Transfer in compliance with Section 6.6, Seller to be the only legal and beneficial owner of, and ensure that no other Person holds or acquires any ownership right, title or interest in, the Project Assets;

(b)	Seller shall keep the Mining Properties in good standing; provided that Seller shall be entitled to abandon, surrender, relinquish or let lapse any of the Mining Properties, if Seller shall have determined, acting reasonably, that it is not economical to mine the Minerals from the Mining Properties that it proposes to abandon, surrender, relinquish or let lapse; and

(c)	Seller shall maintain all Authorizations necessary to operate the Mine in good standing and construct, develop and operate the Mine in a commercial prudent manner consistent with Good Practice Standards and in compliance with all Applicable Laws.

Section 6.6	Transfers

(1)	Except with the prior written consent of Purchaser, such consent not to be unreasonably withheld, Seller and BHMC shall not, and shall cause the other BHMC Group Entities to not:

(a)	permit, suffer or allow Seller to Transfer, in whole or in part, or otherwise cease to hold (other than as contemplated by Section 6.5(b) or Section 6.6(3) or a transfer of Minerals in the ordinary course of business) all beneficial and legal title of the Mining Properties, the Mineral Processing Facilities and the other Project Assets or any right, title or interest therein;

(b)	Transfer, in whole or in part, or otherwise cease to hold (other than as contemplated by Section 6.5(b) or Section 6.6(3)), their direct or indirect interests in Seller or any right, title or interest therein; or

(c)	agree to, or enter into any agreement, arrangement or other transaction with any Person that would cause, or otherwise allow or permit to exist, a Change of Control of any Seller MPA Entity.

(2)	Notwithstanding Section 6.6(1)(c), the prior written consent of Purchaser shall not be required in connection with a Change of Control of BHMC if:

(a)	the Acquiror is not a Restricted Person;

(b)	the Acquiror (if the Acquiror is not controlled by any other Person) or the Person that is not controlled by any other Person that controls the Acquiror executes and delivers to Purchaser within 30 days of the date of such Change of Control a guarantee of the payment and performance of all of the Stream Obligations, substantially in form and substance as set out in the Guarantee, and satisfactory to Purchaser, acting reasonably;

(c)	there is no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) that has occurred and is continuing as at the date of the Change of Control; and

(d)	each Seller MPA Entity acknowledges, confirms and agrees in favour of Purchaser that its obligations under each Transaction Document to which it is a party continue in full force and effect despite such Change of Control.

(3)	Notwithstanding Section 6.6(1)(a) and Section 6.6(1)(b), Seller may Transfer Project Assets (other than any Mining Properties) not reasonably required for, or useful in connection with, the operation of the Mine in accordance with the then applicable life of mine plan.

Section 6.7	Encumbrances

Subject to Section 7.2, Seller and BHMC shall not, and shall cause the other BHMC Group Entities to not, grant or allow to exist an Encumbrance, other than Permitted Encumbrances, in respect of all or any of the Project Assets in favour of any Person.

Section 6.8	Offtake Agreements

(1)	Seller and BHMC shall ensure that, no BHMC Group Entity shall smelt or refine any Minerals and that when Minerals that contain any marketable metal are to be sold or otherwise disposed of, all such Minerals are sold by Seller to a Processor pursuant to an Offtake Agreement.

(2)	Seller and BHMC shall ensure that all Offtake Agreements entered into by Seller (or any other BHMC Group Entity) shall be on commercially reasonable arm’s length terms and conditions for concentrates similar in make-up and quality to those derived from the Minerals, and shall include (i) industry standard reporting and payment settlement protocols, (ii) provisions that require the delivery of metals return statements, provisional and final settlement sheets and invoices and certificates for final shipped moisture content and analyses and assays evidencing the amount of Minerals, (iii) provisions that require appropriate and separate sampling, assaying, weighing and moisture determination procedures so that Seller and the applicable Processor can determine the grade or content of silver, lead, zinc and other metals in each delivery to a Processor; and (iv) provisions that permit the assignment by Seller of its rights and benefits thereunder to the Security Agent as security for the Stream Obligations and require the Processor to enter into a direct agreement with the Security Agent in customary form for secured project financing transactions.

(3)	Seller shall deliver all Minerals that include marketable metal to each Processor in such quantity, description and amounts and at such times and places as required under and in accordance with each Offtake Agreement.

(4)	Seller shall promptly provide to Purchaser confirmation of the terms of any such Offtake Agreement and, within 15 days after the execution thereof by each of the parties thereto, Seller shall provide to Purchaser a final signed copy of such Offtake Agreement and use its commercially reasonable efforts to avoid any requirement for the redaction of any part thereof, failing which, such Offtake Agreement shall be provided subject to the redactions required by any such Offtake Agreements.

(5)	Seller shall take all commercially reasonable steps to enforce its rights and remedies under each Offtake Agreement with respect to any breaches of the terms thereof relating to the timing and amount of Processor settlements. Seller shall notify Purchaser in writing when any dispute in respect of a material matter arising out of or in connection with any Offtake Agreement is commenced and shall provide Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.

Section 6.9	Related Party Transactions

Without limiting any other provision of this Agreement, Seller and BHMC shall ensure that any Related Party Transaction entered into by the Seller MPA Entities shall be:

(a)	bona fide and on terms and conditions that are commercially reasonable and could be obtained in a similar arm’s length transaction; and

(b)	if such Related Party Transaction involves the incurrence of Financial Indebtedness by a Seller MPA Entity, subject to a subordination and postponement agreement in accordance with Section 7.2(3).

Section 6.10	Indebtedness

Seller shall not, and Seller and BHMC shall ensure that the other Seller MPA Entities do not, incur, assume, guarantee or otherwise be or become liable for any Financial Indebtedness secured by an Encumbrance over any Project Asset without the prior written consent of Purchaser, other than any Permitted Secured Debt.

Section 6.11	Hedging Transactions

The Seller MPA Entities may enter into Hedging Contracts on an unsecured basis in the ordinary course of, and pursuant to the reasonable requirements of, its business, and not for speculative investment or on a margined basis. The Seller MPA Entities may enter into any such Hedging Contract on a secured basis only with the prior approval of Purchaser, acting reasonably, and provided that (i) the obligations under the such Hedging Contract that are secured by Encumbrances over any Project Asset at no time will exceed the Maximum Hedging Exposure where the Maximum Hedging Exposure is calculated as at the date of entering into any such Hedging Contract; and (ii) the counterparty and Purchaser enter into an intercreditor agreement on terms satisfactory to Purchaser. Following the Target IRR Date, the Seller MPA Entities may enter into Hedging Contracts without restriction provided that such Hedging Contracts do not interfere with Seller’s ability to satisfy its obligations hereunder.

Section 6.12	No Distribution

Seller and BHMC shall not, and shall cause each other Seller MPA Entity to not:

(a)	prior to the achievement of the Positive CFADS Test, make any Distribution other than to (i) fund the payment of any PF Obligations or other Permitted Secured Debt, (ii) fund the scheduled payment of the obligations owing to the EPA under the EPA Settlement Agreement, and (iii) pay reasonable annual overhead expenses of BHMC, and those that relate to the administration and management of Seller or any other Seller MPA Entity (in the latter case, with respect to the administration and management of its interest in Seller, the Mining Properties, the Project Assets and/or Recovered Metals), or

(b)	upon the occurrence of a Trigger Event and until 90 days after any such Trigger Event has been remedied or in the event the making of a Distribution would cause a Trigger Event, make any Distribution.

Section 6.13	EPA Matters

The Seller MPA Entities shall comply in all material respects with the EPA Settlement Agreement and shall take all actions necessary to ensure that the surety bonds, letters of credit and other Financial Assurances required under the EPA Settlement Agreement are validly issued in favour of the EPA and remain in good standing and satisfactory to the EPA, in each case in accordance with the EPA Settlement Agreement.

ARTICLE 7
GUARANTEES AND SECURITY

Section 7.1	Guarantee

(1)	BHMC hereby unconditionally and irrevocably guarantees to Purchaser, the due and punctual payment and performance of the Stream Obligations and agrees on written demand of Purchaser, following the occurrence of a Seller Event of Default, to perform or discharge the Stream Obligations which have not been fully performed or discharged at the times and in the manner provided for in the Transaction Documents (the “BHMC Guarantee”).

(2)	Without prejudice to the rights of Purchaser against Seller, BHMC unconditionally and irrevocably agrees that, as between Purchaser and itself, it will be liable as principal debtor in respect of the performance of the Stream Obligations and not merely as surety and, accordingly, BHMC shall be fully liable forthwith on demand by Purchaser, following the occurrence and during the continuance of a Seller Event of Default, to perform or discharge the Stream Obligations irrespective of the validity, effectiveness or enforceability of the Stream Obligations against Seller or any other fact or circumstances which would or might otherwise constitute a legal or equitable discharge of or defence to a guarantor or surety.

(3)	As a separate and independent obligation, if any of the Stream Obligations are not duly and punctually paid by Seller and performed by BHMC under Section 7.1(1) for any reason whatsoever BHMC unconditionally and irrevocably agrees to indemnify and save Purchaser harmless from and against any losses which Purchaser may suffer or incur from the failure of Seller to duly perform such Stream Obligations.

(4)	The BHMC Guarantee of the Stream Obligations is a continuing guarantee and shall remain in effect until all of the Stream Obligations existing or arising or which may arise under or by virtue of the Stream Obligations shall have been paid, performed or discharged in full.

(5)	BHMC waives any rights it may have as surety under any Applicable Law which may at any time be inconsistent with any of the provisions hereof or which it may have of first requiring Purchaser to proceed against or claim performance or payment from Seller or any other Person.

(6)	Purchaser without notice to BHMC and without discharging, prejudicing or affecting the obligations of BHMC hereunder, may (i) grant time, indulgences, concessions, releases and discharges or any financial accommodation to Seller; (ii) take, hold, fail to take or hold, vary, deal with, realize, enforce, release or determine not to enforce, perfect or release any other guarantee, indemnity or security for all or any of the Stream Obligations; or (iii) effect compositions from, and otherwise deal with, Seller and all other Persons as Purchaser may see fit and generally may otherwise do or omit to do any act or thing which, but for this provision, might operate to discharge, prejudice or affect the obligations of BHMC hereunder.

(7)	BHMC agrees that the liability of BHMC under this BHMC Guarantee is absolute and unconditional irrespective of:

(a)	the lack of validity or enforceability of any terms of any of the Project Finance Documents;

(b)	any contest by Seller or any other Person as to the amount of the Stream Obligations, the validity or enforceability of any terms of the Project Finance Documents or the perfection or priority of any Security Document;

(c)	any defence, counter claim or right of set-off available to Seller;

(d)	any release, compounding or other variance of the liability of Seller or any other Person liable in any manner under or in respect of the Stream Obligations or the extinguishment of all or any part of the Stream Obligations by operation of law;

(e)	any change in the time or times for, or place or manner or terms of payment or performance of the Stream Obligations or any consent, waiver, renewal, alteration, extension, compromise, arrangement, concession, release, discharge or other indulgences which Purchaser may grant to Seller or any other Person;

(f)	any amendment or supplement to, or alteration or renewal of, or restatement, replacement, refinancing or modification or variation of (including any increase in the amounts available thereunder or the inclusion of an additional borrower thereunder), or other action or inaction under, the Project Finance Documents or any other related document or instrument, or the Stream Obligations;

(g)	any discontinuance, termination or other variation of any terms or conditions of any transaction with, Seller or any other Person;

(h)	any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of Seller, BHMC or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of Seller, BHMC or their respective businesses;

(i)	any dealings with the security which Purchaser holds or may hold pursuant to the terms and conditions of the Project Finance Documents, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;

(j)	any limitation of status or power, disability, incapacity or other circumstance relating to Seller, BHMC, or any other Person, including any Insolvency Event involving or affecting Seller, BHMC, or any other Person or any action taken with respect to this BHMC Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not BHMC shall have notice or knowledge of any of the foregoing;

(k)	any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Project Finance Document, or the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of (A) any Governmental Authority that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Stream Obligations or the obligations of BHMC under this BHMC Guarantee, or (B) any court order that amends, varies, reduces or otherwise affects any of the Stream Obligations;

(l)	any taking or failure to take security, any loss of, or loss of value of, any security, or any invalidity, non-perfection or unenforceability of any security held by Purchaser, or any exercise or enforcement of, or failure to exercise or enforce, security, or irregularity or defect in the manner or procedure by which Purchaser realizes on such security;

(m)	any application of any sums received to the Stream Obligations, or any part thereof, and any change in such application; and

(n)	any other circumstances which might otherwise constitute a defence available to, or a discharge of, BHMC, Seller or any other Person in respect of the Stream Obligations or this BHMC Guarantee.

(8)	Subject only to Sections 7.1(1) and (2) requiring demand, BHMC hereby waives notice of the acceptance of this BHMC Guarantee and of presentment, demand and protest and notices of non-payment and dishonour and any other demands and notices required by any Applicable Law.

(9)	From the date or dates upon which any demand is made against BHMC under this Section 7.1 until the Stream Obligations have been performed and discharged in full, BHMC shall not (i) claim any set-off or counterclaim against Seller; (ii) make or enforce any claim or right (including a right of subrogation or contribution) against Seller to prove in competition with Purchaser in the event of an Insolvency Event of Seller or in respect of any outstanding liability of Seller hereunder; or (iii) in competition with Purchaser claim the benefit of any security or guarantee now or hereafter held by Purchaser for any money or liabilities due or incurred by Seller to Purchaser or any share therein.

(10)	Purchaser shall not be obligated before taking any steps to enforce this BHMC Guarantee (i) to take any steps or proceedings or other action whatsoever or obtain any judgment against Seller or any other Person in any court or tribunal, (ii) to make or file any claim in an Insolvency Event in respect of Seller or any other Person, (iii) to exercise any diligence against Seller, or (iv) resort to any other means of payment.

(11)	Nothing herein contained shall restrict or adversely affect or be construed to restrict or adversely affect any right which Purchaser may have to set-off any Stream Obligations owed by BHMC under this BHMC Guarantee to Purchaser against any obligations owed by Purchaser to BHMC, regardless of the place of payment or currency of such obligations.

Section 7.2	Security.

(1)	Each Seller MPA Entity shall grant as security for its Stream Obligations to and in favour of the Security Agent charges, security interests and pledges in, to and over all of its present and after-acquired real and personal property, assets and undertaking, including all debt, liabilities, securities and other equity interests held by such Seller MPA Entity in any other Seller MPA Entity, and in each case including all proceeds thereof, in form and substance satisfactory to Purchaser, acting reasonably.

(2)	The Seller MPA Entities shall cause each BHMC Group Entity holding a direct or indirect interest in or to, now or in the future, Seller, the Mining Properties, the Project Assets and/or Recovered Metals (each a “BHMC Group Guarantor”), to (i) execute and deliver a guarantee in favour of Purchaser, in form and substance satisfactory to Purchaser, acting reasonably, guaranteeing the payment and performance, when due, of all Stream Obligations (the “BHMC Group Guarantees”) and (ii) grant as security for its obligations under its BHMC Group Guarantee, to and in favour of Purchaser, charges, security interests and pledges in, to and overall present and after-acquired real and personal property, assets and undertaking of such BHMC Group Guarantor, including all debt, liabilities, securities and other equity interests held by such BHMC Group Guarantor in any other Seller MPA Entity, and in each case including all proceeds thereof, in form and substance satisfactory to Purchaser, acting reasonably.

(3)	Seller and BHMC shall cause each of their Affiliates to whom any debt, liability or obligation is owed by a Seller MPA Entity, to execute and deliver a written assignment, subordination and postponement of claims (or the equivalent security instrument under any Applicable Law), in favour of Purchaser and in form and substance satisfactory to Purchaser, acting reasonably, that assigns, by way of a security interest and subject only to Permitted Encumbrances, all such debts, liabilities or obligations to Purchaser and subordinates and postpones the enforcement of any such debts, liabilities and obligations and the realization of any charges or security interests to secure such claims to the Security Documents and, from and after a Seller Event of Default, or any event or circumstance which, with notice, the passage of time or both, would constitute a Seller Event of Default, and until such Seller Event of Default is remedied, subordinates and postpones the payment of all such debts, liabilities and obligations to the payment in full of all debts, liabilities and obligations of such Person to Purchaser.

(4)	Seller and BHMC shall cause all such further agreements, instruments and documents to be executed and delivered and all such further acts and things to be done as Purchaser may from time to time reasonably require to obtain, perfect, maintain and preserve perfected charges and security interests in, to and over all of their present and after acquired real and personal property, assets and undertaking subject only to Permitted Encumbrances, as security for the Stream Obligations. In addition to the foregoing, in the event of any extension, renewal, replacement, conversion or substitution of any of the Mining Properties (or any part thereof), then Seller shall execute and deliver, or cause to be executed and delivered, all agreements, documents, instruments and registrations, and do all such further acts and things as Purchaser may require, to obtain perfect and preserve a first ranking security interest in such tenement, right or interest or resulting tenement, right or interest, subject only to Permitted Encumbrances, as security for the payment and performance, when due, of all obligations of Seller under this Agreement.

(5)	Seller and BHMC shall not, and shall cause each other BHMC Group Entity to not, contest in any manner the effectiveness, validity, binding nature or enforceability of this Agreement or any of the Security Documents.

(6)	As soon as reasonably practicable and in any event no later than July 7, 2023 (or such later date as Purchaser may agree in its sole discretion) (the “DACA Deadline”), each Obligor shall enter into, and arrange for TD Bank, N.A. to enter into a deposit account control agreement, in form and substance satisfactory to the Security Agent, acting reasonably, with respect to each deposit account of such Obligor with such bank. The Obligors represent, warrant and agree that the deposit accounts held at TD Bank, N.A. together with the accounts held at The Toronto-Dominion Bank and subject to the blocked account agreement dated May 25, 2022 (the “Blocked Accounts”) and certain deposit accounts held at Wells Fargo Bank, National Association (the “Wells Fargo Accounts”), constitute all the deposit accounts of the Obligors. If the Obligors are unable to reach such an agreement with TD Bank, N.A. by the DACA Deadline, then the Obligors will promptly close the accounts held at such bank and use only the Blocked Accounts held at The Toronto-Dominion Bank until such time as a deposit account control agreement in form and substance satisfactory to the Security Agent, acting reasonably, is agreed with an alternative depositary bank satisfactory to Purchaser, acting reasonably, with respect to additional deposit accounts. In any event, the Obligors will close the Wells Fargo Accounts as soon as reasonably practicable and in any event no later than July 31, 2023.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.1	Representations and Warranties of Seller MPA Entities

Seller and BHMC, acknowledging that Purchaser is entering into this Agreement in reliance thereon, hereby jointly and severally make, as of the date of execution of this Agreement, the representations and warranties to Purchaser set forth in Schedule “C”. Such representations and warranties shall be deemed to be repeated (on the date of the relevant certificate) to the extent that they are certified to be true and correct in a certificate delivered by any Seller MPA Entity pursuant to Section 3.2(1).

Section 8.2	Representations and Warranties of Purchaser

Purchaser, acknowledging that the Seller MPA Entities are entering into this Agreement in reliance thereon, hereby makes, as of the date of execution of this Agreement, the representations and warranties to the Seller MPA Entities set forth in Schedule “D”.

Section 8.3	Survival of Representations and Warranties

The representations and warranties set forth above shall survive the execution and delivery of this Agreement.

Section 8.4	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Seller MPA Entities, it shall be deemed to refer to the actual knowledge of Richard Williams, as Executive Chairman of BHMC, Sam Ash, as Chief Executive Officer of BHMC and President of Seller, David Wiens, as Chief Financial Officer of BHMC, and Bradley Barnett, as Vice President of Sustainability of BHMC and Secretary of Seller, and all knowledge which such Persons would have if such Person made due enquiry into the relevant subject matter having regard to the role and responsibilities of such Person as an officer of the Seller MPA Entities, as applicable.

ARTICLE 9
DEFAULTS AND DISPUTES

Section 9.1	Seller Events of Default

Each of the following events or circumstances constitutes an event of default (each, a “Seller Event of Default”):

(a)	Seller fails to sell and deliver Refined Silver to Purchaser on the terms and conditions set forth in this Agreement within ten Business Days of receipt of notice from Purchaser notifying Seller of such default;

(b)	any of the representations or warranties given by a Seller MPA Entity in this Agreement or in any other Transaction Document is inaccurate in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality or by the occurrence of a Material Adverse Effect) as of the date given and such inaccuracy is not remedied within 30 days following delivery by Purchaser to Seller and BHMC of written notice of such inaccuracy;

(c)	any Seller MPA Entity is in breach or default of any of its covenants or obligations set forth in any Transaction Document in any material respect (other than a breach or default of the covenants and obligations referenced in Section 9.1(a)), and such breach or default is not remedied within 30 days following delivery by Purchaser to Seller and BHMC of written notice of such breach or default;

(d)	any Seller MPA Entity (i) fails to make any payment when such payment is due and payable to any Person in relation to any Financial Indebtedness having a principal amount in excess of US$250,000 (including any Convertible Debenture and the Debt Facility), and any applicable grace period in relation thereto has expired, or (ii) defaults in the observance or performance of any other agreement or condition in relation to any such Financial Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs or condition exists, the effect of which default or other condition, if not remedied within any applicable grace period, would be to cause, or to permit the holder of such Financial Indebtedness to declare such Financial Indebtedness to become due prior to its stated maturity date;

(e)	any action is taken by a Person to enforce any Encumbrance in, over or against any of the Collateral or any of the assets used in connection with the Mine which if successful would result in a Material Adverse Effect;

(f)	any substantial portion of the Mining Properties or other Project Assets is expropriated by a Governmental Authority, or a Governmental Authority otherwise takes any action the result of which is that all or substantially all of the rights, privileges and benefits pertaining to or associated with all or any part of the Mining Properties cease, being for the benefit or entitlement of Seller, whether as a result of ceasing to own such part of the Mining Properties or otherwise;

(g)	other than as expressly provided in this Agreement, any Security Document becomes invalid or unenforceable or otherwise ceases to constitute an Encumbrance having the priority stipulated herein over the Collateral (subject only to Permitted Encumbrances contemplated to rank senior or pari passu with the Security Documents under this Agreement) and such default has not been remedied within 30 days following delivery by Purchaser to Seller and BHMC of written notice of such default and provided that (i) such default is capable of being cured, (ii) Purchaser shall not suffer any material prejudice as a result of the delay, (iii) the Seller MPA Entities are diligently proceeding to remedy same, and (iv) no other Trigger Event has occurred and is continuing;

(h)	the occurrence of a Change of Control of BHMC, other than a Change of Control that is permitted in accordance with Section 6.6(2);

(i)	any failure by Seller or BHMC to pay, perform, observe or comply with any obligation contained in the Royalty Agreement when to due to be paid, performed or complied with and such failure continues unremedied for 30 days; or

(j)	the occurrence of an Insolvency Event affecting a Seller MPA Entity.

Section 9.2	Remedies

(1)	If a Seller Event of Default occurs and is continuing, Purchaser shall have the right, upon written notice to Seller, at its option and in addition to and not in substitution for any other remedies available at law or equity, to take any or all of the following actions in its sole discretion:

(a)	demand all amounts and deliveries owing by any of the Seller MPA Entities to Purchaser, including pursuant to Section 9.3, and set off any such amount in accordance with Section 10.5;

(b)	bring an action for provisional remedies or institute arbitration proceedings for damages or specific performance, in each case, in accordance with Section 9.7;

(c)	terminate this Agreement by written notice to the Seller MPA Entities and demand:

(i)	payment of any Uncredited Deposit in accordance with Section 4.2;

(ii)	without limiting Sections 9.2(1)(a) and 9.2(1)(b), all Losses suffered or incurred as a result of the occurrence of such Seller Event of Default and termination, including Losses determined in accordance with Section 9.5(4), and all such deliveries and amounts shall become immediately due and payable upon demand; provided that the right to terminate this Agreement and the right to demand Losses based on a Stream NPV shall not be exercisable in the case of a Seller Event of Default in Section 9.1(b) or 9.1(c) unless such Seller Event of Default (excluding references to materiality or Material Adverse Effect in the applicable representations and warranties, covenants) results in a Material Adverse Effect, and provided further that in the case of a breach of any covenant contained in Article 5, Purchaser shall not have the right to terminate or right to demand Losses based on a Stream NPV unless such breach is willful, repeated and capable of being remedied by the Seller MPA Entities; or

(d)	enforce the Security Documents, or any Guarantee.

(2)	The Parties hereby acknowledge and agree that: (i) Purchaser will be damaged by a Seller Event of Default; (ii) it would be impracticable or extremely difficult to fix the actual damages resulting from a Seller Event of Default; (iii) any sums payable in accordance with Section 9.2(1)(c) (including any sums based on the Stream NPV) with respect to a Seller Event of Default are in the nature of liquidated damages, not a penalty, and are fair and reasonable; and (iv) the amount payable in accordance with Section 9.2(1)(c) or with respect to a Seller Event of Default represents a reasonable estimate of fair compensation for the Losses that may reasonably be anticipated from such Seller Event of Default in full and final satisfaction of all amounts owed in respect of such Seller Event of Default.

Section 9.3	Purchaser Events of Default

Each of the following events or circumstances constitutes an event of default by Purchaser (each, a “Purchaser Event of Default”):

(a)	Purchaser fails to pay any portion of the Deposit to Seller when due in accordance with this Agreement where all of the conditions in Section 3.2 have been satisfied by Seller or waived by Purchaser (any such unpaid portion of the Deposit, the “Unpaid Deposit”);

(b)	Purchaser fails to pay for Refined Silver delivered to Purchaser in accordance with Section 2.5 within 10 Business Days of receipt of notice from Seller notifying Purchaser of such default;

(c)	any of the representations or warranties given by Purchaser in Schedule “D” or in any other Transaction Document is inaccurate in any material respect as of the date given and such inaccuracy is not remedied within 30 days following delivery by Seller to Purchaser of written notice of such inaccuracy; or

(d)	Purchaser is in breach or default of any of its covenants or obligations set forth in any Transaction Document in any material respect (other than a breach or default of the covenants and obligations referenced in Section 9.3(a)), and such breach or default is not remedied within 30 days following delivery by Seller to Purchaser of written notice of such breach or default.

Section 9.4	Seller MPA Entities’ Remedies for Purchaser Event of Default

(1)	In addition to and not in substitution for any of Seller’s rights and remedies available at law or equity, if a Purchaser Event of Default described in Section 9.3(a) has occurred and is continuing, then Seller shall have the right to terminate this Agreement and demand all Losses suffered or incurred as a result of the occurrence of such Purchaser Event of Default and termination. Notwithstanding the foregoing, in the event that Purchaser has disputed the satisfaction of any condition precedent in respect of a relevant portion of the Unpaid Deposit, and such dispute is determined favourably to Seller in accordance with the provisions hereof, Purchaser will have ten (10) Business Days to pay such Unpaid Deposit before Seller may exercise its rights under this Section 9.4(1).

(2)	In addition to and not in substitution for any of Seller’s rights and remedies available at law or in equity, but subject to Section 9.4(4), if a Purchaser Event of Default described in Section 9.3(b) occurs and is continuing the Seller MPA Entities shall continue to comply with their obligations under this Agreement, including in the case of Seller to continue to make deliveries of Refined Silver, but shall have the right to set-off the value of any due but unpaid Refined Silver payments against such deliveries, provided that, if at any time Seller is not able to exercise any such right of set-off, Seller will have the right to suspend, without interest or penalty, its obligations to deliver Refined Silver until Purchaser has remedied such default in full, provided further that, if Purchaser then cures the default in full, Seller’s obligations under this Agreement shall recommence as of the date Purchaser cures the default in full, provided that for greater certainty Seller shall not be obligated to make any deliveries or payments in respect of the period during which such suspension was in effect, unless Purchaser reimburses Seller for any incremental costs and expenses resulting from the delayed payment and compensates Seller for any increased costs incurred by Seller in acquiring the required Refined Silver for purposes of making such deliveries, by reason of any increase in the Silver Market Price between the date that the suspended deliveries should have been made and the date such deliveries are actually made after cessation of the suspension.

(3)	If a Purchaser Event of Default described in Section 9.3(c) or Section 9.3(d) occurs and is continuing, Seller shall have the right to commence a proceeding against Purchaser in accordance with Section 9.7 to recover damages arising out of such Purchaser Event of Default, which right shall be Seller’s sole and exclusive remedy for any such Purchaser Event of Default.

(4)	In no event shall the Seller MPA Entities have any right to terminate this Agreement as a result of a Purchaser Event of Default described in Section 9.3(b), Section 9.3(c) or Section 9.3(d).

Section 9.5	Indemnity

(1)	Each of the Parties agrees to indemnify and save harmless the other Parties and their respective Affiliates and directors, officers, employees and agents from and against any and all Losses suffered or incurred by any of the foregoing Persons in connection with:

(a)	any inaccuracy in or default or breach of any representation or warranty of such Party contained in this Agreement;

(b)	any breach or non-performance by such Party of any covenant or obligation to be performed by it pursuant to this Agreement;

(c)	in the case of indemnification by any of the Seller MPA Entities, a Seller Event of Default; and

(d)	pursuing any remedies to which a Party is entitled hereunder.

(2)	This Section 9.5 is:

(a)	a continuing obligation, separate and independent from the Parties’ other obligations and survives the termination of this Agreement; and

(b)	absolute and unconditional and unaffected by anything that might have the effect of prejudicing, releasing, discharging or affecting in any other way the liability of the Party giving the indemnity.

(3)	It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

(4)	In determining the Losses suffered or incurred by Purchaser in connection with or relating to any future period (including in connection with any claim for anticipatory breach, any claim in a proceeding in connection with an Insolvency Event where this Agreement is disclaimed, or in connection with the frustration, fundamental breach or termination of this Agreement other than in accordance with Article 4), such Losses shall include the net present value of the Refined Silver that would have reasonably been expected to have become due to be delivered by Seller to Purchaser hereunder and all other amounts that would have reasonably been expected to have become payable to Purchaser hereunder (including any amounts payable pursuant to Section 4.2), but for the event giving rise to the need to determine such Losses, less the payments that would have reasonably been expected to have become payable to Seller by Purchaser with respect to such Refined Silver, all determined in accordance with Schedule “E” (the “Stream NPV”). The Stream NPV shall be based on the principles and assumptions set forth on Schedule “E”.

Section 9.6	Disputed Reports

(1)	Any invoice or report provided pursuant to Section 5.1 and all deliveries of Refined Silver under this Agreement shall be deemed final and conclusive for all purposes with no adjustments, revisions or obligation to deliver any additional Refined Silver or return any delivered Refined Silver, or make or return any additional payment in respect of Recovered Metal, unless either Party notifies the other in writing (a “Dispute Notice”) that it disputes an invoice, report or quantity of Refined Silver or Payable Metal previously delivered within three years from the date of delivery of such invoice, report or quantity of Refined Silver or Payable Metal.

(2)	Purchaser and Seller shall have 30 days from the date the Dispute Notice is delivered to resolve the dispute. If Purchaser and Seller have not resolved the dispute within such period, then Purchaser shall have the right to require Seller to deliver an Auditor’s Report with respect to the subject matter of the dispute. Each of the parties agrees to deliver such Books and Records as may be reasonably requested by the Person completing the Auditor’s Report.

(3)	The costs of the Auditor’s Report shall be paid by Purchaser, unless the Auditor’s Report concludes that the Payable Metal for the period covered by the Dispute Notice is at least two percent 2% greater than the number of Units of Payable Metal actually delivered in the form of Refined Silver equivalents in respect of such period, in which event the cost of the Auditor’s Report shall be for the account of Seller.

Section 9.7	Disputes

(1)	If a Dispute arises between the Parties (and for this purpose any of the BHMC Group Entities involved in the Dispute shall be deemed to be one Party, and Purchaser the other Party), including with respect to an Auditor’s Report, the Parties shall promptly and in good faith attempt to resolve such Dispute through negotiations conducted in the following manner:

(a)	the disputing Party shall give written notice to the other Parties to the Dispute, which notice shall include a statement of the disputing Party’s position and a summary of the arguments supporting its position;

(b)	within 20 days after receipt of such notice, each receiving Party shall submit a written response to the disputing Party which shall also include a statement of the receiving Party’s position and a summary of the arguments supporting its position;

(c)	the Chief Executive Officer or President of each of the Parties to the Dispute shall meet at a mutually acceptable time and place, but in any event within 30 days after issuance of the disputing Party’s written notice to attempt to resolve the Dispute; and

(2)	if the Dispute has not been resolved within ten days after such meeting, shall be settled by binding arbitration administered by the International Center for Dispute Resolution, and any Party may so refer such dispute, controversy or claim to binding arbitration. Such referral to binding arbitration shall be to one qualified arbitrator in accordance with the Arbitration Rules, which Arbitration Rules shall govern such arbitration proceeding. The place of arbitration shall be Toronto, Ontario, and the language of arbitration shall be English. The determination of such arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the award may be entered in any court having jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration. This Section 9.7 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.

(3)	The provisions of this Agreement providing for the resolution of Disputes shall not operate to prevent recourse to any court by Purchaser with respect to injunctions, receiving orders and orders regarding the detention, preservation and inspection of property, including, of the Real Property or any part(s) thereof, or whenever enforcement of an arbitration award reasonably requires access to any remedy which an arbitrator has no power to award or enforce. Each Seller MPA Entity expressly attorns to such proceedings and waives any objections on the basis of jurisdiction, including forum non conveniens.

ARTICLE 10
ADDITIONAL PAYMENT TERMS

Section 10.1	Payments

All cash payments due by one Party to another under this Agreement shall be made in U.S. dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the other Party in writing from time to time.

Section 10.2	Taxes

(1)	All deliveries of Refined Silver and all amounts paid or retained hereunder by the Seller MPA Entities to Purchaser shall be made without any deduction, withholding, charge or levy for or on account of any Taxes, all of which shall be for the account of the Seller MPA Entity making such delivery or payment. If any such Taxes are so required to be deducted, withheld, charged or levied by the Seller MPA Entity making such delivery or payment, then (i) Seller shall make, in addition to such delivery or payment, such additional delivery or payment as is necessary (“Additional Amounts”) to ensure that the net amount received by Purchaser (free and clear and net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount Purchaser would have received had no such deduction, withholding, charge or levy been required and (ii) the Seller MPA Entities shall pay the full amount deducted to the relevant taxation or other authority in accordance with Applicable Law; provided that, no Additional Amounts with respect to any deduction or withholding for any U.S. federal Taxes imposed on amounts payable to Purchaser pursuant to a law in effect on the date on which such Purchaser first became a party hereto will be payable under this Section 10.2 to a Purchaser that acquired its interest in the Agreement pursuant to any assignment or transfer of the Agreement, in whole or in part, unless such Additional Amounts with respect to any such deduction or withholding for such Taxes would have been payable hereunder to such Purchaser’s assignor or transferor immediately before such Purchaser became a party hereto.

(2)	If Purchaser becomes liable for any Tax, other than Excluded Taxes, imposed on any deliveries or payments under this Agreement, Seller and BHMC shall jointly and severally agree to indemnify Purchaser for such Tax, and the indemnity payment shall be increased as necessary so that after the imposition of any such Tax on the indemnity payment (including any such Tax in respect of any such increase in the indemnity payment), Purchaser shall receive the full amount of Taxes, other than Excluded Taxes, for which it is liable, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Purchaser shall be conclusive absent manifest error.

(3)	If Purchaser determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Seller or with respect to which Seller has paid Additional Amounts pursuant to this Section or that, because of the payment of such Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to Seller an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or Additional Amounts paid, by Seller under this Section with respect to the Taxes giving rise to such refund or reduction), net of all reasonable out-of-pocket expenses of Purchaser, as the case may be, and without interest. Upon the reasonable request of Purchaser, Seller shall repay the amount paid over to Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Purchaser if Purchaser is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require Purchaser to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Seller or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

(4)	If Purchaser is entitled to an exemption from or reduction of Taxes under the law of the jurisdiction in which Seller is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payments made in respect of this Agreement, Purchaser shall, at the request of Seller, deliver to Seller, at the time or times prescribed by Applicable Law or reasonably requested by Seller, such properly completed and executed documentation prescribed by Applicable Law (if any) as will permit such payments to be made without withholding or at a reduced rate of withholding Taxes. In addition, Purchaser, if requested by Seller, shall deliver such other documentation prescribed by Applicable Law (if any) or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to withholding or information reporting requirements. Notwithstanding the foregoing, Purchaser shall not be required to deliver any documentation pursuant to this Section that Purchaser is not legally able to deliver.

(5)	Following the execution and delivery of this Agreement, each of the Parties will co-operate reasonably with the other Parties in implementing any proposed adjustments to the structure or terms of this Agreement to facilitate tax planning, provided that such adjustments have no material adverse impact on the non-proposing Party and that the costs of such adjustments shall be paid for by the proposing Party.

Section 10.3	New Tax Laws

In the event that any new Tax is implemented, or there shall occur any revision in, implementation of, amendment to or interpretation of any existing Tax, in each case that has an adverse effect on any of the Parties or any of their Affiliates in respect of the transactions contemplated by this Agreement, then the Seller MPA Entities on the one hand, and Purchaser on the other hand, agree that they shall negotiate in good faith with each other to amend this Agreement so that the other Parties and their Affiliates are no longer adversely affected by any such enactment, revision, implementation, amendment or interpretation, as the case may be; provided that any amendment to this Agreement shall not have any Material Adverse Effect on Seller and its Affiliates on the one hand, and Purchaser and its Affiliates on the other hand.

Section 10.4	Interest

(1)	The dollar value of any overdue deliveries from time to time outstanding (such value, for the purposes of calculating interest, to be determined based on the Silver Market Price on the day such deliveries were due hereunder) shall bear interest at rate equal to Base Rate plus 5% per annum taking into account the actual number of days occurring during the period commencing as of the date such deliveries first became past due and ending on the date such deliveries are made and accrued interest is paid in full.

(2)	Without duplicating interest payable in accordance with Section 10.4(1), any dollar amount not paid when due shall bear interest at rate equal to Base Rate plus 5% per annum taking into account the actual number of days occurring during the period commencing as of the date such amount first became past due (which shall be deemed to be the date of termination of this Agreement in the event an amount is owed as a result of Section 9.2(1)(c) and the date any Loss is first suffered or incurred in the event an amount is owed as a result of Section 9.5(1)) and ending on the date such payment and accrued interest are paid in full.

(3)	Interest owing under Section 10.4(1) and 10.4(2) shall be calculated on the basis of a year of 360 days and calculated, compounded and paid monthly. The rate of interest payable on such late deliveries or payments will change simultaneously with changes in the Base Rate from time to time.

(4)	For purposes of the Interest Act (Canada), (i) whenever any interest under this Agreement is calculated using a rate based on a year of 360 days the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (A) the applicable rate based on a year of 360 days, (B) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and divided by 360; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 10.5	Set Off

Except as set out in Section 2.2(b), any Refined Silver or dollar amount not delivered or paid, as the case may be, when due by a Party may be set off by the other Party against any dollar amount or Refined Silver owed to such Party by the other Party. Any amount of Refined Silver set off and withheld by Seller against any non-payment by Purchaser, including any failure to pay for Refined Silver when due in accordance with Section 2.5(2), shall be valued at the Silver Market Price as of the date that such amount of Refined Silver first became payable to Purchaser. Any dollar amount set off and withheld against any Refined Silver shall result in a reduction in an amount of Refined Silver otherwise to be delivered by that number of Units equal to the dollar amount set-off divided by the Silver Market Price as of the day such dollar amount first became payable.

Section 10.6	Judgment Currency

If, for the purpose of obtaining or enforcing judgment against any party in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) an amount due in another currency (the “Indebtedness Currency”) under this Agreement, that conversion will be made at the rate of exchange, which shall be that at which, in accordance with its normal banking procedures, the non-defaulting party could purchase the Indebtedness Currency with the Judgment Currency on the Business Day immediately preceding the date on which judgment is given (or if received on a day other than a Business Day, on the next succeeding Business Day), or, if permitted by law, on the day on which the judgment is paid or satisfied (the “Rate of Exchange”). If, as a result of a change in the Rate of Exchange between the date of judgment and the date of actual payment, the conversion of the Judgment Currency into Indebtedness Currency results in the non-defaulting party receiving less than the full amount of Indebtedness Currency payable to the non-defaulting party, the defaulting party agrees to pay the non-defaulting party an additional amount (and in any event not a lesser amount) as may be necessary to ensure that the amount received is not less than the full amount of Indebtedness Currency payable by the defaulting party on the date of judgment. Any additional amount due under this Section 10.6 will be due as a separate debt, gives rise to a separate cause of action, and will not be affected by judgment obtained for any other sums due under this Agreement.

ARTICLE 11
GENERAL

Section 11.1	Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

Section 11.2	No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between Purchaser and the Seller MPA Entities.

Section 11.3	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Idaho (other than the conflict of laws rules). The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

Section 11.4	Costs and Expenses

All costs and expenses incurred by a Party in considering whether to provide a consent contemplated under this Agreement or an amendment or waiver requested by any other Party, shall be for the account of such other Party. All costs and expenses in connection with (i) the registration and perfection of security in accordance with this Agreement and the Security Documents (including any stamp duty or taxes), or (ii) the enforcement of, or the preservation of rights under, this Agreement and the Security Documents, including in paragraph (i) and (ii) the reasonable fees and expenses of legal counsel for Purchaser and the Security Agent, shall be for the account of Seller. Subject to the foregoing and except as otherwise expressly set out in this or any other Agreement, all costs and expenses incurred by a Party shall be for its own account.

Section 11.5	Survival

Without limiting any other provision of this Agreement, the following provisions shall survive termination of this Agreement: Section 4.2, Section 5.2, Section 5.6, Article 7, Section 9.2, Section 9.3, Section 9.5, Section 9.6, Section 9.7, Section 10.1, Section 10.2, Section 10.4, Section 10.5 and Section 10.6 and such other provisions of this Agreement as are required to give effect thereto.

Section 11.6	Notices

(1)	Any notice or other communication (in each case, a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or transmitted by email as follows:

(a)	If to Seller, to:

c/o Bunker Hill Mining Corp.

82 Richmond St. East,

Ontario M5C 1P1

Attention: [Redacted]

Email: [Redacted]

(b)	If to BHMC, to:

Bunker Hill Mining Corp.

82 Richmond St. East,

Ontario M5C 1P1

Attention: [Redacted]

Email: [Redacted]

(c)	If to Purchaser, to:

Sprott Private Resource Streaming and Royalty (US Collector), LP

[Redacted]

Attention: [Redacted]

Email: [Redacted]

(2)	Any notice will be deemed to have been given and received:

(a)	if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day such notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(b)	if sent by email transmission and successfully transmitted prior to 5:00 pm on a Business Day (recipient Party time), then on that Business Day, and if transmitted after 5:00 pm on the first Business Day immediately following the date of transmission.

(3)	Either Party may change its email or physical address for delivery of notices from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.

Section 11.7	Press Releases

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and co-ordinate, any public notices, press releases, and any other publicity concerning this Agreement and the transactions contemplated by this Agreement unless a Party (or its Affiliate) is required to make such disclosure pursuant to Applicable Law in circumstances where prior consultation with the other Party is not practicable. To the extent reasonably practicable, a copy of such disclosure shall be provided to the other Party at such time as it is made publicly available.

Section 11.8	Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of Seller and Purchaser, and the other Seller MPA Entities shall be deemed to have consented to any change, amendment or modification to any provision of this Agreement so agreed to by Seller and Purchaser.

Section 11.9	Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

Section 11.10	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto.

Section 11.11	Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Section 11.12	Assignment

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns. The Seller MPA Entities shall not Transfer all or any part of this Agreement without the prior written consent of Purchaser. Purchaser shall be entitled at any time and from time to time to Transfer all or any part of this Agreement without the prior written consent of the other Parties; provided that prior to the time that the Deposit has been paid in full, no such Transfer shall release Purchaser from its obligations under this Agreement. Purchaser shall be entitled at any time and from time to time to grant or allow to exist an Encumbrance in respect of this Agreement in favour of its lenders. Notwithstanding the foregoing, this Agreement may not be transferred in whole or in part to a Restricted Person.

Section 11.13	Invalidity and Unenforceability

If a provision of this Agreement is wholly or partially invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

It is hereby declared to be the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

Section 11.14	Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

SILVER VALLEY METALS CORP.

Per:	[Redacted]
Name:	[Redacted]
Title:	[Redacted]

Per:
Name:
Title:

BUNKER HILL MINING CORP.

Per:	[Redacted]
Name:	[Redacted]
Title:	[Redacted]

Per:
Name:
Title:

SPROTT PRIVATE RESOURCE STREAMING AND ROYALTY (US COLLECTOR), LP, by its general partner, SPROTT PRIVATE RESOURCE STREAMING AND ROYALTY (US GP), LLC as agent for the Sprott Stream Parties

Per:	[Redacted]
Name:	[Redacted]
Title:	[Redacted]

Schedule A
MAPS AND LEGAL DESCRIPTION OF MINE

Map of Mining Rights

A - 1

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BH_Royalty_Claims
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18-Dec-2021

A - 2

Legal Description of Mine

SCHEDULE A-1

SURFACE AND MINERAL PARCELS

PARCEL 1:

Being a tract of land situated in the Northeast ¼ of the Southeast ¼ of Section 1,

Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho more particularly described as follows:

Beginning at the East ¼ corner of said Section 1, Township 48 North, Range 2 East, B.M.,

Shoshone County, State of Idaho marked by a concrete monument and also the point of beginning, thence

South 87°28’34” West 165.92 feet; thence

South 30°34’59” West, 220.96 feet; thence

Along a curve right, radius = 40 feet, the long chord bears South 66°18’09” West, 75.71 feet; thence

North 78°22’26” West, 36.16 feet; thence

South 10°52’21” West, 204.04 feet; thence

North 75°18’39” West, 252.91 feet; thence

South 17°22’44” West, 1124.08 feet; thence

North 87°41’35” East, 1007.62 feet; thence

North 00°12’22” West, 1389.14 feet to the point of beginning.

PARCEL 2:

Being a tract of land lying in the Northeast ¼ and the Southeast ¼ of Section 1,

Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho and more particularly described as follows:

Beginning at a point from whence the East ¼ corner of Section 1, Township 48 North,

Range 2 East, B.M., Shoshone County, State of Idaho bears South 10°03’11” East, 409.83 feet distant; thence

South 21°46’03” West, 150.17 feet; thence

North 65°43’21” West, 407.49 feet; thence

South 01°10’02” West, 94.54 feet; thence

South 27°17’34” West, 90.00 feet; thence

South 39°32’35” East, 342.19 feet; thence

South 17°00’49” West, 108.69 feet; thence

South 09°45’56” East, 92.08 feet; thence

Along a curve right, radius = 40 feet, the long chord bears North 68°36’01” East, 43.86 feet; Thence

North 30°34’41” East, 331.46 feet; thence

Along a curve right, radius = 100 feet, the long chord bears North 48°38’04” East, 62.13 feet; thence

Along a curve left, radius = 161 feet, the long chord bears North 16°29’47” East, 198.94 feet; thence

North 31°27’01” West, 84.16 feet to the point of beginning and sometimes referred to as Lot

2, Mine Short Plat No. 1 as shown on the official recorded plat thereof recorded as

Instrument No. 350327, records of Shoshone County, State of Idaho.

A - 3

PARCEL 3:

Being a tract of land situated in the Northeast ¼ of the Southeast ¼ of Section 1, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho more particularly described as follows:

Beginning at a point whence the East ¼ corner of Section 1, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho bears North 59°22’09” East, 395.37 feet distant; thence

Along a curve left, radius = 40 feet, the long chord bears South 15°24’18” West, 27.50 feet; thence

North 78°22’26” West, 36.16 feet; thence

South 10°52’21” West, 204.04 feet; thence

North 75°18’39” West, 252.91 feet; thence

North 02°48’24” West, 383.22 feet; thence

North 31°43’07” East, 271.88 feet; thence

South 39°32’35” East, 342.19 feet; thence

South 17°00’49” West, 108.69 feet; thence

South 09°45’56” East, 92.08 feet to the point of beginning and sometimes referred to as Lot 3 Mine Plant Short Plat No. 1.

PARCEL 4:

Saxon, M.S. 2067 Patented Mining Claim situated in Yreka Mining District in Section 11 & 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 553, records of Shoshone County, State of Idaho.

PARCEL 5:

Link, M.S. 2123 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 601, records of Shoshone County, State of Idaho.

PARCEL 6:

Spur, M.S. 2124 Patented Mining Claim situated in Yreka Mining District in Sections 11 and 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 48, Deeds, at page 479, records of Shoshone County, State of Idaho.

PARCEL 7:

Spear, M.S. 2496 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 43, Deeds, at page 49, records of Shoshone County, State of Idaho.

PARCEL 8:

Marion, M.S. 2583 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 47, Deeds, at page 196, records of Shoshone County, State of Idaho.

A - 4

PARCEL 9:

Ben Herr, Kruger and Philippine, M.S. 2599 Patented Mining Claims situated in Yreka Mining District in Sections 12 and 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 47, Deeds, at page 27, records of Shoshone County, State of Idaho.

PARCEL 10:

Hough, M.S. 2611 Patented Mining Claim situated in Yreka Mining District in Sections 12 and 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 56, Deeds, at page 99, records of Shoshone County, State of Idaho.

PARCEL 11:

California, M.S. 2627 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 45, Deeds, at page 503, records of Shoshone County, State of Idaho.

PARCEL 12:

Check, M.S. 2840 Patented Mining Claim situated in Yreka Mining District in Sections 1 and 12, Township 48, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 54, Deeds, at page 465, records of Shoshone County, State of Idaho.

PARCEL 13:

That portion of Florence, M.S. 2862 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho and more particularly described in those certain deeds recorded November 30, 1966 as Instrument Nos. 208505 and 208506, records of Shoshone County, State of Idaho. Patent recorded in Book 55, Deeds, at page 585, records of Shoshone County, State of Idaho.

PARCEL 14:

Billy, M.S. 3111 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 96, Deeds, at page 398, records of Shoshone County, State of Idaho.

PARCEL 15:

Lucky, M.S. 3470 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., and in Section 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 91, Deeds, at page 283, records of Shoshone County, State of Idaho.

PARCEL 16:

Moat, M.S. 3503 Patented Mining Claim situated in Yreka Mining District in Sections 17, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 96, Deeds, at page 356, records of Shoshone County, State of Idaho.

PARCEL 17:

Bunker Hill, M.S. 579 Patented Mining Claim situated in Yreka Mining District in Sections 12 & 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 101, records of Shoshone County, State of Idaho.

A - 5

PARCEL 18:

Sullivan, M.S. 580 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 190, records of Shoshone County, State of Idaho.

PARCEL 19:

Important Fraction, M.S. 581 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 285, records of Shoshone County, State of Idaho.

PARCEL 20:

Phil Sheridan, M.S. 604 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 281, records of Shoshone County, State of Idaho.

PARCEL 21:

Reed Fraction, M.S. 607 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 246, records of Shoshone County, State of Idaho.

PARCEL 22:

Bunker Hill Millsite, M.S. 608 Patented Millsite Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 4, Deeds, at page 181, records of Shoshone County, State of Idaho.

PARCEL 23:

Small Hopes, M.S. 609, Amended Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 325, records of Shoshone County, State of Idaho.

PARCEL 24:

Bottom Dollar Fraction, M.S. 629 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 252, records of Shoshone County, State of Idaho.

PARCEL 25:

Chestnut Fraction, M.S. 632 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 339, records of Shoshone County, State of Idaho.

PARCEL 26:

Emma & Last Chance Millsite, M.S. 703 Patented Millsite claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 4, Deeds, at page 179, records of Shoshone County, State of Idaho.

A - 6

PARCEL 27:

Ontario, M.S. 755 Patented Mining Claim situated in Yreka Mining District in Sections 11 & 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 382, records of Shoshone County, State of Idaho.

PARCEL 28:

Carbonate, M.S. 764 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 325, records of Shoshone County, State of Idaho.

PARCEL 29:

Silver Casket, M.S. 790 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 15, Deeds, at page 25, records of Shoshone County, State of Idaho.

PARCEL 30:

Turkey Buzzard, M.S. 836 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in book 6, Deeds, at page 243, records of Shoshone County, State of Idaho.

PARCEL 31:

Snowslide Fraction, M.S. 837 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 249, records of Shoshone County, State of Idaho.

PARCEL 32:

Silver, M.S. 1085 Patented Mining Claim situated in Yreka Mining District in Sections 12 and 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, Deeds, at page 479, records of Shoshone County, State of Idaho.

PARCEL 33:

Johnnesburg, M.S. 1192 Patented Mining Claim situated in Yreka Mining District in Sections 12 & 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 232, records of Shoshone County, State of Idaho.

PARCEL 34:

Puritan, M.S. 1328 Amended Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 196, records of Shoshone County, State of Idaho.

PARCEL 35:

No. 5, M.S. 1357 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 18, Deeds, at page 234, records of Shoshone County, State of Idaho.

A - 7

PARCEL 36:

Omaha, M.S. 1409 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents at page 190, records of Shoshone County, State of Idaho.

PARCEL 37:

Legal Tender, M.S. 1639 Amended Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 304, records of Shoshone County, State of Idaho.

PARCEL 38:

Triangle Fraction, M.S. 2065 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 604, records of Shoshone County, State of Idaho.

PARCEL 39:

A parcel of land situated in the Northwest Quarter of Section 6, Township 48 North, Range 3 East, B.M., Shoshone County, Idaho, and more particularly described as follows:

Using the Bunker Hill Triangulation System Meridian and coordinates and beginning at Corner No. 1, a point identical with the West Quarter Corner of said Section 6 (N9667.57, E687.41), and running thence

North 0°42’20” East, 372.46 feet along the West boundary line of said Section 6 to Corner No. 2; thence

South 20°36’ East, 59.71 feet to Corner No. 3, a point identical with Corner No. 4 of the Washington Water Power Company (WWP Co.) tract as described in Document No. 302109, recorded November 2, 1982, records of Shoshone County, Idaho from The Bunker Hill Company to Bunker Limited Partnership, Parcel 28 of Exhibit “A”, pages 12 and 13; thence

South 69°24’ West, 12.87 feet to Corner No. 4, identical with Corner No. 3 of said WWP Co. tract; thence

South 14°20’ East, 118.05 feet to Corner No. 5, identical with Corner No. 2 of said WWP Co. tract; thence

South 2°23’30” West, 187.00 feet to Corner No. 6, identical with Corner No. 1 of said WWP Co. tract; thence

South 80°00’ East, 53.98 feet along the Southerly boundary line of said WWP Co. tract to its point of intersection with the South boundary line of the Northwest Quarter of said Section 6; thence

South 88°55’25” West, 88.05 feet along said boundary line of said Section 6 Northwest Quarter to Corner No. 1 and place of beginning.

A - 8

SCHEDULE A-2

MINERAL RIGHTS

PARCEL 1:

Reeves, M.S. 1412 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 8, Deeds, at page 66.

PARCEL 2:

Packard, M.S. 1413 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 193.

PARCEL 3:

Quaker, M.S. 1414 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 388.

PARCEL 4:

Danish, M.S. 1503 Amended Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 north, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded as Instrument No. 209774, records of Shoshone County, State of Idaho.

PARCEL 5:

Alferd (shown of record as Alfred) and Maggie, M.S. 1628 Patented Mining Claims situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 247.

PARCEL 6:

Princess, M.S. 1633 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 301.

PARCEL 7:

Royal Knight and Silver King, M.S. 1639 Amended Patented Mining Claims situated in Yreka Mining District in Sections 2 and 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 304.

PARCEL 8:

Phillippine, M.S. 1663 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 322.

A - 9

PARCEL 9:

Harrison, M.S. 1664 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 307.

PARCEL 10:

Ninety-Six (96), M.S. 1715 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 349.

PARCEL 11:

Lydia Fraction, Mabel, Manila, O.K., O.K. Western, Sunny and Whippoorwill, M.S. 1723 Patented Mining Claim situated in Yreka Mining District in Sections 2 and 3, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 28, Deeds, at page 446.

PARCEL 12:

William Lambert Fraction, M.S. 1945 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 1, Deeds, at page 580.

PARCEL 13:

Band, M.S. 2507 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 41, Deeds, at page 251.

PARCEL 14:

Maine, M.S. 2626 Patented Mining Claim situated in Yreka Mining District in Sections 2 & 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 45, Deeds, at page 180.

PARCEL 15:

Venture, M.S. 3164 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 62, Patents, at page 72.

PARCEL 16:

Goth, L-2, L-3 M. S. 3214 Patented Mining Claims Patent Mining Claim situated in Yreka Mining District in Sections 2 and 9, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 64, Deeds, at page 284.

PARCEL 17:

Castle, M.S. 3503 Patented Mining Claim situated in Yreka Mining District in Section 17, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 96, Deeds, at page 356.

A - 10

PARCEL 18:

Silver King Millsite, M.S. 3563 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 123, Deeds, at page 166.

PARCEL 19:

Tyler, M.S. 546 Amended Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 34, Deeds, at page 546

PARCEL 20:

Emma, M.S. 550 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded as Instrument No. 209775, records of Shoshone County, State of Idaho.

PARCEL 21:

Last Chance, M. S. 551 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 1, Deeds, at page 433

PARCEL 22:

Sierra Nevada, M.S. 554 Patented Mining Claim situated in Yreka Mining District in Sections 11 & 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 1, Deeds, at page 358.

PARCEL 23:

Viola, M.S. 562 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 619.

PARCEL 24:

Oakland, M.S. 569 Patented Mining Claim situated in Yreka Mining District in Sections 11 & 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 235.

PARCEL 25:

Jackass, M.S. 586 Amended Patented Mining Claim situated in Yreka Mining District in Sections 12 & 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Deeds, at page 75.

PARCEL 26:

Lackawana, M.S. 614 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 6, Patents, at page 260.

A - 11

PARCEL 27:

Skookum, M.S. 615 Patented Mining Claim situated in Yreka Mining District in Sections 11 & 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book X, Deeds, at page 313

PARCEL 28:

Rolling Stone, M.S. 619 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., and in Section 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, Deeds, at page 484.

PARCEL 29:

Fairview, M.S. 621 Patented Mining Claim situated in Yreka Mining District in Section 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 301.

PARCEL 30:

San Carlos, M.S. 750 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 535.

PARCEL 31:

Ontario Fraction, M.S. 755 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 382.

PARCEL 32:

Sold Again Fraction, M.S. 933 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 9, Deeds, at page 207.

PARCEL 33:

Republican Fraction, M.S. 959 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 301.

PARCEL 34:

Likely, M.S. 1298 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book B, Patents, at page 25.

PARCEL 35:

Apex, Rambler and Tip Top, M.S. 1041 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 139.

A - 12

PARCEL 36:

Butte, Cariboo, Good Luck, Jersey Fraction and Lilly May, M.S. 1220 Patented Mining Claim situated in Yreka Mining District in Sections 11 and 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 24, Deeds, at page 23.

PARCEL 37:

Mabundaland, Mashonaland, Matabelaland, Stopping and Zululand, M.S. 1227 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, Deeds, at page 481.

PARCEL 38:

Alla, Bonanza Fraction, East, Ironhill, Lacrosse, Miners Delight, No Name, Ollie McMillin, Schofield, Sullivan Extension and Summit, M.S. 1228 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., and in Section 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 301.

PARCEL 39:

Allie, Blue Bird, Bought Again, Josie, Maple, Offset, Rookery and Susie, M.S. 1229 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 20, Deeds, at page 580.

PARCEL 40:

Hornet M.S. 1325 Amended Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 607.

PARCEL 41:

King, M.S. 1325 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 295

Parcel 42:

Sampson, M.S. 1328 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 196.

PARCEL 43:

Comstock, Daisy, Dandy, Jessie, Julia, Justice, Ophir and Walla Walla, M.S. 1345 Patented Mining Claim situated in Yreka Mining District in Section 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 20, Deeds, at page 584.

PARCEL 44:

Lucky Chance, M.S. 1349 Patented Mining Claim situated in Yreka Mining District in Section 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 15, Deeds, at page 494.

A - 13

PARCEL 45:

Excelsior, M.S. 1356 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 157.

PARCEL 46:

No. 1, No. 2, No. 3 and No. 4, M.S. 1357 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 18, Deeds, at page 234.

PARCEL 47:

Carter, Coxey, Deadwood, Debs, Hamilton, Hard Cash and Nevada, M.S. 1466 Patented Mining Claim situated in Yreka Mining District in Sections 11 and 14, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 20, Patents, at page 577.

PARCEL 48:

Arizona, M. S. 1488 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 199.

PARCEL 49:

Wheelbarrow, M.S. 1526 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 442.

PARCEL 50:

New Era, M.S. 1527 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 478.

PARCEL 51:

Hamilton Fraction, M.S. 1619 Patented Mining Claim situated in Yreka Mining District in Sections 11 & 14, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 289.

PARCEL 52:

Berniece, Mountain King, Mountain Queen, Southern Beauty and Waverly, M.S. 1620 Patented Mining Claim situated in Yreka Mining District in Section 14, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 292.

PARCEL 53:

Good Enough, M.S. 1628 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 247.

A - 14

PARCEL 54:

McLelland, M.S. 1681 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 622.

PARCEL 55:

Stemwinder, M.S. 1830 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 35, Deeds, at page 437.

PARCEL 56:

Utah, M.S. 1882 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 415.

PARCEL 57:

Butternut and Homestake, M.S. 1916 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, Deeds, at page 434.

PARCEL 58:

Overlap, M.S. 2052 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 532.

PARCEL 59:

Bee, Combination, Hawk, Idaho, Iowa, Oregon, Scorpion Fraction and Washington, M.S. 2072 Patented Mining Claim situated in Yreka Mining District in Sections 1 & 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 33, Deeds, at page 459.

PARCEL 60:

Eighty-Five (85), Iowa No. 2, K-10, K-11, K-12, K-13, K-16, K-17, K-18, K-19, K-20, K-21, K-22, K-23, K-28, K-29, K-30, K-31, K-32, K-39, Minnesota, Missouri No. 2, Ninety-One (91) and Ninety-two (92), M.S. 2077 Patented Mining Claim situated in Yreka Mining District in Sections 14, 15 and 22, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 34, Patents, at page 425.

PARCEL 61:

Chain, M.S. 2078 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, Deeds, at page 432.

PARCEL 62:

K-1, K-2, K-3, K-4, K-5, K-6, K-7, K-8, K-9, K-14, K-15, K-24, K-25, K-26, K-27, K-33, K-34, K-35, K-36, K-37, K-38, Kansas, Missouri and Texas, M.S. 2080 Patented Mining Claim situated in Yreka Mining District in Sections 14 and 23, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 34, Patents, at page 440.

A - 15

PARCEL 63:

Bear, Black, Brown, Dewey, Ito, Oyama, S-1, S-2, S-3, S-4, S-5, S-6, S-7, S-8, S-9, S-10, S-11, S-12, S-13, Sampson, Sarnia and Star, M. S. 2081 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., and Sections 18 and 19, Township 48 North, Range 3 East, B.M., , Shoshone County, State of Idaho. Patent recorded in Book 34, Patents, at page 456.

PARCEL 64:

Sims, M.S. 2186 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book B, Patents, at page 23.

PARCEL 65:

Lincoln, M.S. 2187 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 40, Deeds, at page 126.

PARCEL 66:

Brooklyn, New Jersey and Schute Fraction, M.S. 2201 Patented Mining Claim situated in Yreka Mining District in Section 10, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, Deeds, at page 52.

PARCEL 67:

Cheyenne, M.S. 2249 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 42, Deeds, at page 505.

PARCEL 68:

Buckeye, M.S. 2250 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho.

PARCEL 69:

Timothy Fraction, M.S. 2274 Patented Mining Claim situated in Yreka Mining District in Section 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 43, Deeds, at page 36.

PARCEL 70:

Confidence and Flagstaff, M.S. 2328 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., and in Section 7, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book B, Patents, at page 27.

PARCEL 71:

Norman, M.S. 2368 Patented Mining Claim situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 41, Deeds, at page 410.

A - 16

PARCEL 72:

Grant, M.S. 2369 Patented Mining Claim situated in Yreka Mining District in Sections 11 & 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 41, Deeds, at page 408.

PARCEL 73:

Cypress, M.S. 2429 Patented Mining Claim situated in Yreka Mining District in Sections 12 & 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 41, Deeds, at page 255.

PARCEL 74:

Hickory and Spruce Fraction, M.S. 2432 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 41, Deeds, at page 253.

PARCEL 75:

Helen Marr and Hemlock, M.S. 2452 Patented Mining Claim situated in Yreka Mining District in Sections 12 and 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 41, Deeds, at page 415.

PARCEL 76:

Spokane, M.S. 2509 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 41, Deeds, at page 305.

PARCEL 77:

Heart, Jack, Key, Queen and Teddy, M.S. 2511 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 45, Deeds, at page 21.

PARCEL 78:

Ace, Club, Diamond, Nellie, Roman and Spade, M.S. 2583 Patented Mining Claim situated in Yreka Mining District in Sections 11 and 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 47, Deeds, at page 196.

PARCEL 79:

Brady, M.S. 2584 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 43, Deeds, at page 135.

PARCEL 80:

A, B, C, D, E, F, Drew, Edna, Emily Grace, Foster, K-40, Lilly, Medium, Missing Link, No. 1, No. 2, Peak, Penfield, Sliver, Snowline, Yreka No. 10, Yreka No. 11, Yreka, No. 12, Yreka No. 13, Yreka No. 14, Yreka No. 15, Yreka No. 16, Yreka No. 17, Yreka no. 18, Yreka No. 19, Yreka No. 20, Yreka no. 21, Yreka No. 22, Yreka No. 23, Yreka No. 24, Yreka No. 25 and Yreka No. 26, M.S. 2587 Patented Mining Claim situated in Yreka Mining District in Sections 13, 24 and 25, Township 48 North, Range 2 East, B.M., and in Sections 19 and 30, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 57, Deeds, at page 597 and in Book 57, Deeds, page 85.

A - 17

PARCEL 81:

Boer and Grant, M.S. 2599 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 45, Deeds, at page 27.

PARCEL 82:

Asset, Childs, Eli, Evans, Gun, Nick, Ox, Ruth, Sherman, Simmons, Taft and Yale, M.S. 2611 Patented Mining Claim situated in Yreka Mining District in Sections 12 and 13, Township 48 North, Range 2 East, B.M., and in Sections 18 & 19, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 56, Deeds, at page 99.

PARCEL 83:

African, Gus, Roy and Trump, M.S. 2624 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 43, Deeds, at page 561.

PARCEL 84:

Kirby Fraction, McClellan, Miles and Pitt, M.S. 2654 Patented Mining Claim situated in Yreka Mining District in Section 12, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 47, Deeds, at page 632.

PARCEL 85:

Bonanza King Millsite, M.S. 2868 Patented Mining Claim situated in Yreka Mining District in Section 8, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 61, Deeds, at page 112.

PARCEL 86:

Flagstaff No. 2, Flagstaff No. 3, Flagstaff No. 4, Scelinda No. 1, Scelinda No. 2, Scelinda No. 3, Scelinda No. 4, Scelinda No. 5, Scelinda No. 7 and Scelinda No. 8, M.S. 2921 Patented Mining Claim situated in Yreka Mining District in Sections 1 and 12, Township 48 North, Range 2 East, B.M., and in Section 7, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 59, Deeds, at page 120.

PARCEL 87:

Ethel, Katherine, Manchester, McRooney, Stuart No. 2, Stuard No. 3, Sullivan and Switzerland, M.S. 2966 Patented Mining Claim situated in Yreka Mining District in Sections 10 and 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 56, Deeds, at page 482.

PARCEL 88:

Hoover No. 1, Hoover No. 2, Hoover No. 3, Hoover No. 4 and Hoover No. 5, M.S. 2975 Patented Mining Claim situated in Yreka Mining District in Sections 13, 14, 23 & 24, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 56, Deeds, at page 490.

A - 18

PARCEL 89:

Adath, Al-kyris, Anna Laura, Atlas, Atlas No. 1, Fraction, Gay, Panorama, Red Deer and Setzer, M.S. 2976 Patented Mining Claim situated in Yreka Mining District in Sections 22 and 23, Township 48 North, Range 2 East, B.M., and in Section 7, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 56, Deeds, at page 493.

PARCEL 90:

Lesley, Lesley No. 2, Lesley No. 3, Little Ore Grande, North Wellington, Ore Grande No. 1, Ore Grande No. 2, Ore Grande No. 3, Ore Grande No. 4, Ore Grande no. 5 and Wellington M.S. 2977 Patented Mining Claim situated in Yreka Mining District in Sections 23 and 26, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 56, Deeds, at page 496.

PARCEL 91:

Marko, V.M. No. 1 and V.M. No. 2, M.S. 3051 Patented Mining Claim situated in Yreka Mining District in Sections 7 and 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 59, Deeds, at page 78.

PARCEL 92:

Army and Navy, M.S. 3096 Patented Mining Claim situated in Yreka Mining District in Section 22, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 60, Deeds, at page 223.

PARCEL 93:

Oracle, Orbit, Oreano, Ore Shoot, Orient, Oriental Orphan and Orpheum, M.S. 3097 Patented Mining Claim situated in Yreka Mining District in Section 23, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 60, Deeds, at page 255.

PARCEL 94:

East Midland, Midland, Midland No. 1, Midland No. 3, Midland No. 4, Midland No. 5, Midland No. 6, Midland No. 7, Midland No. 8 and North Midland, M.S. 3108 Patented Mining Claim situated in Yreka Mining District in Sections 13 & 24, Township 48 North, Range 2 East, B.M., and in Section 19, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 60, Deeds, at page 319.

PARCEL 95:

Monte Carlo No. 1, Monte Carlo No. 2, Monte Carlo No. 3, Monte Carlo No. 4 and Monte Carlo No. 5, M.S. 3177 Patented Mining Claim situated in Yreka Mining District in Sections 7 and 18, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 63, Deeds, at page 183.

PARCEL 96:

Long John, M.S. 3179 Patented Mining Claim situated in Yreka Mining District in Section 7, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 63, Deeds, at page 611.

PARCEL 97:

L-1, M.S. 3214 Patented Mining Claim situated in Yreka Mining District in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 64, Deeds, at page 284.

A - 19

PARCEL 98:

Pete, Prominade, Sam and Zeke, M.S. 3389 Patented Mining Claim situated in Yreka Mining District in Section 10, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 77, Deeds, at page 173.

PARCEL 99:

Battleship Oregon, Charly T., Lucia, Marblehead, Margaret, Nancy B., Olympia and Phil, M.S. 3390 Patented Mining Claims situated in Yreka Mining District in Sections 11 and 14, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 77, Deeds, at page 338.

PARCEL 100:

Beta, M.S. 3471 Patented Mining Claim situated in Yreka Mining District in Section 13, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded as Instrument No. 168414, records of Shoshone County, State of Idaho.

PARCEL 101:

Spokane Central No. 1, Spokane Central No. 2, Spokane Central No. 3, Spokane Central No. 3 Fr., Spokane Central No. 4 and Spokane Central No. 5, M.S. 3472 North Fork Coeur d’Alene Patented Mining Claim situated in Yreka Mining District in Sections 19, 20 and 29, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patents recorded as Instrument No. 179430 and as Instrument No. 219606, records of Shoshone County, State of Idaho.

PARCEL 102:

Anaconda, Apex, Apex no. 2, Apex No. 3, Blue Bird, Blue Grouse, Bob White, Butte, Butte Fraction, Cougar, Galena, Huckleberry No. 2, Leopard, Lynx, MacBenn, Martin, Pheasant, Robbin and Sonora, M.S. 3361 Patented Mining Claims situated in Yreka Mining District in Sections 1 and 2, Township 47 North, Range 2 East, B.M., and in Section 35, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 76, Deeds, at page 626.

PARCEL 103:

A 1/6 interest only in the Baby, Keystone, Van and Woodrat, M.S. 2856 Patented Mining Claims situated in Yreka Mining District in Sections 2 & 3, Township 47 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 56, Deeds, at page 52.

PARCEL 104:

Evening Star, Evening Star Fraction, Maryland, Monmouth, Oregon, Oregon No. 2 and Silver Chord, M.S. 2274 Patented Mining Claims situated in Yreka Mining District in Section 15, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 43, Deeds, at page 36.

PARCEL 105:

Spring, M.S. 3298 Patented Mining Claims situated in Yreka Mining District in Section 15, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 73, Deeds, at page 394.

PARCEL 106:

Milo Millsite, M.S. 2869 Patented Mining Claims situated in Yreka Mining District in Sections 8 and 17, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 61, Deeds, at page 111.

PARCEL 107:

Black Diamond, Carbonate, Enterprise, Enterprise Extension, Gelatin, Giant and Rolling Stone, M.S. 3423 Patented Mining Claims situated in Yreka Mining District in Sections 3 and 10, Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho.

PARCEL 108:

Chief No. 2 and Sugar, M.S. 2862 Patented Mining Claims situated in Yreka Mining District in Section 11, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 55, Deeds, at page 585.

A - 20

SCHEDULE A-3

ADDITIONAL PARCELS

Tax Parcel No. D0000-002-0300, Tax Parcel No. D0000-002-0550, Tax Parcel No. D-0000-002-0700, D-0000-002-0975, D0000-002-1400, D-0000-002-1500, D-0000-002-1900, D-0000-002-2100, D-0000-002-4725, D-0000-002-4800, D-0000-002-7300,

The SENE, NESE, Lot 1 (NENE), SENW, lying East of County Road and the West Half of the NE ¼ Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho

EXCEPT: Those portions of the subject property conveyed to Shoshone School Districts No.s 30 and 391 by deeds dated June 1, 1938 and recorded September 19, 1938 in Book 70, Deeds, at page 130; dated August 15, 1950 and recorded November 20, 1950 in Book 84, Deeds, at page 563 and recorded January 27, 1975 as Instrument No. 255179.

Tax Parcel No. 48N02E3675

SWNW Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho

Tax Parcel No. 49N02E341900

South ½ of the Northeast ¼ and the Southeast ¼ of the Northwest ¼ of Section 34, Township 49 North, Range 2 East, B.M., Shoshone County, State of Idaho

Tax Parcel No. 49N02E345000

That portion of Section 34, Township 49 North, Range 2 East, B.M., Shoshone County, State of Idaho lying South of the Coeur d’Alene River and North of the U.S. I-90 Right of way.

EXCEPT: County Airport

ALSO EXCEPT: NWSW and SWNW Section 34, Township 49 North, Range 2 East, B.M., Shoshone County, State ofldaho.

Tax Parcel No. 48N03E106700

Being a tract of land lying in the Southeast Quarter of the Southwest Quarter, and in the Southwest Quarter of the Southeast Quarter, Section 10, Township 48 North, Range 3 East, Boise Meridian, Shoshone County, Idaho, and being more particularly described as follows:

Using the Bunker Hill triangulation survey meridian and beginning at corner No. 1, a drill steel monument with a copper cap, 2 ins. X 2 ins., marked corner 1-SU, from whence the Southwest corner of said Southeast Quarter of the Southwest Quarter, a concrete monument marked W 1/16 cor., bears S.43°58.2’W., 518.15 ft. distant, and from whence, also, cor. No. 1 survey No. 2274 Monmouth lode bears S.34°4l.3’E., 457.52 ft. dist.; thence

N.34°51.2’E., 349.44 ft. dist. To cor. No. 2; thence

N.89°58’W., 560 ft. dist., to cor. No. 3, which corner point falls on a steep, unstable, slope and from which point a witness corner, a drill steel monument with a copper cap marked W.C. cor. 3-SU, bears N.35°24.4’W., 33.14 ft dist.; thence

N.O°03’W., 660.00 ft. dist., to cor. No. 4, a drill steel with copper cap marked cor. 4-SU; thence

S.89°58’E., 1,454.12 ft. dist., to cor. No. 5, a drill steel monument with copper cap marked cor. 5-SU, on the westerly right-of-way boundary of the Big Creek road; thence

On and along said right-of-way boundary, S.38°34.1 ‘W.,

552.72 ft. dist., to cor. No. 6, identical with a concrete monument with brass cap marked P.C. 45+41.10; thence

On a 2°00’ curve to the left, the long chord of which bears S.35°38’W., 297.96 ft. dist., to cor. No. 7, identical with highway boundary P.T. 48+35.09 back (48+36.54 ahead) the monument of which has been obliterated; thence

Continuing on said right-of-way boundary S.32°39.5’W., 419.26 ft. dist., to cor. No. 8, a drill steel with copper cap marked cor. 8-SU; thence

N.57°20.5’W., 115.00 ft. dist., to cor. No. 9, a drill steel with copper cap marked cor. 9-SU; thence

S.32°39.5’W., 120.00 ft. dist., to cor. No. 10, a drill steel with copper cap marked cor. 1O-SU; thence

N. 57°20.5’W., 222.41 ft. dist., to cor. No. 1, the place of beginning.

A - 21

Tax Parcel No. D-0000-006-3960

Being a tract of land situated in the NE ¼ of Section 1, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho, more particularly described as follows;

Beginning at the SE corner of Lot 2 whence the West ¼ Corner of Section 6 bears South 11°44’32” East 553.78 feet distant; thence

North 14°20’30” East, 106.64 feet; thence

South 70°17’45” West, 301.02 feet; thence

South 14°14’25” West, 90.00 feet; thence along a curve right, radius= 10SS.37, the long chord bears South 69°06-13” East, 129.05 feet; thence

South 65°42’23” East, 173.96 feet to the point of beginning.

AND

Being a tract of land situated in the NE ¼ of Section 1, Township 48 North, Range 2 East, B.M. and in Section 6. Township 48 North, Range 3 East, B.M., Shoshone County, State of Idaho more particularly described as follows:

Beginning at the SE corner of Lot 1 whence, the West ¼ corner of Section 6 bears South 32°54’10” West, 504.22 feet distant; thence

North 15° East, 149.49 feet; thence

North 30° West, 73.01 feet: thence

North 76°06’48” West, 275.55 feet; thence

South 70°18’02” West, 95.30 feet; thence

South 14°20’30” West, 126.64 feet; thence

South 65°42’23” East, 57.45 feet; thence along a curve left, radius= 316.92, the long chord bears South 70°56’51” East., 47.03 feet; thence

South 74°35’32” East, 300.59 feet to the point of beginning.

Tax Parcel No. F00000020900

The Southwest Quarter of the Northwest Quarter, and the Southeast Quarter of the Northeast Quarter and the Northeast Quarter of the Southeast Quarter, and Government Lot 1 or the Northeast Quarter of the Northeast Quarter, and the Southeast Quarter of the Northwest Quarter, lying East of County Road, and the West half of the Northeast Quarter, except ground sold to School District No. 391, as disclosed by Quitclaim Deed recorded January 27, 1975 as Instrument No. 255179, Records of Shoshone County, Idaho, all in Section 2, Township 48 North, Range 2 East, B.M., Shoshone County, State of Idaho.

EXCEPT property in Deed dated August 15, 1950 from the Bunker Hill Company to School District, recorded November 20, 1950 in Book 84 of Deeds, at Page 563, Records of Shoshone County, Idaho

ALSO EXCEPT property in Deed dated June 1, 1938, from Bunker Hill Company to School District No. 30, recorded September 19, 1938, in Book 70 of Deeds, at Page 130, Records of Shoshone County, Idaho.

Patent for M.S. 2551 excludes the conflict with the NE ¼ SE ¼.

Non Plant 5 in Section 2, Township 48 North, Range 2 East, Shoshone County, State of Idaho.

A - 22

Schedule B
DESCRIPTION OF MINING RIGHTS

Primary Claims

Claim Name	M.S. #	Section	Township	Range
Ace	2583	12	48 North	2 East
African	2624	13	48 North	2 East
Alla	1228	13	48 North	2 East
Allie	1229	13	48 North	2 East
Apex	3361	2	47 North	2 East
Arizona	1488	12	48 North	2 East
Band	2507	2	48 North	2 East
Bear	2081	13	48 North	2 East
Bee	2072	12	48 North	2 East
Berniece	1620	14	48 North	2 East
Beta	3471	13	48 North	2 East
Blue Bird	3361	2	47 North	2 East
Boer	2599	12	48 North	2 East
Bonanza Fraction	1228	13	48 North	2 East
Bought Again	1229	13	48 North	2 East
Brady	2584	12	48 North	2 East
Buckeye	2250	13	48 North	2 East
Butte	3361	2	47 North	2 East
Butternut	1916	13	48 North	2 East
Cariboo	1220	11	48 North	2 East
Carter	1466	14	48 North	2 East
Chain	2078	12	48 North	2 East
Cheyenne	2249	12	48 North	2 East
Chief No. 2	2862	11	48 North	2 East
Club	2583	12	48 North	2 East
Combination	2072	12	48 North	2 East
Confidence	2328	12	48 North	2 East
Coxey	1466	14	48 North	2 East
Cypress	2429	12	48 North	2 East
Deadwood	1466	11	48 North	2 East
Debs	1466	11	48 North	2 East
Dewey	2081	13	48 North	2 East
Diamond	2583	12	48 North	2 East
Drew	2587	13	48 North	2 East
East	1228	13	48 North	2 East
Emily Grace	2587	13	48 North	2 East
Emma	550	12	48 North	2 East

B - 1

Claim Name	M.S. #	Section	Township	Range
Ethel	2966	11	48 North	2 East
Evans	2611	12	48 North	2 East
Excelsior	1356	11	48 North	2 East
F	2587	24	48 North	2 East
Flagstaff	2328	12	48 North	2 East
Flagstaff No. 2	2921	12	48 North	2 East
Flagstaff No. 4	2921	12	48 North	2 East
Foster	2587	13	48 North	2 East
Good Luck	1220	11	48 North	2 East
Goth	3214	2	48 North	2 East
Grant	2599	12	48 North	2 East
Grant	2599	12	48 North	2 East
Gun	2611	18	48 North	3 East
Gus	2624	13	48 North	2 East
Hamilton	1466	14	48 North	2 East
Hamilton Fraction	1619	11	48 North	2 East
Hard Cash	1466	11	48 North	2 East
Harrison	1664	11	48 North	2 East
Hawk	2072	12	48 North	2 East
Heart	2511	12	48 North	2 East
Helen Marr	2452	12	48 North	2 East
Hemlock	2452	13	48 North	2 East
Hickory	2432	13	48 North	2 East
Homestake	1916	13	48 North	2 East
Hornet	1325	12	48 North	2 East
Idaho	2072	12	48 North	2 East
Iowa	2072	12	48 North	2 East
Ironhill	1228	13	48 North	2 East
Ito	2081	13	48 North	2 East
Jack	2511	12	48 North	2 East
Jersey Fraction	1220	12	48 North	2 East
Josie	1229	13	48 North	2 East
K-24	2080	14	48 North	2 East
K-4	2080	14	48 North	2 East
K-40	2587	24	48 North	2 East
Katherine	2966	11	48 North	2 East
Key	2511	12	48 North	2 East
King	1325	12	48 North	2 East
Kirby Fraction	2654	12	48 North	2 East
Lackawana	614	13	48 North	2 East

B - 2

Claim Name	M.S. #	Section	Township	Range
Lacrosse	1228	13	48 North	2 East
Last Chance	551	12	48 North	2 East
Likely	1298	12	48 North	2 East
Lilly May	2587	12	48 North	2 East
Lincoln	2187	12	48 North	2 East
Lucia	3390	14	48 North	2 East
Lucky Chance	1349	18	48 North	3 East
Maine	2626	11	48 North	2 East
Manchester	2966	11	48 North	2 East
Maple	1229	13	48 North	2 East
Marblehead	3390	10	48 North	2 East
Margaret	3390	14	48 North	2 East
Mashonaland	1227	13	48 North	2 East
Mattabelaland	1227	13	48 North	2 East
McClellan	2654	12	48 North	2 East
McClelland	1681	11	48 North	2 East
Miles	2654	12	48 North	2 East
Miners Delight	1228	13	48 North	2 East
Missouri	2080	14	48 North	2 East
Mountain King	1620	14	48 North	2 East
Mountain Queen	1620	14	48 North	2 East
Nancy B.	3390	11	48 North	2 East
Nellie	2583	11	48 North	2 East
Nevada	1466	14	48 North	2 East
New Era	1527	12	48 North	2 East
96	1715	11	48 North	2 East
No. 1	2587	24	48 North	2 East
No. 2	2587	24	48 North	2 East
No. 3	1357	11	48 North	2 East
No. 4	1357	11	48 North	2 East
No Name	1228	13	48 North	2 East
Norman	2368	11	48 North	2 East
Oakland	569	11	48 North	2 East
Offset	1229	13	48 North	2 East
Ollie McMillin	1228	13	48 North	2 East
Ontario Fraction	755	11	48 North	2 East
Oregon	2274	15	48 North	3 East
Overlap	2052	12	48 North	2 East
Oyama	2081	13	48 North	2 East
Olympia	3390	10	48 North	2 East

B - 3

Claim Name	M.S. #	Section	Township	Range
Packard	1413	2	48 North	2 East
Phil	3390	14	48 North	2 East
Phillippine	1663	2	48 North	2 East
Pitt	2654	12	48 North	2 East
Princess	1633	11	48 North	2 East
Quaker	1414	2	48 North	2 East
Queen	2511	12	48 North	2 East
Rambler	1041	11	48 North	2 East
Republican Fraction	959	12	48 North	2 East
Roman	2583	11	48 North	2 East
Rookery	1229	13	48 North	2 East
Roy	2624	13	48 North	2 East
Royal Knight	1639	11	48 North	2 East
S-11	2081	13	48 North	2 East
S-12	2081	13	48 North	2 East
S-13	2081	13	48 North	2 East
Sampson	1328	13	48 North	2 East
Sampson	2081	13	48 North	2 East
San Carlos	750	12	48 North	2 East
Sarnia	2081	13	48 North	2 East
Scelinda No. 1	2921	1	48 North	2 East
Scelinda No. 2	2921	1	48 North	2 East
Scelinda No. 3	2921	1	48 North	2 East
Scelinda No. 4	2921	1	48 North	2 East
Scelinda No. 5	2921	1	48 North	2 East
Scelinda No. 7	2921	1	48 North	2 East
Scelinda No. 8	2921	1	48 North	2 East
Schofield	1228	13	48 North	2 East
Skookum	615	12	48 North	2 East
Scorpion Fraction	2072	12	48 North	2 East
Sierra Nevada	554	12	48 North	2 East
Silver	2587	13	48 North	2 East
Silver King	1639	11	48 North	2 East
Sims	2186	12	48 North	2 East
Sold Again Fraction	933	12	48 North	2 East
Southern Beauty	1620	14	48 North	2 East
Spade	2583	12	48 North	2 East
Spokane	2509	12	48 North	2 East
Spruce Fraction	2432	13	48 North	2 East
Stemwinder	1830	12	48 North	2 East

B - 4

Claim Name	M.S. #	Section	Township	Range
Stopping	1227	13	48 North	2 East
Stuart No. 2	2966	11	48 North	2 East
Stuart No. 3	2966	11	48 North	2 East
Sugar	2862	11	48 North	2 East
Sullivan	2966	11	48 North	2 East
Summit	1228	13	48 North	2 East
Susie	1229	13	48 North	2 East
Taft	2611	18	48 North	3 East
Teddy	2511	12	48 North	2 East
Timothy Fraction	2274	18	48 North	3 East
Tip Top	1041	11	48 North	2 East
Trump	2624	13	48 North	2 East
Tyler	546	12	48 North	2 East
Utah	1882	12	48 North	2 East
Viola	562	12	48 North	2 East
Washington	2072	12	48 North	2 East
Waverly	1620	14	48 North	2 East
Wheelbarrow	1526	12	48 North	2 East
William Lambert Fraction	1945	2	48 North	2 East
Yale	2611	13	48 North	2 East
Zululand	1227	13	48 North	2 East

This Primary Claims set contains all resource material included in the 2021 PEA Mineral Resource Estimate, as well as those areas listed in the historic 1991 reserves. Due to the inconsistent orientation and nature of the mineralization underlying the above parcels, the Primary Royalty rate will be applied to all extracted and processed mineralized material lying under and within Primary Claims’ area, up to 90 degrees nadir along the Primary Claims’ boundaries.

In order to accommodate the down-dip potential on structures included within the 2021 PEA Mineral Resource Estimate and historic 1991 historic reserves report, all material processed interstitial to existing development, along strike but within the Primary Claims’ boundary restrictions listed in the above paragraph, and continuously down-dip to the termination of the structure, the following zones will constitute Primary Claims and be assigned a 1.85% royalty rate: Shea, Tallon, Ike/Truman, Emery, J, Mac, Francis/FW Francis. These names are taken to be the names used during past production and denote discrete mineralized structures. This rule is added to the overlying royalty rate’s material restrictions to reflect a more typical “Apex Law” situation for tabular mineralized zones and applies only to those structures listed above. Splays and associated structures that connect geologically to those listed above will receive the Primary Royalty rate of the main structure.

B - 5

GGS Claims

Claim Name	M.S. #	Section	Township	Range
Adath	2976	22	48 North	2 East
Alykris	2976	22	48 North	2 East
Anna Laura	2976	22	48 North	2 East
Atlas	2976	22	48 North	2 East
Atlas No. 1	2976	22	48 North	2 East
B	2587	24	48 North	2 East
Battleship Oregon	3390	14	48 North	2 East
Black	2081	13	48 North	2 East
Brown	2081	13	48 North	2 East
Charly T.	3390	14	48 North	2 East
E	2587	24	48 North	2 East
Edna	2587	13	48 North	2 East
85	2077	15	48 North	2 East
Fraction	2976	22	48 North	2 East
Gay	2976	22	48 North	2 East
Hoover No. 1	2975	13	48 North	2 East
Hoover No. 2	2975	13	48 North	2 East
Hoover No. 3	2975	13	48 North	2 East
Hoover No. 4	2975	13	48 North	2 East
Hoover No. 5	2975	13	48 North	2 East
Iowa No. 2	2077	15	48 North	2 East
K-1	2080	14	48 North	2 East
K-10	2077	15	48 North	2 East
K-11	2077	15	48 North	2 East
K-12	2077	15	48 North	2 East
K-13	2077	15	48 North	2 East
K-14	2080	14	48 North	2 East
K-15	2080	14	48 North	2 East
K-16	2077	14	48 North	2 East
K-17	2077	15	48 North	2 East
K-2	2080	14	48 North	2 East
K-25	2080	14	48 North	2 East
K-26	2080	14	48 North	2 East
K-27	2080	14	48 North	2 East
K-28	2077	15	48 North	2 East
K-3	2080	14	48 North	2 East
K-30	2077	14	48 North	2 East
K-31	2077	14	48 North	2 East

B - 6

Claim Name	M.S. #	Section	Township	Range
K-32	2077	22	48 North	2 East
K-33	2080	23	48 North	2 East
K-34	2080	23	48 North	2 East
K-35	2080	23	48 North	2 East
K-36	2080	23	48 North	2 East
K-37	2080	23	48 North	2 East
K-38	2080	23	48 North	2 East
K-5	2080	14	48 North	2 East
K-7	2080	14	48 North	2 East
K-8	2080	14	48 North	2 East
K-9	2080	14	48 North	2 East
Kansas	2080	14	48 North	2 East
Lilly May	2587	12	48 North	2 East
Little Ore Grande	2977	23	48 North	2 East
Mabundaland	1227	13	48 North	2 East
Medium	2587	13	48 North	2 East
Missouri No. 2	2077	15	48 North	2 East
91	2077	15	48 North	2 East
92	2077	15	48 North	2 East
No. 1	2587	24	48 North	2 East
No. 2	2587	24	48 North	2 East
North Midland	3108	24	48 North	2 East
Orbit	3097	23	48 North	2 East
Ore Grande No. 1	2977	23	48 North	2 East
Ore Grande No. 2	2977	23	48 North	2 East
Ore Grande No. 3	2977	23	48 North	2 East
Ore Grande No. 4	2977	23	48 North	2 East
Ore Grande No. 5	2977	23	48 North	2 East
Ore Shoot	3097	23	48 North	2 East
Oreano	3097	23	48 North	2 East
Orient	3097	23	48 North	2 East
Oriental Orphan	3097	23	48 North	2 East
Orpheum	3097	23	48 North	2 East
Panorama	2976	23	48 North	2 East
Penfield	2587	13	48 North	2 East
Red Deer	2976	22	48 North	2 East
S-10	2081	13	48 North	2 East
Setzer	2976	22	48 North	2 East
Texas	2080	14	48 North	2 East

B - 7

The GGS Royalty rate will apply to all GGS Claims either partly or wholly-covered by the ground geophysical survey announced on June 16, 2021

Residual Claims

Claim Name	M.S. #	Section	Township	Range
A	2587	24	48 North	2 East
Alfred	1628	2	48 North	2 East
Anaconda	3361	2	47 North	2 East
Apex No. 2	3361	1	47 North	2 East
Apex No. 3	3361	1	47 North	2 East
Army	3096	22	48 North	2 East
Asset	2611	12	48 North	2 East
Baby (1/6th interest)	2856	3	47 North	2 East
Black Diamond	3423	10	48 North	3 East
Blue Grouse	3361	2	47 North	2 East
Bob White	3361	2	47 North	2 East
Bonanza King Millsite	2868	8	48 North	3 East
Brooklyn	2201	10	48 North	2 East
Butte Fraction	3361	2	47 North	2 East
C	2587	24	48 North	2 East
Carbonate	3423	3	48 North	3 East
Castle	3503	17	48 North	2 East
Childs	2611	12	48 North	2 East
Comstock	1345	18	48 North	3 East
Cougar	3361	2	47 North	2 East
D	2587	24	48 North	2 East
Daisy	1345	18	48 North	3 East
Dandy	1345	18	48 North	3 East
Danish	1503	2	48 North	2 East
East Midland	3108	19	48 North	3 East
Eli	2611	18	48 North	3 East
Enterprise	3423	3	48 North	3 East
Enterprise Extension	3423	10	48 North	3 East
Evening Star	2274	15	48 North	3 East
Evening Star Fraction	2274	15	48 North	3 East
Fairview	621	18	48 North	3 East
Flagstaff No. 3	2921	12	48 North	2 East
Galena	3361	1	47 North	2 East
Gelatin	3423	10	48 North	3 East
Giant	3423	3	48 North	3 East
Good Enough	1628	2	48 North	2 East
Huckleberry No. 2	3361	2	47 North	2 East

B - 8

Claim Name	M.S. #	Section	Township	Range
Jackass	586	13	48 North	2 East
Jessie	1345	18	48 North	3 East
Julia	1345	18	48 North	3 East
Justice	1345	18	48 North	3 East
K-18	2077	15	48 North	2 East
K-19	2077	15	48 North	2 East
K-20	2077	15	48 North	2 East
K-21	2077	14	48 North	2 East
K-22	2077	14	48 North	2 East
K-23	2077	15	48 North	2 East
K-29	2077	15	48 North	2 East
K-39	2077	15	48 North	2 East
K-6	2080	14	48 North	2 East
Keystone (1/6th interest)	2856	3	47 North	2 East
L-1	3214	2	48 North	2 East
L-2	3214	9	48 North	2 East
L-3	3214	9	48 North	2 East
Leopard	3361	2	47 North	2 East
Lesley	2977	23	48 North	2 East
Lesley No. 2	2977	23	48 North	2 East
Lesley No. 3	2977	23	48 North	2 East
Long John	3214	7	48 North	3 East
Lydia Fraction	1723	2	48 North	2 East
Lynx	3361	35	47 North	2 East
Mabel	1723	2	48 North	2 East
MacBenn	3361	2	47 North	2 East
Maggie	1628	2	48 North	2 East
Manila	1723	2	48 North	2 East
Marin	3361	2	47 North	2 East
Marko	3051	7	48 North	3 East
Maryland	2274	15	48 North	3 East
McRooney	2966	11	48 North	2 East
Midland	3108	19	48 North	3 East
Midland No. 1	3108	24	48 North	2 East
Midland No. 3	3108	24	48 North	2 East
Midland No. 4	3108	24	48 North	2 East
Midland No. 5	3108	24	48 North	2 East
Midland No. 6	3108	24	48 North	2 East
Midland No. 7	3108	24	48 North	2 East
Midland No. 8	3108	24	48 North	2 East

B - 9

Claim Name	M.S. #	Section	Township	Range
Milo Millsite	2869	44790	48 North	3 East
Minnesota	2077	15	48 North	2 East
Missing Link	2587	24	48 North	2 East
Monmouth	2274	15	48 North	3 East
Monte Carlo No. 1	3177	18	48 North	3 East
Monte Carlo No. 2	3177	18	48 North	3 East
Monte Carlo No. 3	3177	44760	48 North	3 East
Monte Carlo No. 4	3177	44760	48 North	3 East
Monte Carlo No. 5	3177	18	48 North	3 East
Navy	3096	22	48 North	2 East
New Jersey	2201	10	48 North	2 East
Nick	2611	18	48 North	3 East
North Wellington	2977	23	48 North	2 East
O.K.	1723	2	48 North	2 East
O.K. Western	1723	2	48 North	2 East
Ophir	1345	18	48 North	3 East
Oracle	3097	23	48 North	2 East
Oregon	2072	12	48 North	2 East
Oregon No. 2	2274	15	48 North	3 East
Ox	2611	18	48 North	3 East
Peak	2587	24	48 North	2 East
Pete	3389	10	48 North	2 East
Pheasant	3361	2	47 North	2 East
Prominade	3389	10	48 North	2 East
Reeves	1412	2	48 North	2 East
Robbin	3361	2	47 North	2 East
Rolling Stone	619	18	48 North	3 East
Rolling Stone	3423	10	48 North	3 East
Ruth	2611	18	48 North	3 East
S-9	2081	13	48 North	2 East
Sam	3389	10	48 North	2 East
Schute Fraction	2201	10	48 North	2 East
Sherman	2611	12	48 North	2 East
Silver Chord	2274	15	48 North	3 East
Silver King Millsite	3563	2	48 North	2 East
Simmons	2611	12	48 North	2 East
Snowline	2587	25	48 North	2 East
Sonora	3361	2	47 North	2 East
Spokane Central No. 1	3472	19	48 North	3 East
Spokane Central No. 2	3472	20	48 North	3 East

B - 10

Claim Name	M.S. #	Section	Township	Range
Spokane Central No. 3	3472	20	48 North	3 East
Spokane Central No. 4	3472	20	48 North	3 East
Spokane Central No. 5	3472	20	48 North	3 East
Spring	3298	15	48 North	3 East
Star	2081	13	48 North	2 East
Sullivan Extension	1228	13	48 North	2 East
Sunny	1723	2	48 North	2 East
Switzerland	2966	11	48 North	2 East
V.M. No. 1	3051	7	48 North	3 East
V.M. No. 2	3051	7	48 North	3 East
Van (1/6th interest)	2856	3	47 North	2 East
Venture	3164	2	48 North	2 East
Walla Walla	1345	18	48 North	3 East
Wellington	2977	23	48 North	2 East
Whippoorwill	1723	2	48 North	2 East
Woodrat (1/6th interest)	2856	3	47 North	2 East
Yreka No. 10	2587	19	48 North	3 East
Yreka No. 11	2587	19	48 North	3 East
Yreka No. 12	2587	30	48 North	3 East
Yreka No. 13	2587	30	48 North	3 East
Yreka No. 14	2587	30	48 North	3 East
Yreka No. 15	2587	30	48 North	3 East
Yreka No. 16	2587	30	48 North	3 East
Yreka No. 17	2587	30	48 North	3 East
Yreka No. 18	2587	30	48 North	3 East
Yreka No. 19	2587	30	48 North	3 East
Yreka No. 20	2587	30	48 North	3 East
Yreka No. 21	2587	30	48 North	3 East
Yreka No. 22	2587	24	48 North	2 East
Yreka No. 23	2587	19	48 North	3 East
Yreka No. 24	2587	19	48 North	3 East
Yreka No. 25	2587	24	48 North	2 East
Yreka No. 26	2587	19	48 North	3 East
Zeke	3389	10	48 North	2 East

B - 11

Schedule C
REPRESENTATIONS AND WARRANTIES OF THE SELLER MPA ENTITIES

Each of BHMC and Seller (each an “Obligor” and collectively, the “Obligors”) hereby represents and warrants as follows to Purchaser, and acknowledges and agrees that Purchaser is relying upon such representations and warranties in connection with entering into of this Agreement:

Corporate Organization and Authority

1.	Each Obligor is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all filings required by law to maintain its existence; in particular, BHMC is a corporation incorporated under the laws of Nevada and Seller is a corporation incorporated under the laws of Idaho.

2.	Each Obligor is qualified to do business and is in good standing in all jurisdictions in which the nature of its business as now being or as proposed to be conducted makes such qualification necessary and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

3.	Each Obligor has the requisite corporate power, capacity and authority to: (i) own its property and assets and conduct its business; and (ii) enter into the Agreement and the Transaction Documents and such other documents as may be necessary or appropriate to give effect to the terms thereof to which it is a party, to perform its obligations hereunder and thereunder and complete the transactions contemplated hereby and thereby.

4.	The execution and delivery of this Agreement and the other Transaction Documents by each Obligor thereto and the completion of the transactions contemplated hereby and thereby, including the Guarantees, have been duly authorized by all necessary corporate action on the part of such Obligor. This Agreement and the other Transaction Documents to which each Obligor is a party have been duly and validly executed and delivered by such Obligor, and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms thereof, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies, injunctive relief and/or specific performance may be granted in the discretion of a court of competent jurisdiction.

5.	BHMC owns legally and beneficially all of the issued and outstanding stock of Seller (the “Capital Stock”) as set forth in Section (5) of the Disclosure Letter free and clear of any Encumbrances. The corporate structure and organization chart of the Obligors set forth in Section (5) of the Disclosure Letter accurately reflects, as of the date hereof, the direct and indirect ownership of all of the Capital Stock of Seller. Other than as set forth in Section (5) of the Disclosure Letter, no Person has any agreement, option, right of first refusal or right, title or interest or any right (including a right of conversion of Financial Indebtedness) that is or will become an agreement, option, right of first refusal or right, title or interest, in or to all or any part of the Capital Stock of Seller. There are no shareholders’ agreement or shareholders’ declaration in effect with respect to the Obligors or their respective shares or other equity interests.

6.	Each Obligor is entering into and performing its obligations under this Agreement and each of the other Transaction Documents to which it is a party, on its own account and not as trustee or a nominee of any other Person.

C - 1

7.	The principal place of business and chief executive office of each Obligor as of the date hereof is set out in Section (7) of the Disclosure Letter.

8.	No Obligor has suffered an Insolvency Event and no Seller Event of Default has occurred that is continuing and the Obligor are not aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event or a Seller Event of Default with respect to it.

9.	Each of the Obligors’ corporate records are complete and accurate in all material respects, and true and correct copies of same have been made available to Purchaser.

10.	The financial books, records and accounts of each of the Obligors: (i) are complete and accurate in all material respects; (ii) are stated in reasonable detail; and (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of each of the Obligors.

11.	BHMC’s audited consolidated financial statements for the fiscal year ended December 31, 2022, including the consolidated balance sheets, statements of loss and comprehensive loss, cash flows and changes in shareholders’ deficiency and the notes thereon and the unaudited interim consolidated financial statements for the three months ended March 31, 2023 (collectively, the “Current Financial Statements”), have been prepared in accordance with US GAAP. The Current Financial Statements fairly present in all material respects the financial condition and results of operations of Seller and BHMC, on a consolidated basis, as at the respective dates specified therein and for the periods then ended. The Obligors have not effected any material change in its accounting methods, principles or practices since the date of the Current Financial Statements. The Obligors do not intend to correct or restate, nor, to the knowledge of the Obligors, is there any basis for any correction or restatement of, any aspect of the Current Financial Statements. Other than as set out in Section (11) of the Disclosure Letter, each Obligor is neither a party to, nor had a commitment to become a party to, any material off balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Seller, BHMC or any subsidiary of the Obligors with unconsolidated entities. MNP LLP is the current auditor of BHMC and is “independent” of the Obligors within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario. There has never been a “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) (“NI 51-102”) with the present or any former auditor of the Obligors.

12.	Since the end date of its Current Financial Statements, the Obligors:

(a)	have conducted its business only in the ordinary course of business and no Material Adverse Effect has occurred; and

(b)	have not incurred any Financial Indebtedness which is not shown or reflected in the most recent interim financial statements provided to Purchaser or in Section (12) of the Disclosure Letter.

C - 2

Tax Matters

13.	(a)	Taxes:

(i)	All material Taxes due and payable by each of the Obligors (whether or not shown due on any Tax returns and whether or not assessed (or reassessed) by the appropriate Governmental Authority) have been timely paid.

(ii)	All Tax returns required by Applicable Law to be filed by or with respect to the Obligors have been properly prepared and timely filed and all such Tax returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax returns misleading.

(b)	As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of the Obligors, threatened with respect to any Taxes due from or with respect to the Obligors, and no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against either of the Obligors. As of the date hereof, there are no matters under discussion, audit or appeal or in dispute with any Governmental Authority relating to Taxes.

(c)	Other than as set out in Section (13) of the Disclosure Letter, no Governmental Authority of a jurisdiction in which the Obligors do not file Tax returns has made any written claim that either of the Obligors are or may be subject to taxation by such jurisdiction. To the knowledge of the Obligors, there is no basis for a claim that the Obligors is subject to Tax in a jurisdiction in which the Obligors do not file Tax returns. As of the date hereof, each of the Obligors only file Tax returns in the jurisdictions in which it is incorporated or organized and in any jurisdiction in which it carries on any material business.

(d)	As of the date hereof, there are no reassessments of Taxes for the Obligors that have been issued and are under dispute, and the Obligors have not received any communication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes.

(e)	To the knowledge of the Obligors, each of the Obligors have withheld or collected any material Taxes that are required by Applicable Law to be withheld or collected and have paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected, and are due, to the applicable Governmental Authority.

14.	Section (14) of the Disclosure Letter sets out a full and complete list of all existing Financial Indebtedness of the Obligors.

Non-Contravention

15.	Subject to Section (15) of the Disclosure Letter, none of the execution and delivery of this Agreement or the other Transaction Documents, or the completion of the transactions contemplated hereby or thereby, by each Obligor thereto, will (i) require that a consent be obtained or a notice be provided under or result in or constitute a breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on it or its assets, (ii) violate the terms of its constating documents, (iii) require that a consent be obtained or a notice be provided under or violate any Applicable Law or any Authorization or the material terms and conditions of any Other Rights, or result in any modification, revocation, alteration or transfer of any Authorization or Other Right, (iv) result in the imposition of any Encumbrance on the Project Assets, or (v) contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

C - 3

16.	No Obligor is in breach of or default under, and no event has occurred that, with the passage of time or notice, or both, would constitute or would reasonably be expected to constitute such a breach of or default under, any agreement, mortgage, bond or other instrument to which it is a party or which is binding on it or its assets, other than a breach or default or event that would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Obligors, there is no breach or default by any counterparty thereto or inability of any counterparty thereto to perform its obligations thereunder which has, individually or in the aggregate, a Material Adverse Effect.

Regulatory Compliance

17.	No consents, approvals or permissions are required to be obtained by, nor any filings made with any Governmental Authority by any Obligor in connection with the execution and delivery or the performance by it of this Agreement and the other Transaction Documents to which it is a party, or in respect of its obligations hereunder or thereunder, other than as set forth in Section (17) of the Disclosure Letter.

18.	Each Obligor has conducted and is conducting its respective business in compliance in all material respects with Applicable Laws.

19.	No Obligor nor, to the knowledge of the Obligors, any director, officer, manager, member, employee, consultant, representative or agent thereof, acting on its behalf has violated (i) the Corruption of Foreign Public Officials Act (Canada), the Bribery Act (United Kingdom), the Foreign Corrupt Practices Act (United States), and all other anti-bribery, and anti-corruption Applicable Laws, whether within Canada, the United States or to the extent applicable to any Obligor, elsewhere, including any regulations, guidelines or orders thereunder (collectively, the “Anti-Bribery Laws”); and (ii) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all other anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws, whether within Canada, the United States and, to the extent applicable to any Obligor, elsewhere, including any regulations, guidelines or orders thereunder (collectively, the “Anti-Money Laundering Laws”). No Obligor nor, to the knowledge of Seller and BHMC, any director, officer, employee, consultant, representative or agent thereof acting on its behalf, has made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Bribery Laws or Anti-Money Laundering Laws, with respect to any alleged non-compliance by any Obligor or such other Persons (acting on behalf of an Obligor) with Anti-Bribery Laws or Anti-Money Laundering Laws. No Obligor has received any written notice, request, or citation from any Governmental Authority alleging non-compliance by any Obligor or such other Persons (acting on behalf of an Obligor) with any Anti-Bribery Laws or Anti-Money Laundering Laws.

20.	The Obligors and their agents have complied at all times with Anti-Bribery Laws with respect to the Project and the development, construction or conduct of all operations or activities at the Project. The operations in relation to the Project are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Obligors with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Obligors, threatened.

C - 4

21.	The Obligors have not, and, to the knowledge of the Obligors, no director, officer, employee, consultant, representative or agent of the Obligors have, transacted business on behalf of the Obligors with any Restricted Person.

22.	BHMC is a “reporting issuer” (or the equivalent) in the provinces of British Columbia and Ontario and is not included on a list of defaulting reporting issuers maintained by the securities regulators or other securities regulatory authorities in any such provinces (collectively, the “Securities Regulators”). No order, ruling or determination having the effect of suspending the sale or ceasing or suspending trading in any securities of BHMC has been issued by any Governmental Authority and is continuing in effect and no proceedings for such purpose have been instituted or are, to the knowledge of the Obligors, pending or threatened.

Legal Proceedings

23.	Other than as set forth in Section (23) of the Disclosure Letter, there are no actions, suits, proceedings, hearings, inquiries, investigations or claims commenced or, to the knowledge of the Obligors, threatened against any Obligor or that involve the Project, and which, individually or in the aggregate, (i) would prevent or limit, restrict or impair in any material respect the ability of an Obligor to enter into this Agreement or the other Transaction Documents to which it is a party or would reasonably be expected to materially and adversely impair the performance of its obligations under this Agreement or the other Transaction Documents or the development of the Project, or (ii) that could reasonably be expected to result in a Material Adverse Effect.

24.	No Obligor is a party to or subject to any judgment, order, writ, injunction or decree, involving the Project, which (i) could reasonably be expected to materially and adversely impair the performance of its obligations under this Agreement or the other Transaction Documents, or (ii) could reasonably be expected to result in a Material Adverse Effect. No action or proceeding has been instituted or remains pending or, to the knowledge of the Obligors, has been threatened and not resolved, by or before any Governmental Authority that (i) could reasonably be expected to materially and adversely impair the development of the Project, or (ii) could reasonably be expected to result in a Material Adverse Effect.

Material Information

25.	All material information relating to the Project and Project Assets and prepared by or on behalf of the current management of the Obligors and that has been made available or delivered to Purchaser, including forecasts, projections, mine plans, budgets and environmental audits, assessments, studies and tests, including any environmental and social impact assessment study reports, was prepared in good faith and on the basis of assumptions that the management of the Obligors believe to be reasonable at the time of preparation, subject to any material changes of which the Obligors have informed Purchaser in writing. To the knowledge of the management of the Obligors, all material information relating to the Project and the Project Assets prepared at the request of current management of the Obligors by third parties and that has been made available or delivered to Purchaser including forecasts, projections, mine plans, budgets and environmental audits, assessments, studies and tests, including any material environmental and social impact assessment study reports, was prepared in good faith and does not contain materially incorrect information. The Obligors do not have knowledge of any change to the facts and assumptions underlying the estimates in the technical report and pre-feasibility study for underground milling and concentration of lead, silver and zinc at the Mine amended and restated November 21, 2022 effective August 29, 2022 (“PFS”) that would reasonably be expected to result in a material adverse change in any cost, price, reserves, resources or other relevant information in the PFS. All material information regarding the Project and the Project Assets, including drill results, technical reports and studies, that are required to be disclosed by Applicable Laws,, have been publicly disclosed by BHMC in compliance, in all material respects, with Applicable Laws.

C - 5

26.	As of the date hereof, all material information relating to the Project mineralization prepared by or on behalf of the current management of the Obligors has been made available or delivered to Purchaser and, to the knowledge of the management of the Obligors, such information and the reports and information delivered to Purchaser have been prepared in a manner which is consistent with Good Practice Standards, the statements, assumptions and projections contained therein are fair and reasonable as and when produced and, to the knowledge of the management of the Obligors, have been arrived at after reasonable inquiry having been made in good faith by the Persons responsible therefor. The estimated mineral resources relating to the Real Property as of the date hereof are as stated in the PFS. The Obligors are in compliance in all material respects with NI 43-101 in connection with the disclosure of scientific or technical information made by the Obligors concerning the Project. The Obligors have duly filed with the applicable regulatory authorities in compliance in all material respects with Applicable Laws all reports required by NI 43-101 in connection with the Project, and all such reports were prepared in accordance with the requirements of NI 43-101 in all material respects. As of the date hereof, there are no outstanding unresolved comments of the Canadian Securities Exchange (the “CSE”) or any Securities Regulator in respect of the technical disclosure relating to the Project made in the documents which have been filed by or on behalf of the Obligors with the relevant Securities Regulators pursuant to the requirements of Applicable Laws, including all documents publicly available on BHMC’s SEDAR profile.

27.	The Obligors are in compliance in all material respects with all timely and continuous disclosure obligations under Applicable Laws, including NI 51-102, and the policies, rules and regulations of the CSE and, without limiting the generality of the foregoing, except as disclosed to the Purchaser, there has been no “material change”, as defined in the Securities Act (Ontario) (actual, or, to the knowledge of the Obligors, proposed or prospective, whether financial or otherwise) in the business, results of operations, prospects, assets, liabilities (contingent or otherwise) or capital or financial condition of the Obligors on a consolidated basis which has not been publicly disclosed within the period required by NI 51-102, and except as disclosed to the Purchaser, the Obligors have not filed any confidential material change reports which remain confidential as of the date hereof.

Project

28.	The PFS was prepared in a manner which is consistent with Good Practice Standards and the statements, assumptions and projections contained therein were fair and reasonable as and when produced and, to the Obligors’ knowledge, were arrived at after reasonable inquiry, having been made in good faith by the Persons responsible therefor. The PFS contains a reasonable estimate in all material respects of projected capital expenditures for the Real Property subject to fluctuations in exchange rates, commodity prices and electricity rates and has been prepared in a manner which is consistent with Good Practice Standards.

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29.	Subject to Section (29) of the Disclosure Letter, Seller is the sole recorded and beneficial owner of the Real Property, free and clear of any Encumbrances (other than Permitted Encumbrances). Section (29) of the Disclosure Letter sets out a full and complete list of all Permitted Encumbrances not already described in paragraphs (a) through (n) of the definition thereof. Except for any Permitted Encumbrance or as listed in Section (29) of the Disclosure Letter, no Person other than the Purchaser has any agreement to acquire, option, right of first refusal or right, title or interest or any right that is or will become an agreement to acquire, option, right of first refusal or right, title or interest, in or to all or any material part of the Collateral or any Project Assets nor has either of the Obligors granted, or agreed to grant, any Encumbrances, other than Permitted Encumbrances, on the Collateral or any Project Asset.

30.	The Authorizations and Other Rights required for the development, construction or operation of the Project, including commercial production of the silver, lead and zinc from the Project, whether obtained or issued by the date hereof or not, are listed in Section (30) of the Disclosure Letter. The Obligors have complied in all material respects with all conditions provided for in the Authorizations and Other Rights required to be complied with as of the date this representation is made.

31.	Other than as set forth in Section (31) of the Disclosure Letter, all Authorizations and Other Rights required for the development, construction and operation of the Project, including for greater certainty all environmental and water permits, are in full force and effect and in good standing and none of the Obligors, and to the best of the knowledge and belief of each of the Obligors, no other Person party thereto is, in default in any material respect under any such Authorization or Other Right.

32.	No Authorization or Other Right relating to the Project or the Real Property has been challenged, withdrawn, cancelled, amended or refused or, to the best of the knowledge and belief of each of the Obligors, threatened to be challenged, withdrawn, cancelled, amended or refused by any Governmental Authority or by any other Person.

33.	Subject to Section (33) of the Disclosure Letter, operation of the Project is and has been in compliance in all material respects with all land use restrictions, zoning, regulations, ordinances, environmental laws and other similar Applicable Laws thereto. Subject to Section (33) of the Disclosure Letter, during the past three (3) years, neither of the Obligors nor any of its agents or employees has received any written notice from any Governmental Authority having jurisdiction over the Project alleging any violation of any Applicable Law, including, but not limited to, those relating to environmental laws, zoning, building, use, personal disability and fire or safety, which has not been cured or remedied. To the knowledge of the Obligors, there are not any threatened proceedings for the rezoning of the Real Property or any portion thereof.

34.	Current management of the Obligors has arranged for the following environmental studies relating to the Project and the Real Property: (i) since September 2020, 30 site water sampling and broad spectrum lab testing on a monthly basis and field parameter testing on a bi-weekly basis, and (ii) in May 2021, a multi-year water flow analysis program with the University of Idaho’s hydrogeology department, (iii) water chemistry analysis as part of planning for a proprietary in-mine water treatment system, (iv) evaluation of the capabilities of the Environmental Protection Agency’s Central Treatment Plant, in the event that an Obligor may seek to purchase and/or operate it in the future. No other environmental investigation, study, audit, test or other analysis has been conducted by or at the request of current management of the Obligors with respect to the Project and the Real Property.

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35.	Subject to Section (35) of the Disclosure Letter, there are no material environmental liabilities of the Obligors or to the knowledge of the Obligors, in respect of the development, construction and operation of the Project, in each case, that have been incurred as at the date that this representation is made.

36.	Subject to Section (36) of the Disclosure Letter, no release or threatened release of any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definition of “contaminant”, “pollutant”, “hazardous substance”, “hazardous waste”, “hazardous material”, or “toxic substance” under any applicable environmental law has occurred or is occurring at or from the Project for which environmental laws require notice, further investigation or any form of responsive action.

37.	Section (37) of the Disclosure Letter lists all underground and above ground storage tanks located or previously located on the Real Property.

38.	The Obligors have complied and will comply with all terms and conditions of the EPA Settlement Agreement, including, without limitation, making timely payments and providing financial assurance on schedule.

39.	Except for the deferral arrangements disclosed in Section (39) of the Disclosure Letter, all payments relating to water treatments costs with respect to the Project, including all costs relating to the water treatment facility known as the Central Treatment Plant, have been paid in full, and there are no water treatment costs or other amounts in connection therewith owing to any Person, including, without limitation, the EPA and the Idaho Department of Environmental Quality (“IDEQ”).

40.	As of May 31, 2023, except for a shortfall not to exceed US$5,000,000, the Cost to Complete Test has been satisfied.

41.	Except as disclosed in Section (39) of the Disclosure Letter, each of the Obligors are in compliance with their obligations to the EPA and the IDEQ with respect to the Obligors’ responsibilities for meeting water discharge standards and for all water treatment costs in connection with the Property and there are no further water treatment costs due and payable by the Obligors to the EPA and the IDEQ.

42.	The Real Property comprises all mining claims, concessions and other mining rights forming part of the Project.

43.	Seller has good and marketable title to the Real Property free and clear of any Encumbrances other than Permitted Encumbrances and its rights in and to the Real Property will be valid and in full force and effect in all material respects, and the Obligors will have complied in all material respects with all of their respective obligations in respect thereof, including payment of any annual fees and production penalties, under Applicable Laws. No third party holds any mining or real property rights that conflict in any material respect with Seller’s rights in and to the Real Property.

44.	Except as set out in Section (44) of the Disclosure Letter, all mining concession, patent or maintenance fees and recording fees, and all other material exploration permit, authorization, lease, licensing and mining claim payments, rentals, taxes, assessments, renewal fees and other governmental charges, owing in respect of the Project and the Real Property or any part thereof, have been paid in full.

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45.	Seller owns or has the right to use or the benefit of all of the Other Rights and Project Assets and the Other Rights and Project Assets they own are free and clear of any Encumbrances, other than Permitted Encumbrances.

46.	Subject only to the rights of any Governmental Authority set out in Section (43) of the Disclosure Letter and except for Permitted Encumbrances, no Person is entitled to or holds any material rent, option, back-in right, earn-in right, right of first refusal, royalty, stream, participation, production or similar interests, or other payment in the nature of rent or royalty, on or for the Project, including any Minerals.

47.	To the knowledge of the Obligors, there is no (i) expropriatory act or series of expropriatory acts, including eminent domain, confiscation, nationalization, requisition, deprivation, sequestration and/or similar acts, by law, order, executive or administrative action or otherwise of any Governmental Authority or any corporation or other entity controlled by any Governmental Authority the result of which expropriatory act or series of expropriatory acts is that all or substantially all of the rights, privileges and benefits pertaining to, associated with, threatened against or affecting all or any part of the Mine (collectively, an “Expropriation Event”) and (ii) circumstances, notices, discussions, or negotiations which could reasonably be expected to result in such an Expropriation Event.

Community

48.	Except as set out in Section (47) of the Disclosure Letter, to the best knowledge of the Obligors, no indigenous or community groups (and no Persons on their behalf) have asserted any interest or rights or commenced or threatened any claims or proceedings affecting the Project or the Obligors that could result in a Material Adverse Effect.

49.	Any relocation or resettlement of any persons, communities or settlements, including any indigenous persons, communities or settlements, in connection with the exploration, development or operation of the Project has been conducted in material compliance with all Applicable Laws and Authorizations.

50.	Except as set out in Section (50) of the Disclosure Letter, and to the best of the knowledge and belief of each of the Obligors (i) no indigenous or community groups (and no Governmental Authority on behalf of any such groups) have asserted any interest or rights or commenced or threatened any claims or proceedings affecting the Real Property, the Project or any of the Obligors which have a Material Adverse Effect, and (ii) neither the Real Property nor any part of the Project is located on any land or in territory to which indigenous or local community groups own or are entitled to communal, collective rights or any other rights under Applicable Law.

51.	The Obligors have complied with all previous consultation processes with local communities in accordance with Applicable Law.

Other

52.	The execution, delivery and performance of this Agreement and the other Transaction Documents by each Obligor thereto and the completion of the transactions contemplated hereby and thereby is exempt from the formal valuation requirement and the minority approval requirement of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions.

53.	Except as set out in Section (52) of the Disclosure Letter, no Obligor is party to any contract that would give rise to a valid claim against an Obligor and/or any Sprott Entity for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

54.	Section (54) of the Disclosure Letter, lists all bank accounts of each of BHMC and Seller and the depositary bank at which such accounts are maintained.

55.	The Obligors are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages; there is not currently any labour disruption, strike, or conflict involving or threatened against any Obligor or directly affecting the Mine. None of the Obligors are party to a collective bargaining agreement.

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Schedule D
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the CFI Parties as follows:

(a)	it is a limited partnership duly established and validly existing under the laws of the State of Delaware, is in good standing and is up to date in respect of all filings required by law to maintain its existence;

(b)	all requisite partnership acts and proceedings have been done and taken by it, including obtaining all requisite approvals, with respect to entering into this Agreement, and the other Transaction Documents to which it is a party, performing its obligations and completing the transactions hereunder.

(c)	it has the requisite power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)	the entering into of this Agreement and the exercise of its rights and performance of obligations hereunder by Purchaser do not and will not (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Laws, in each case other than a conflict, default or violation that would not, or would not reasonably be expected to have a material adverse effect on Purchaser or the performance of its obligations under this Agreement;

(e)	no Authorizations are required to be obtained by it in connection with the execution and delivery or the performance by it of this Agreement or the transactions contemplated hereby;

(f)	this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the usual exceptions for bankruptcy and insolvency and general equitable principles; and

(g)	it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it.

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Schedule E
STREAM NPV PRINCIPLES AND ASSUMPTIONS

In determining the Stream NPV, the following principles and assumptions will be taken into account:

(h)	an assumption that the Mine is owned and operated by a person that has no indebtedness for borrowed money, and has the financial, operational and technical capability of a prudent owner and operator, without any consideration of the financial impact of this Agreement;

(i)	forecasted metal prices for silver, lead and zinc and any other applicable metals (as of the date the value of the Stream NPV is required to be determined in accordance with Section 9.5(4) of this Agreement) shall be Consensus Pricing;

(j)	the Payable Metals that would have reasonably been expected to have become due to be delivered by Seller to Purchaser in the form of Refined Silver equivalents under this Agreement and all other amounts that would have reasonably been expected to become payable to Purchaser under this Agreement, but for the event giving rise to the need to determine the Stream NPV;

(k)	a payability rate for each Refined Metal equal to the payability rate for such Refined Metal set forth in the most recent Offtake Agreement with an accredited and independent Processor and before any deduction in respect of Offtaker Charges;

(l)	the reasonably expected Recovered Metals (in respect of which such Payable Metals would be sold and delivered in the form of Refined Silver equivalents under the Agreement) will be determined based on:

(i)	the Reserves and Resources and potential exploration success of the Mining Properties as reflected in the then current mine plan for the Mine;

(ii)	the reasonably expected mining rate of the Mine as reflected in the then current mine plan for the Mine;

(iii)	the reasonably expected throughput through the Mineral Processing Facilities or other processing facilities then used by Seller, as reflected in the then current mine plan for the Mine;

(iv)	an assumption that all cut-off grade, short term mine planning, long term mine planning and production decisions concerning the Mining Properties, determinations of Reserves and Resources, all Mineral marketing and sales (including the terms and conditions of Offtake Agreements), all decisions with respect to exploration and all other decisions are based on metal prices typical of normal industry practice and that Seller is receiving payment for all metals produced at the Mining Properties at market prices (rather than the purchase price for such Refined Silver), without any consideration of the financial impact of this Agreement;

(v)	to the extent available, the mine plan and assumptions of any new owner of the Mining Properties and/or Seller;

(vi)	such other information and data as may be available at the time of the determination of the Stream NPV that is helpful towards establishing the reasonably expected Payable Metals;

(m)	the payments that are reasonably expected to have become payable to Seller by Purchaser with respect to any such Payable Metal based on the applicable metal prices; and

(n)	a discount rate of 5% shall be applied.

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Schedule F
PERMITTED ENCUMBRANCES

1.	Encumbrances disclosed in Section (29) of the Disclosure Letter

2.	The Encumbrance disclosed in Section (13) of the Disclosure Letter

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